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FILED PURSUANT TO RULE 424(B)(5)
REG. STATEMENT NO. 333-123335

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT	Subject to Completion	December 7, 2005
(To Prospectus dated March 31, 2005)

6,000,000 Shares

Common stock

We are offering all of the 6,000,000 shares of common stock offered by this prospectus supplement.

Our common stock is quoted on The Nasdaq National Market under the symbol "SUNH". On December 6, 2005, the last reported sale price of our common stock on The Nasdaq National Market was $7.90 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussions of material risks of investing in our common stock in "Risk factors" beginning on page S-12 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 900,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $                    , and the total proceeds, before expenses, to us will be $                    .

The underwriters are offering our common shares as described in "Underwriting". Delivery of the shares of common stock will be made on or about December     , 2005.

Sole Book Running Manager

UBS Investment Bank

CIBC World Markets	Jefferies & Company

The date of this prospectus supplement is                           , 2005.

164 Long-term Care Facilities: 134 Skilled Nursing Facilities, 20 Assisted/Independent Living Facilities, 7 Mental Health Facilities and 3 Specialty Acute Care Hospitals (pro forma as of September 30, 2005)

Ancillary Businesses Provide Diversified Revenue Sources, Favorable Payor Mix and Growth Opportunities

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein is accurate only as of their respective dates. Changes may occur after those dates and we may not update this information except as required by applicable law.

TABLE OF CONTENTS

Prospectus supplement
Prospectus supplement summary	S-1
Risk factors	S-12
Cautionary note regarding forward looking statements	S-19
Use of proceeds	S-20
Capitalization	S-21
Price range of common stock	S-22
Dividend policy	S-22
Selected consolidated financial data	S-23
Management's discussion and analysis of financial condition and results of operations	S-27
Business	S-56
Management	S-68
Principal stockholders	S-72
Shares eligible for future sale	S-75
Certain material U.S. federal tax considerations for non-U.S. holders	S-76
Underwriting	S-80
Notice to investors	S-83
Where you can find more information	S-84
Incorporation of certain information by reference	S-84
Legal matters	S-85
Experts	S-85
Index to consolidated financial statements	F-1
Base prospectus
Cautionary note regarding forward-looking statements	1
About this prospectus	2
Our company	2
Risk factors	4
Use of proceeds	4
Ratio of earnings to fixed charges	4
Description of capital stock	5
Description of debt securities	7
Description of warrants	14
Plan of distribution	17
Legal matters	19
Experts	19
Where you can find more information	19
Incorporation of certain documents by reference	20

i

Prospectus supplement summary

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus supplement and the accompanying prospectus, including "Risk factors," as well as the financial statements and other information included or incorporated by reference herein, before making an investment decision. Unless the context requires otherwise, the words "Sun," the "Company," "we," "us" and "our" refer to Sun Healthcare Group, Inc. and its consolidated subsidiaries.

BUSINESS OVERVIEW

Sun is a nationwide provider of long-term, subacute and related specialty healthcare services to the senior population in the United States. Our core business is providing inpatient services, primarily through 85 skilled nursing facilities, eight assisted living facilities, six mental health facilities and three specialty acute care hospitals with 10,551 licensed beds located in 13 states at September 30, 2005. We also provide rehabilitation therapy services to 411 facilities in 39 states, temporary medical staffing services and home health services to adult and pediatric patients. For the year ended December 31, 2004 and the nine months ended September 30, 2005, our total revenues were $813.3 million and $636.2 million, respectively. The percentage of our revenues derived from Medicare has increased from 25.1% for the year ended December 31, 2003 to 27.8% for the nine months ended September 30, 2005, while our occupancy rate has remained relatively stable, averaging 90% over the same period.

In February 2002, we emerged from Chapter 11 bankruptcy proceedings pursuant to the terms of our Plan of Reorganization. During the bankruptcy proceedings, we divested our international operations and over 100 inpatient facilities. After the bankruptcy proceedings were concluded, our new management team determined that further significant restructuring of our business was necessary in order to preserve and enhance shareholder value. Our restructuring plan involved:

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renegotiation of the terms of our leases for skilled nursing facilities to reduce lease expenses;

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divestiture of poor performing inpatient facilities; and

–>
sale of non-core assets to generate liquidity.

The restructuring plan was substantially completed in December 2004, resulting in an approximate 300 basis point reduction in lease expense as a percentage of net revenues, the divestiture of 135 inpatient facilities and the sale of our pharmacy business.

INDUSTRY

The demand for long-term healthcare services is being driven by the aging population, increased life expectancies and a decrease in the number of senior care facilities. As of 2004, there were approximately 3.6 million Americans aged 85 or older, or 1.3% of the population, according to the United States Census Bureau. This age group is projected to grow to over 5.7 million by 2010 and to approximately 6.8 million by 2020, or 2.1% of the projected population. Furthermore, the Centers for Medicare and Medicaid Services predict that government spending on nursing homes will grow from $106.6 billion in 2002 to approximately $194.6 billion in 2014, representing an annual growth rate of 5.1%. Despite this potential rise in demand for senior care, there has been a noticeable, decreasing trend in the number of certified nursing homes. According to the American Health Care Association, the number of nursing facilities has declined from 17,014 (1,708,500 beds) in 1999 to 16,032 (1,676,770 beds) in June 2005. With no net increase in the number of available beds, we believe these demographic trends will create growth opportunities for the most efficient facility operators.

COMPETITIVE STRENGTHS

We believe that the following competitive strengths will allow us to continue to improve our operations and profitability:

–>
National footprint.    Our core business, providing inpatient services, operates through 102 facilities in 13 states. We also provide rehabilitation therapy services to 411 facilities in 39 states and medical staffing services in major metropolitan areas across 21 states. This enables us to realize the benefits of economies of scale, purchasing power and increased operating efficiencies relevant to corporate functions. Furthermore, our geographic diversity mitigates our risk associated with fluctuating state regulatory changes related to reimbursement and the handling of patient care liability.

–>
Core inpatient business.    Our inpatient business has demonstrated consistent revenue and earnings growth through expansion of its service offerings and an increase in the percentage of Medicare revenues. In each of the last seven consecutive quarters, we have increased the percentage of our revenues derived from Medicare, in both patient count and revenue dollars, when compared with the same quarter in the prior year, while maintaining inpatient occupancy rates above industry averages. We expect future growth will come from both continued expansion of clinical competencies and services along with continued improvement in referral development within our local medical communities.

–>
Quality of care and strong brand image.    We have implemented industry leading initiatives to provide a high quality of care to our patients. These steps have resulted in a reduction in the size and number of liability claims along with improved regulatory outcomes from our state licensing bodies. Our standard of care has further strengthened our brand image, allowing us to develop an extensive referral network of patients.

–>
Ancillary businesses that provide a platform for future growth and diversification.    Our rehabilitation therapy, medical staffing and home health businesses have a proven operating model that complements our core inpatient business. These ancillary businesses diversify our revenue base and improve our payor mix. Our rehabilitation business has demonstrated its ability to grow organically and partner with both skilled and assisted living facilities in delivering efficient and effective rehabilitation services to its customers in 39 states. Our medical staffing business has diversified its offerings as evidenced by its staffing of physicians, therapists, nurses, pharmacists and traveling therapists and nurses in 21 states. In addition, our home health business has a stable operating history and is well positioned to expand through acquisition to maximize the leverage of its operating model.

–>
Experienced management team with a proven track record.    Our management team, at both the executive and operating levels, has significant industry knowledge and operating experience in the senior living industry. Our chief executive officer and chief financial officer and the president of SunBridge Healthcare Corporation, our inpatient services subsidiary, have over 75 years of cumulative experience. Since 2002, we have disposed of 135 facilities, reduced our cost structure, improved our capital structure, and hired experienced executives for key management positions.

BUSINESS STRATEGY

We intend to build on our competitive strengths to grow our business and maintain our position as a nationwide provider of senior services by achieving the following objectives:

–>
Continue our inpatient growth.    We intend to grow our inpatient operations by maintaining a high occupancy rate and enhancing our payor mix. We are currently implementing this strategy by focusing on our clinical and case management skills to increase our percentage of revenues derived from Medicare and creating specialty units within our facilities to meet the unique clinical needs within a community. We plan to take advantage of our marketing infrastructure and brand image to attract new patients and to expand our customer base. Additionally, we will continue to explore opportunities to increase our portfolio through acquisition in both existing states and new states that provide appropriate business opportunities.

–>
Seek growth in our ancillary businesses.    We will continue to develop and grow our ancillary businesses, which provide us with diversified revenue sources, favorable payor mix and growth opportunities. We believe strong industry fundamentals in the rehabilitation, medical staffing and home health sectors will provide consistent demand for our services and allow us to be a leading player in these businesses. Our growth strategy will be balanced between organic and acquisition based growth that leverages our existing footprint and infrastructure.

–>
Increase operational efficiency and leverage our existing platform.    We will continue to focus on improving operating efficiency without compromising our high quality of care. We plan to reduce costs and enhance efficiency through various methods, including:

–>
reducing overhead through process improvement and frequent re-examination of costs;

–>
controlling risks through a highly structured management process;

–>
reducing our general and professional liability expenses year-over-year; and

–>
continued analysis of the profitability of individual business units.

As part of the implementation of our business strategy, in May 2005 we entered into agreements to acquire Peak Medical Corporation, and in August 2005 we acquired ProCare One Nurses, LLC, as described below under "—Recent Developments." We believe these acquisitions will provide us with critical mass in new geographic markets, potential synergies from reduction in overhead, improved purchasing discounts and revenue and margin growth opportunities.

RECENT DEVELOPMENTS

Acquisitions and divestitures

On May 16, 2005, we entered into agreements to acquire Peak Medical Corporation ("Peak"), an Albuquerque, New Mexico-based healthcare company, in exchange for approximately nine million shares of our common stock. The acquisition of Peak offers us potential incremental revenue from increases in occupancy, improvements in patient mix and the provision of new services to Peak's facilities, as well as the opportunity to realize certain synergies and to expand into the states in which Peak operates. Peak operates or manages an aggregate of 62 inpatient facilities that include skilled nursing facilities, independent and assisted living residences and a small hospice operation. Peak's facilities are located in New Mexico, Oklahoma, Colorado, Montana, Idaho, Utah and Wyoming, and include 5,264 licensed beds, 242 unlicensed units and 902 managed beds. At September 30, 2005, Peak had approximately 5,200 employees serving more than 4,800 residents and patients on a daily basis. Peak's occupancy rate, based upon available beds, was 80.5% at September 30, 2005 and the percentages of its net revenues for the nine months ended September 30, 2005 from Medicaid and Medicare were 46% and 29%, respectively. The acquisition of Peak has been approved by our stockholders and we have received or expect to receive all governmental approvals and consents required for the acquisition. We anticipate completing the acquisition in mid-December. However, the closing of the acquisition is also subject to customary conditions and no assurances can be given that the acquisition of Peak will occur. See "Business—Proposed Acquisition of Peak Medical Corporation".

On August 29, 2005, CareerStaff Unlimited, Inc., our medical staffing subsidiary, acquired ProCare One Nurses, LLC ("Pro-Care"), a provider of temporary, travel and permanent employment opportunities for nursing professionals, with operating locations in Santa Ana, California and West Bloomfield, Michigan. The purchase price was $8.3 million, of which $4.2 million was paid at closing and $4.1 million is payable over three years.

On November 4, 2005, SunAlliance Healthcare Services, Inc., our laboratory and radiology services subsidiary, sold its mobile radiology operations in Arizona and Colorado.

Restated loan and security agreement

On December 2, 2005, we entered into an Amended and Restated Loan and Security Agreement with CapitalSource Finance LLC, as collateral agent, and certain lenders (the "Restated Revolving Loan Agreement"), which amends and restates our Loan and Security Agreement dated as of September 5, 2003, as amended (the "Revolving Loan Agreement"). The Restated Revolving Loan Agreement, among other things, extends the termination date to January 31, 2009, increases the amount available under the Restated Revolving Loan Agreement to $100.0 million, increases our borrowing availability by decreasing the reserves required by the lenders, and reduces the interest cost on borrowings. The interest rate on borrowings initially equals 2.75% (which percentage is subject to adjustment based on our fixed charge coverage ratio) plus the greater of (i) 4.31% or (ii) (a) a floating rate equal to the London Interbank Offered Rate for one month adjusted daily or (b), at our option, a rate that is fixed for a period of 30, 60, or 90 days equal to the London Interbank Offered Rate two days prior to the commencement of such period. The Restated Revolving Loan Agreement continues to be secured by almost all of our assets, including accounts receivable, inventory, stock of our subsidiaries and equipment, but excluding real estate. Upon closing of the acquisition of Peak, we intend to refinance Peak's revolving indebtedness through our Restated Revolving Loan Agreement.

CORPORATE INFORMATION

Sun Healthcare Group, Inc. was incorporated in Delaware in 1993. Our executive offices are located at 18831 Von Karman, Suite 400, Irvine, California 92612 and our principal business address is 101 Sun Avenue NE, Albuquerque, New Mexico 87109. Our main telephone number is (949) 255-7100. Our website is located at www.sunh.com. None of the information contained on our website and on websites linked is part of this prospectus supplement.

The offering

Common stock we are offering	6,000,000 shares
Common stock to be outstanding after this offering	21,357,076 shares
Use of proceeds
The net proceeds to us from this offering will be approximately $44.0 million. We intend to use the net proceeds to repay the amounts outstanding under our Restated Revolving Loan Agreement and for general corporate purposes. See "Use of proceeds".
Nasdaq National Market symbol	SUNH
Risk factors	An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully review the information under the caption "Risk factors".

The number of shares of common stock to be outstanding after the offering is based on 15,357,076 shares outstanding as of November 11, 2005 (including 10,182 treasury shares).

The number of shares of our common stock outstanding immediately after this offering excludes:

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8,871,890 shares of common stock reserved for issuance in connection with the acquisition of Peak;

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1,394,382 shares of common stock issuable upon exercise of options outstanding under our 2004 Equity Incentive Plan and 2002 Non-employee Director Equity Incentive Plan and Peak's 1998 Stock Incentive Plan, with a weighted average exercise price of $7.56 per share;

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301,307 shares of common stock issuable upon vesting of restricted stock units outstanding under our 2004 Equity Incentive Plan;

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320,811 additional shares of common stock reserved for issuance under our 2004 Equity Incentive Plan;

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2,017,897 shares of common stock reserved for issuance upon exercise of outstanding warrants with a weighted average exercise price of $13.05 per share; and

–>
80,112 shares of common stock reserved for issuance pursuant to our Plan of Reorganization.

If the underwriters exercise their over-allotment option in full, we will issue an additional 900,000 shares. Unless otherwise stated, all information contained in this prospectus supplement assumes (i) no exercise of the over-allotment option we granted to the underwriters and (ii) that our acquisition of Peak has not been consummated.

Summary historical and pro forma financial data

HISTORICAL

The following summary financial data has been derived from our historical consolidated financial statements. The consolidated statement of operations data for the ten months ended December 31, 2002 and the years ended December 31, 2003 and 2004 are derived from the audited consolidated financial statements included elsewhere in this prospectus supplement. The summary historical consolidated financial data at and for the nine months ended September 30, 2004 and 2005 are derived from the unaudited consolidated financial statements included elsewhere in this prospectus supplement. This summary should be read in conjunction with, and is qualified in its entirety by reference to, such historical consolidated financial statements, including the related notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and "Management's discussion and analysis of financial condition and results of operations" contained herein. Our historical financial information as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 contains normal recurring adjustments and is not necessarily indicative of results to be expected in a full year.

		Reorganized company(1)(2)
	Predecessor company(1)(2)
					Nine months ended September 30,
	Two months ended February 28, 2002(3)		Year ended December 31, 2003(5)	Year ended December 31, 2004(6)
		Ten months ended December 31, 2002(4)
					2004(7)	2005(8)

	(in thousands, except per share data)
Consolidated statement of operations data
Total net revenues	$301,846	$636,061	$778,438	$813,290	$608,657	$636,165

Costs and expenses:
Operating salaries and benefits	$176,877	$384,310	$477,180	$481,264	$359,842	$383,220
Self-insurance for workers' compensation and general and professional liability insurance	11,380	24,040	32,158	25,360	30,691	26,991
Other operating costs	72,156	111,213	149,697	167,431	123,909	127,295
Facility rent expense	25,789	35,047	38,769	39,107	29,620	29,468
General and administrative expenses	14,776	78,229	63,550	66,746	44,748	51,668
Depreciation and amortization	4,465	16,974	7,123	9,206	6,283	6,863
Provision for losses on accounts receivable	417	4,393	9,278	5,323	4,860	1,780
Interest, net (contractual interest expense of $23,730 for the two months ended February 28, 2002)	2,672	12,599	16,892	8,853	6,354	8,638
Loss on asset impairment	—	275,387	2,774	1,028	—	361
Restructuring costs, net	—	—	14,676	1,972	1,616	111
Loss on lease termination	—	—	—	150	—	—
(Gain) loss on sale of assets, net	—	(8,714)	(4,178)	1,494	1,162	877
(Gain) loss on extinguishment of debt, net	(1,498,360)	—	—	(3,394)	(3,734)	408

Total costs and expenses	(1,189,828)	933,478	807,919	804,540	605,351	637,680

Income (loss) before reorganization gain, net, income taxes and discontinued operations	1,491,674	(297,417)	(29,481)	8,750	3,306	(1,515)

Reorganization gain, net	(1,483)	—	—	—	—	—
Income (loss) before income taxes and discontinued operations	1,493,157	(297,417)	(29,481)	8,750	3,306	(1,515)
Income tax expense (benefit)	147	(7)	665	(1,158)	(1,122)	(774)

Income (loss) from continuing operations	1,493,010	(297,410)	(30,146)	9,908	4,428	(741)

			Reorganized company(1)(2)
	Predecessor company(1)(2)
						Nine months ended September 30,
	Two months ended February 28, 2002(3)			Year ended December 31, 2003(5)	Year ended December 31, 2004(6)
			Ten months ended December 31, 2002(4)
						2004(7)	2005(8)

	(in thousands, except per share data)
Discontinued operations:
(Loss) income from discontinued operations, net of related tax expense of $417 for the ten months ended December 31, 2002	(1,569)		(140,576)	(25,149)	(23,214)	(16,226)	4,242
(Loss) gain on disposal of discontinued operations, net of related tax expense of $650 for the year ended December 31, 2003	(6,070)		—	55,649	(5,321)	(2,418)	9,594

(Loss) income on discontinued operations	(7,639)		(140,576)	30,500	(28,535)	(18,644)	13,836

Net income (loss)	$1,485,371		$(437,986)	$354	$(18,627)	$(14,216)	$13,095

Basic earnings per common and common equivalent share:
Income (loss) from continuing operations	$24.44		$(29.74)	$(3.00)	$0.69	$0.31	$(0.05)
(Loss) income from discontinued operations, net of tax	(0.12)		(14.06)	3.04	(1.98)	(1.31)	0.90

Net income (loss)	$24.32		$(43.80)	$0.04	$(1.29)	$(1.00)	$0.85

Diluted earnings per common and common equivalent share:
Income (loss) from continuing operations	$24.44		$(29.74)	$(3.00)	$0.68	0.31	(0.05)
(Loss) income from discontinued operations, net of tax	(0.12)		(14.06)	3.04	(1.96)	(1.31)	0.90

Net income (loss)	$24.32		$(43.80)	$0.04	$(1.28)	(1.00)	0.85

Weighted average number of common and common equivalent shares outstanding:
Basic	61,080		10,000	10,050	14,456	14,181	15,343
Diluted	61,080		10,000	10,050	14,548	14,261	15,343
Other consolidated data
EBITDA(9)	—	(10)	$(267,844)	$(5,466)	$26,809	$15,943	$13,986
Number of facilities (at period end)	247		237	110	104	106	102
Number of licensed beds (at period end)(11)	27,954		26,845	11,210	10,659	10,826	10,551
Number of available beds (at period end)(11)	27,356		26,155	10,822	10,264	10,414	10,152
	September 30, 2005
	Actual	As adjusted for this offering(12)

	(in thousands)
Consolidated balance sheet data
Cash and cash equivalents	$13,613	$29,670
Total current assets	148,954	165,011
Total assets	320,260	336,317
Total current liabilities	176,371	336,317
Long-term debt, net of current portion	105,001	84,186
Stockholders' deficit	(109,509)	(65,506)

(1)
On February 28, 2002, we emerged from proceedings under the Bankruptcy Code pursuant to the terms of our Plan of Reorganization.

(2)
We have updated our historical financial information to reflect the reclassification to discontinued operations of our divestment of one skilled nursing facility and the reclassification of our Colorado and Arizona mobile radiology services operations as assets held for sale during the nine months ended September 30, 2005. U.S. generally accepted accounting principles require that these operations be reclassified as discontinued operations on a retroactive basis.

(3)
Results for the two month period ended February 28, 2002 include a $1.5 billion non-cash gain on extinguishment of debt and a $1.5 million gain for reorganization items due to our Chapter 11 filings, a net non-cash loss on discontinued operations of $7.6 million due to the anticipated termination of ten facility lease agreements and the reduction of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations.

(4)
Results for the ten month period ended December 31, 2002 include a non-cash charge of $275.4 million representing an impairment to our carrying values of goodwill and other long-lived assets for continuing operations, a net gain on sale of assets of $8.7 million due to the termination of ten facility lease agreements and the reduction of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations, and a net loss of $140.6 million from discontinued operations, of which $132.4 million relates to the impairment to our carrying values of goodwill and other long-lived assets for discontinued operations.

(5)
Results for the year ended December 31, 2003 include a non-cash charge of $2.8 million representing an impairment to our carrying values of lease intangibles and other long-lived assets, a $14.7 million charge related to current year restructuring, a net gain on sale of assets of $4.2 million mainly due to the sale of land and buildings, a net loss of $25.1 million from discontinued operations and a net gain of $55.6 million from disposal of discontinued operations due primarily to the sale of our pharmaceutical and software development operations, termination of 126 facility lease agreements, sale of one other facility and the reductions of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations.

(6)
Results for the year ended December 31, 2004 include a non-cash charge of $1.0 million representing an impairment to our carrying values of other long-lived assets, a $2.0 million charge related to current year restructuring, a net loss on sale of assets of $1.5 million mainly due to the write-down of a property held for sale, a net gain on extinguishment of debt of $3.4 million related to mortgage restructurings, a net loss of $23.2 million from discontinued operations and a net loss of $5.3 million from disposal of discontinued operations due primarily to the sale of our clinical laboratory and radiology operations located in California, a reserve recorded in connection with the sale of a previously divested segment and the reclassification of our mobile radiology operations in Arizona and Colorado to assets held for sale.

(7)
Results for the nine months ended September 30, 2004 include a $1.6 million charge related to current year restructuring, a net loss on sale of assets of $1.2 million mainly due to the write-down of a property held for sale, a net gain on extinguishment of debt of $3.7 million related to mortgage restructurings, a $1.1 million benefit for income taxes of which $1.4 million of federal tax refunds were offset by $0.3 million of estimated state tax liabilities for the period, a net loss of $16.2 million from discontinued operations and a net loss of $2.4 million from disposal of discontinued operations due primarily to the sale of our clinical laboratory and radiology operations located in California and a reserve recorded in connection with the sale of a previously divested segment.

(8)
Results for the nine months ended September 30, 2005 include a non-cash charge of $0.4 million representing an impairment to our carrying values of other long-lived assets, a $0.1 million charge related to restructuring, a net loss on sale of assets of $0.9 million associated with write-downs of land and buildings held for sale, a $0.4 million charge for loss on extinguishment of debt related to the refinancing of a mortgage, a $0.8 million benefit for income taxes of which $1.0 million of federal tax refunds were offset by $0.2 million of estimated state tax liabilities for the period, net income of $4.2 million from discontinued operations and a net gain on disposal of discontinued operations of $9.6 million due to a $7.7 million receipt of the purchase price hold back related to the sale of our pharmaceutical operations in 2003 and the sale of one skilled nursing facility in the period.

(9)
EBITDA is defined as earnings before depreciation and amortization, interest, net, income tax (benefit) expense, and income (loss) on discontinued operations. EBITDA is used by us to evaluate financial performance and resource allocation for each entity within the operating units and for our company as a whole. EBITDA is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under U.S. generally accepted accounting principles. As the items excluded from EBITDA are significant components in understanding and assessing financial performance, EBITDA should not be considered in isolation or as an alternative to net (loss) income or other financial statement data presented in our consolidated financial statements as indicators of financial performance. Because EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

  The following table reconciles net income (loss), calculated and presented in accordance with U.S. generally accepted accounting principles, to EBITDA:

		Reorganized company
	Predecessor company
					Nine months ended September 30,
	Two months ended February 28, 2002	Ten months ended December 31, 2002	Year ended December 31, 2003	Year ended December 31, 2004
					2004	2005

	(in thousands)
Net income (loss)	$1,485,371	$(437,986)	$354	$(18,627)	$(14,216)	$13,095
Add:
Depreciation and amortization	4,465	16,974	7,123	9,206	6,283	6,863
Interest, net	2,672	12,599	16,892	8,853	6,354	8,638
Income tax expense (benefit)	147	(7)	665	(1,158)	(1,122)	(774)
Loss (income) on discontinued operations	7,639	140,576	(30,500)	28,535	18,644	(13,836)

EBITDA	$1,500,294	$(267,844)	$(5,466)	$26,809	$15,943	$13,986

(10)
EBITDA for the two months ended February 28, 2002 is not comparable to other periods because it includes a non-recurring $1.5 billion gain related to extinguishment of debt in connection with our Chapter 11 bankruptcy proceedings.

(11)
"Licensed beds" refers to the number of beds for which a license has been issued, which may vary in some instances from licensed beds available for use, which is used in the computation of occupancy.

(12)
Gives effect to the issuance and sale of the 6,000,000 shares of our common stock offered by this prospectus supplement and the anticipated use of the estimated net proceeds therefrom. See "Use of proceeds."

PRO FORMA

The following summary unaudited pro forma consolidated financial data shows financial results as if we and Peak had been combined for the periods shown. The acquisition of Peak will be accounted for using the purchase method of accounting and will create goodwill in the pro forma consolidated results. The amount of goodwill will be based on the difference between the fair value of the consideration transferred to Peak's stockholders in the acquisition and the fair value of Peak's identifiable net assets. You should not assume that the two companies would have achieved the depicted results if they actually had been combined at the dates and for the periods shown or that they will achieve these results in the future. This summary unaudited pro forma consolidated financial data should be read along with the unaudited pro forma consolidated financial statements included elsewhere in this prospectus supplement.

	Year ended December 31, 2004	Nine months ended September 30, 2005
	(in thousands, except per share data)
Consolidated statement of operations data
Total net revenues	$1,041,727	$819,784

Income before income taxes	$8,896	$1,890

Income from continuing operations	$10,054	$2,664

Basic earnings per common and common equivalent share:
Income from continuing operations	$0.43	$0.11

Diluted earnings per common and common equivalent share:
Income from continuing operations	$0.43	$0.11

Weighted average number of common and common equivalent shares:
Basic	23,328	24,215
Diluted	23,488	24,271
Other consolidated data
EBITDA(1)	$42,858	$30,042
Number of facilities (at period end)	166	164
Number of licensed beds (at period end)(2)	17,067	16,959
Number of available beds (at period end) (2)	16,338	16,226
	September 30, 2005
	Pro forma for the acquisition of Peak	As adjusted for this offering and pro forma for the acquisition of Peak(3)
Consolidated balance sheet data
Cash and cash equivalents	$9,139	$25,196
Total current assets	178,271	194,328
Total assets	502,126	518,183
Total current liabilities	224,507	224,507
Long-term debt, net of current portion	183,192	162,377
Capital lease obligations	12,204	12,204
Stockholders' deficit	(53,970)	(9,967)

(1)
Pro forma EBITDA is defined as earnings before depreciation and amortization, interest, net, income tax (benefit) expense, and income (loss) on discontinued operations. EBITDA is used by us to evaluate financial performance and resource allocation for each entity within the operating units and for our company as a whole. EBITDA is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability.

  EBITDA should not be considered as a measure of financial performance under U.S. generally accepted accounting principles. As the items excluded from EBITDA are significant components in understanding and assessing financial performance, EBITDA should not be considered in isolation or as an alternative to net (loss) income or other financial statement data presented in our consolidated financial statements as indicators of financial performance. Because EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

  The following table reconciles income from continuing operations, calculated and presented in accordance with U.S. generally accepted accounting principles, to pro forma EBITDA:

	Year ended December 31, 2004	Nine months ended September 30, 2005
	(in thousands)
Income from continuing operations	$10,054	$2,664
Add:
Depreciation and amortization	16,233	13,062
Interest, net	17,729	15,090
Income tax benefit	(1,158)	(774)

EBITDA	$42,858	$30,042

(2)
"Licensed beds" refers to the number of beds for which a license has been issued, which may vary in some instances from licensed beds available for use, which is used in the computation of occupancy.

(3)
Gives effect to the issuance and sale of the 6,000,000 shares of our common stock offered by this prospectus supplement and the anticipated use of the estimated net proceeds therefrom. See "Use of proceeds."

We believe that certain synergies from cost savings and enhanced revenue opportunities could be achieved as a result of the acquisition of Peak that are not reflected in the pro forma information set forth above. Estimated cost savings opportunities include reduction of certain duplicative senior management and support personnel and other costs related to Peak's corporate office and field overhead, reduced workers compensation costs and enhanced purchasing discounts. Estimated revenue enhancement opportunities include revenues from provision of services not provided by Peak that are currently provided by us, such as Medicare Part B billing by our own subsidiary. Also, if the acquisition of Peak is completed, we may incur higher general and professional liability insurance cost accruals related to conforming Peak to our accounting policies. We currently estimate that the aggregate net pretax benefit of all these synergies and additional expenses would be between $7 million and $10 million per year, and that any realization of such synergies would occur over a period of up to approximately two years. Assuming the acquisition of Peak is completed in 2005, we currently estimate that the aggregate net pretax benefit of all these synergies and additional expenses would be between $3.0 million and $4.0 million in 2006. The actual synergies, if any, achieved by us after the acquisition of Peak may materially vary from our current estimates.

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information that is included in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference and our financial statements and the related notes incorporated by reference or contained elsewhere in this prospectus supplement. If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations. In this event, the market price of our common stock could decline and you could lose part or all of your investment.

RISKS RELATING TO OUR BUSINESS

Reductions in the reimbursement rates paid by Medicare and Medicaid agencies would directly impact our net earnings because we are not able to reduce operating expenses to compensate for reductions in those revenues.

For the year ended December 31, 2004 and the nine months ended September 30, 2005, we derived approximately 77.3% and 77.4%, respectively, of our inpatient revenues for continuing operations (including Peak on a pro forma basis) from Medicare and Medicaid. Federal and state governments continue to focus on methods to curb spending on health care programs such as Medicare and Medicaid. For example, on July 28, 2005, the Centers for Medicare and Medicaid Services ("CMS") issued a final regulation implementing new payment rates for nursing homes that become effective for the 2006 Federal fiscal year (October 1, 2005—September 30, 2006) that we estimate will decrease our revenues (including Peak) by approximately $4.0 million for the nine months ending September 30, 2006. In addition, President Bush's proposed budget for 2006 includes the following provisions that could materially and adversely affect our results of operations and financial condition if the budget is adopted as proposed: (i) a 30% reduction in Medicare Part A bad debt reimbursement, whereby Medicare reimburses skilled nursing facilities for unpaid Medicare Part A patient co-payments and deductibles, that we estimate could reduce our Medicare reimbursement (including Peak) by approximately $1.0 million in 2006, $2.1 million in 2007, and $3.1 million in 2008, and (ii) a phase down in the allowable rates of State provider taxes (taxes which lead to federal matching funds which can be used to fund Medicaid reimbursement rates) that would reduce the available federal matching funds to those states. We are unable to estimate the impact of the provider tax phase down on our Medicaid reimbursement at this time. However, it is too early to determine whether those proposals will be implemented.

The Balanced Budget Act of 1997 (the "1997 Act") implemented "therapy caps," which were subsequently suspended, applicable to Medicare Part B payments that would limit the amount of reimbursement we receive for providing rehabilitation therapy. The therapy caps are scheduled to be reinstituted beginning January 1, 2006. If the therapy caps are implemented, we estimate that in 2006 our rehabilitation therapy services revenues and inpatient services revenues (including Peak) would decrease by approximately $15.2 million and $1.6 million, respectively, before any potential reduction in costs.

We are subject to a number of lawsuits and rely primarily on self-funded insurance programs for general and professional liability claims against us.

Skilled nursing facility operators, including our inpatient services subsidiary, SunBridge Healthcare Corporation ("SunBridge"), and Peak, are subject to lawsuits alleging negligence resulting in injury or death to residents of the facilities. We currently have numerous patient care lawsuits pending against us, as well as other types of lawsuits, many of which relate to facilities that we no longer operate.

Adverse determinations in legal proceedings, whether currently asserted or arising in the future, could have a material adverse effect on our financial position, results of operations or cash flows.

We self-insure for the majority of our insurable risks, primarily for general and professional liability, but also for workers' compensation liability and employee health insurance liability through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate. Since January 2000, we have relied upon self-funded insurance programs for general and professional liability claims up to a base amount per claim and an aggregate per location, which amounts we are responsible for funding, and we have obtained excess insurance policies for claims above those amounts. The programs have the following coverages that we are responsible for self-funding: (i) for events occurring from January 1, 2000 to December 31, 2002, $1.0 million per claim, and $3.0 million aggregate per location; (ii) for claims made in 2003, $10.0 million per claim; and (iii) for claims made in 2004 and 2005, $5.0 million per claim. There is a risk that the amounts funded to our programs of self-insurance and future cash flows may not be sufficient to respond to all claims asserted under those programs.

At December 31, 2004 and September 30, 2005, we had recorded reserves of $104.7 million and $90.9 million, respectively, for general and professional liability, but we had only pre-funded $3.1 million and $3.3 million, respectively for such claims. We cannot assure you that a claim in excess of our insurance coverage limits will not arise. A claim against us that is not covered by, or is in excess of, our coverage limits provided by our excess insurance policies could have a material adverse effect upon us. Furthermore, we cannot assure you that we will be able to obtain additional adequate liability insurance in the future or that, if such insurance is available, it will be available on acceptable terms.

Our healthcare operations are extensively regulated and adverse determinations against us could result in severe penalties, including loss of licensure and decertification.

In the ordinary course of business, we are continuously subject to a wide variety of federal, state and local laws and regulations and to state and federal regulatory scrutiny, supervision and control in various areas, including referral of patients, false claims under Medicare and Medicaid, health and safety laws and the protection of health information. These laws and regulations are described in greater detail under the caption "Business—Federal and State Regulatory Oversight." Such regulatory scrutiny often includes inquiries, civil and criminal investigations, examinations, audits, site visits and surveys, some of which are non-routine. See "Business—Federal and State Regulatory Oversight" and "Business—Legal Proceedings." If we are found to have engaged in improper practices, we could be subject to civil, administrative or criminal fines, penalties or restitutionary relief or corporate settlement agreements with federal, state or local authorities, and reimbursement authorities could also seek our suspension or exclusion from participation in their program. The exclusion of a facility from participating in Medicare or Medicaid could have a material adverse effect on our financial position, results of operations and cash flows.

Healthcare reform legislation may adversely affect our business.

In recent years, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. Aspects of certain of these initiatives, such as reductions in funding of the Medicare and Medicaid programs, potential changes in reimbursement regulations by CMS, enhanced pressure to contain healthcare costs by Medicare, Medicaid and other payors, greater state flexibility and additional operational requirements, could aversely affect us. In addition, we incur considerable administrative costs in monitoring the changes made within the program, determining the appropriate actions to be taken in response to those changes, and implementing the required actions to meet the new requirements and minimize the repercussions of the changes to our organization, reimbursement rates and costs. Also, different interpretations or enforcement of existing, new or amended laws and regulations could result in changes in our operations requiring capital expenditures and additional operating expenses. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation on us. That impact may have an adverse effect on our financial condition and results of operations.

We have in the past sustained losses, and may not be able to maintain profitability or generate sufficient operating cash flow to fund our operations.

Although we reported net income of $7.3 million for the quarter ended September 30, 2005, we incurred substantial net losses for the year ended December 31, 2004 and the ten months ended December 31, 2002. Since emerging from bankruptcy in 2002 and until recently, our operations have not generated sufficient cash flow to operate our businesses, and, as a result, we funded operations through a combination of the proceeds of an equity offering and borrowings under a revolving credit facility. Although we anticipate that our operations will generate positive cash flow during the second half of 2005 and thereafter, we cannot be certain when or if that will happen. During the three and six months ended June 30, 2005, we experienced a net cash decrease from operations of $1.7 million and $17.9 million, respectively, although during the three months ended September 30, 2005 our net cash from operations increased by $3.0 million.

The proposed acquisition of Peak may be delayed or may not be consummated if certain third party consents are not obtained.

Certain of Peak's leases and mortgage indebtedness contain provisions that provide for a default if there is a change of control of Peak. We are seeking consents from Peak's landlords and lenders under these leases and indebtedness regarding our acquisition. If such consents are delayed or not obtained, our acquisition of Peak could be delayed or may not be consummated.

We may not be able to successfully integrate our proposed acquisition of Peak or realize the potential benefits of the acquisition, which could cause our business to suffer.

If the acquisition of Peak is consummated, we may not be able to combine successfully the operations of Peak with our operations and, even if such integration is accomplished, we may never realize the potential benefits of the acquisition. The integration of Peak with our operations will also require significant attention from management and may impose substantial demands on our operational and financial resources, possibly reducing management's ability to focus on other operations or other projects. Any delays or increased costs of combining the two companies could adversely affect our operations, financial results and liquidity.

Possible changes in the case mix of residents and patients as well as payor mix and payment methodologies may significantly affect our profitability.

The sources and amount of our revenues are determined by a number of factors, including the licensed bed capacity and occupancy rates of our inpatient facilities, the mix of residents and patients and the rates of reimbursement among payors. Likewise, services provided by our ancillary businesses vary based upon payor and payment methodologies. Changes in the case mix of the residents and patients as well as payor mix among private pay, Medicare and Medicaid will significantly affect our profitability. Particularly, any significant increase in our Medicaid population could have a material adverse effect on our financial position, results of operations and cash flow, especially if states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates.

We face national, regional and local competition.

The healthcare industry is highly competitive and subject to continual changes in the method by which services are provided and the types of companies providing services. Our nursing facilities compete primarily on a local and regional basis with many long-term care providers, some of whom may own as few as a single nursing facility. Our ability to compete successfully varies from location to location depending on a number of factors, including the number of competing facilities in the local market, the types of services available, quality of care, reputation, age and appearance of each facility and the cost of care in each locality. Increased competition in the future could limit our ability to attract and retain residents or to expand our business.

State efforts to regulate the construction or expansion of healthcare providers could impair our ability to expand our operations or make acquisitions.

Some states require healthcare providers (including skilled nursing facilities, home health agencies, hospices and assisted living centers) to obtain prior approval, in the form of a CON, for the purchase, construction or expansion of healthcare facilities; capital expenditures exceeding a prescribed amount; or changes in services or bed capacity.

To the extent that we are required to obtain a CON or other similar approvals to expand our operations, either by acquiring facilities or other companies or expanding or providing new services or other changes, our expansion could be adversely affected by our failure or inability to obtain the necessary approvals, changes in the standards applicable to those approvals, and possible delays and expenses associated with obtaining those approvals. For example, in connection with our proposed acquisition of Peak, we were required, among other things, to obtain CONs for Peak's facilities in Oklahoma. We cannot assure you that we will be able to obtain CON approval for any future projects requiring this approval.

We may not be able successfully to identify, complete for and integrate future acquisitions, which could harm our profitability.

Our strategy includes expanding through strategic acquisitions. Successful acquisitions require us to correctly identify appropriate acquisition candidates and to integrate acquired operations with our own. Should we make an error in judgment when identifying an acquisition candidate, or should we fail to successfully integrate acquired operations, we will likely fail to realize the benefits we intended to derive from the acquisition. Even if we identify suitable targets, we may be unable to complete acquisitions on terms favorable to us or obtain the necessary financing for these acquisitions. Further, to the extent we complete acquisitions and expansion initiatives, we may be unable to realize the anticipated benefits from acquisitions and expansions because of operational factors or difficulty in integrating the acquisition or expansion with our existing business. Acquisitions may also divert our management from operating our existing business. We can give no assurance that we will be able successfully to identify, complete for and integrate strategic acquisitions.

Also, we are generally required to obtain regulatory approval from one or more state agencies when making acquisitions. In the case of an acquisition of a business located in a state in which we do not already operate, such as our proposed acquisition of Peak, we are required to obtain the necessary licenses to operate in that state. In addition, although we may already operate in a state in which we acquire a new business, we will be required to obtain regulatory approval if, as a result of the acquisition, we will operate in an area of the state in which we did not operate previously. We may be unable to comply with these regulatory requirements for an acquisition in a timely manner, or at all.

We continue to be affected by an industry-wide shortage of qualified facility care-provider personnel and increasing labor costs.

We, and other providers in the long-term care industry, have had and continue to have difficulties in retaining qualified personnel to staff our long-term care facilities, particularly nurses, and in such situations we may be required to use temporary employment agencies to provide additional personnel. The labor costs are generally higher for temporary employees than for full-time employees. In addition, many states in which we operate have increased minimum staffing standards. As minimum staffing standards are increased, we may be required to retain additional staffing. In addition, in recent years we have experienced increases in our labor costs primarily due to higher wages and greater benefits required to attract and retain qualified personnel and to increase staffing levels in our long-term and subacute care facilities.

If we lose our key management personnel, we may not be able to successfully manage our business and achieve our objectives.

Our future success depends in large part upon the leadership and performance of our executive management team, particularly Richard K. Matros, our chief executive officer, and key employees at the operating level. If we lose the services of one or more our executive officers or key employees, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business or achieve our business objectives. If we lose the services of any of our key employees at the operating or regional level, we may not be able to replace them with similarly qualified personnel, which could harm our business.

RISK RELATING TO INVESTING IN OUR STOCK

We may experience volatility in the market price of our common stock.

The market price of our common stock has fluctuated significantly in the past, and is likely to continue to be highly volatile. For example, during the first three quarters of 2005, the price of our stock ranged from a high of $9.60 per share to a low of $5.86 per share. Many factors could cause the market price of our common stock to rise and fall. In addition to the matters discussed in other risk factors included herein, some of the reasons for the fluctuations in our stock price could be:

–>
fluctuations in our results of operations;

–>
changes in our business, operations or prospects;

–>
changes in the regulatory environment;

–>
the hiring or departure of key personnel;

–>
announcements or activities by our competitors;

–>
proposed acquisitions by us or our competitors;

–>
financial results that fail to meet public market analysts expectations and changes in stock market analysts' recommendations regarding us, other healthcare companies or the healthcare industry in general;

–>
adverse judgments or settlements obligating us to pay damages;

–>
acts of war, terrorism or national calamities;

–>
industry, domestic and international market and economic conditions;

–>
decisions by investors to de-emphasize investment categories, groups or strategies that include our company or industry; and

–>
low trading volume of our common stock.

In addition, the stock market has recently experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company's stock drops significantly, stockholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management and other resources, or otherwise harm our business.

If the acquisition of Peak occurs, certain of Peak's former stockholders may have substantial influence over us.

If the acquisition of Peak occurs, RFE Investment Partners V. L.P. and RFE VI SBIC, L.P. (collectively, "RFE") and DFW Capital Partners, L.P. ("DFW") will have substantial ownership interests in the combined companies. After this offering, assuming the acquisition of Peak occurs, RFE and DFW will beneficially own 19.6% and 7.0% respectively, of our common stock. In addition, each of RFE and DFW will be entitled to nominate one director to our Board of Directors. Thus, RFE and DFW, as stockholders, may have the ability to influence our strategic direction and will be able to influence the outcome of all matters, transactions and corporate actions that require approval by our stockholders, other than the election of directors (except for the nominees of RFE and DFW), as to which they have agreed to vote their shares of our common stock in the same proportion as our other stockholders. The interests of RFE and DFW may not always coincide with our interests or the interests of other stockholders. This concentration of stock ownership may also have the effect of delaying, preventing or deterring a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might adversely affect the market price of our common stock. In addition, this concentration of stock ownership may adversely affect the market price of our common stock because investors may perceive disadvantages in owning stock in a company with a significant stockholder.

Future issuances of our common stock may adversely affect the market price for our common stock.

Upon completion of this offering and assuming the completion of the acquisition of Peak, we will have 30,228,966 shares of common stock outstanding based on 15,357,076 shares (including 10,182 treasury shares) outstanding as of November 11, 2005. Of these shares, 17,278,396 shares will be freely transferable without restriction under the Securities Act, unless they are held by our "affiliates" as that term is used under the Securities Act and the regulations promulgated thereunder. The remaining shares were sold by us in reliance on exemptions from the registration requirements of the Securities Act and are restricted securities within the meaning of Rule 144 under the Securities Act. We have also filed registration statements under the Securities Act to register:

–>
the resale of an aggregate of 7,203,129 shares of common stock and common stock to be issued upon the exercise of warrants, which were both issued to investors in private placements; and

–>
shares of common stock reserved for issuance under our 2004 Equity Incentive Plan and our 2002 Non-employee Director Equity Incentive Plan.

In addition, upon the completion of the acquisition of Peak, we have agreed to file registration statements registering the resale of 8,871,890 shares of our common stock to be issued to the stockholders of Peak in the acquisition and up to 103,834 shares of common stock issuable upon exercise of options of Peak to be assumed by us in connection with our acquisition of Peak. See "Shares eligible for future resale."

Additional issuances and sales of our common stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us.

We do not expect to pay any dividends for the foreseeable future.

We are currently prohibited by the terms of our Restated Revolving Loan Agreement from paying dividends to holders of our common stock, and do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Delaware law and provisions in our Restated Certificate of Incorporation and Amended and Restated Bylaws may delay or prevent takeover attempts by third parties and therefore inhibit our stockholders from realizing a premium on their stock.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. This section prevents any stockholder who owns 15% or more of our outstanding common stock from engaging in certain business combinations with us for a period of three years following the time that the stockholder acquired such stock ownership unless certain approvals were or are obtained from our Board of Directors or the holders of 66 2/3% of our outstanding common stock. Our Restated Certificate of Incorporation and Amended and Restated Bylaws also contain several other provisions that may make it more difficult for a third party to acquire control of us without the approval of our Board of Directors. These provisions include, among other things, (i) advance notice for raising business or making nominations at meetings, (ii) an affirmative vote of the holders of 66 2/3% of our outstanding common stock for stockholders to remove directors or amend our Amended and Restated Bylaws or certain provisions of our Restated Certificate of Incorporation, and (iii) the ability to issue "blank check" preferred stock, which our Board of Directors, without stockholder approval, can designate and issue with such dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion. The issuance of blank check preferred stock may adversely affect the voting and other rights of the holders of our common stock as our Board of Directors may designate and issue preferred stock with terms that are senior to our common stock.

Our Board of Directors can use these and other provisions to discourage, delay or prevent a change in the control of our company or a change in our management. Any delay or prevention of a change of control transaction or a change in our Board of Directors or management could deter potential acquirors or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares. These provisions could also limit the price that investors might be willing to pay for shares of our common stock.

Cautionary note regarding forward looking statements

Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain "forward-looking" information as that term is defined by the Private Securities Litigation Reform Act of 1995 (the "Act") and the federal securities laws. All statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, projected costs and capital expenditures, competitive position, growth opportunities, plans and objectives of management for future operations and words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and other similar expressions are forward-looking statements. The forward-looking statements are qualified in their entirety by these cautionary statements, which are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. We caution you that any forward-looking statements made by us are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, the factors described under "Risk factors."

We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the factors described under "Risk factors." You should carefully consider the risks described herein before making any investment decisions to purchase shares of our common stock. There may be additional risks that we do not presently know of or that we currently deem immaterial.

Use of proceeds

We estimate that the net proceeds from our sale of the shares we are offering will be approximately $44.0 million, based on an assumed offering price of $7.90 per share, which was the closing price of our common stock on December 6, 2005, after deducting the underwriting discounts and commissions payable by us. If the underwriters exercise their over-allotment option in full, we estimate the net proceeds to us will be approximately $50.7 million.

We intend to use the net proceeds from this offering to repay amounts outstanding under our Restated Revolving Loan Agreement, which expires in January 2009. At December 2, 2005, $27.9 million was outstanding under our Restated Revolving Loan Agreement, and the applicable interest rate was 7.06%. We may re-borrow amounts repaid under our Restated Revolving Loan Agreement. Any remaining proceeds will be used for general corporate purposes.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2005:

–>
on an actual basis;

–>
as adjusted to give effect to the issuance and sale of 6,000,000 shares of our common stock offered in this offering, the receipt by us of estimated net proceeds of $44.0 million, based on an assumed offering price of $7.90 per share, which was the closing price of our common stock on December 6, 2005 and the anticipated use of the net proceeds therefrom. See "Use of proceeds"; and

–>
after giving pro forma effect to our proposed acquisition of Peak, including the issuance of 8,871,890 shares of our common stock in connection therewith, and as adjusted for this offering.

	September 30, 2005
	Actual	As adjusted for this offering	As adjusted for this offering and after giving pro forma effect to the Peak acquisition

	(unaudited, in thousands)
Cash and cash equivalents	$13,613	$29,670 (1)	$25,196 (1)

Long-term debt, including current portion	$125,749	$104,934 (1)	$196,486 (1)
Capitalized lease obligations, net of favorable and unfavorable lease intangibles	9,497	9,497	21,701
Stockholders' equity:
Preferred Stock, par value $0.01 per share, 10,000,000 shares authorized; no shares issued or outstanding, actual; no shares issued or outstanding, as adjusted; no shares issued or outstanding, pro forma, as adjusted	—	—	—
Common Stock, par value $0.01 per share, 50,000,000 shares authorized; 15,342,989 shares issued and outstanding, actual; 21,342,989 shares issued and outstanding, as adjusted; 30,214,879 shares issued and outstanding, pro forma, as adjusted	154	214	303
Additional paid-in capital	334,214	378,157	433,607
Accumulated deficit	(443,164)	(443,164)	(443,164)
Less:
Unearned compensation	(622)	(622)	(622)
Common stock held in treasury, at cost, 10,182 shares	(91)	(91)	(91)

Total stockholders' deficit	(109,509)	(65,506)	(9,967)

Total capitalization	$25,737	$48,925	$208,220

(1)
At September 30, 2005 and December 2, 2005, approximately $20.8 million and $27.9 million, respectively, were outstanding under our Restated Revolving Loan Agreement. Accordingly, after repayment of $27.9 million under our Restated Revolving Loan Agreement with the net proceeds of this offering, the remaining net proceeds would be approximately $16.1 million.

The table above does not include (as of November 11, 2005):

–>
1,394,382 shares of common stock issuable upon exercise of options outstanding under our 2004 Equity Incentive Plan and 2002 Non-employee Director Equity Incentive Plan and Peak's 1998 Stock Incentive Plan, with a weighted average exercise price of $7.56 per share;

–>
301,307 shares of common stock issuable upon vesting of restricted stock units outstanding under our 2004 Equity Incentive Plan;

–>
320,811 additional shares of common stock reserved for issuance under our 2004 Equity Incentive Plan;

–>
2,017,897 shares of common stock reserved for issuance upon exercise of outstanding warrants with a weighted average exercise price of $13.05 per share; and

–>
80,112 shares of common stock reserved for issuance pursuant to our Plan of Reorganization.

Price range of common stock

We began issuing our common stock on February 28, 2002 as part of our Plan of Reorganization. Our common stock began trading under the symbol "SUHG.OB" on the Over-the-Counter ("OTC") Bulletin Board on April 2, 2002 and then under the symbol "SUNH" on the Nasdaq National Market on March 10, 2004. The following table shows the high and low sale prices for the common stock as reported by the OTC Bulletin Board and the Nasdaq National Market for the periods indicated. These prices do not include retail markups, markdowns or commissions.

	High	Low

2005
Fourth Quarter (through December 6, 2005)	$8.49	$7.32
Third Quarter	$7.57	$6.03
Second Quarter	$7.48	$5.86
First Quarter	$9.60	$5.90
2004
Fourth Quarter	$9.35	$6.76
Third Quarter	$9.88	$5.66
Second Quarter	$12.34	$5.03
First Quarter	$14.30	$9.90
2003
Fourth Quarter	$10.00	$5.92
Third Quarter	$8.64	$1.63
Second Quarter	$2.61	$0.11
First Quarter	$1.45	$0.15

On December 6, 2005, the last sales price reported on The Nasdaq National Market for our common stock was $7.90 per share. There were approximately 4,463 holders of record of our common stock as of December 6, 2005.

Dividend policy

We have not paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our Restated Revolving Loan Agreement prohibits us from paying any dividends or making any distributions to our stockholders. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board of directors deems relevant.

Selected consolidated financial data

The selected historical consolidated financial data set forth below should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and notes thereto included elsewhere or incorporated by reference in this prospectus supplement. The consolidated statement of operations data for the ten months ended December 31, 2002 and the years ended December 31, 2003 and 2004, and the consolidated balance sheet data at December 31, 2003 and 2004 are derived from the audited consolidated financial statements included elsewhere in this prospectus supplement. The consolidated statement of operations data for the years ended December 31, 2000 and 2001 and the two months ended February 28, 2002 and the consolidated balance sheet data at December 31, 2000, 2001 and 2002 are derived from the audited consolidated financial statements which are not included in this prospectus supplement. The selected historical consolidated financial data at and for the nine months ended September 30, 2004 and 2005 are derived from unaudited consolidated financial statements included elsewhere in this prospectus supplement. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in our management's opinion, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. Historical results are not necessarily indicative of results to be expected in the future and the interim results at and for the nine months ended September 30, 2005 are not necessarily indicative of results to be expected for 2005 or any future quarter.

	Predecessor company(1)(2)			Reorganized company(1)(2)
							Nine months ended September 30,
	Year ended December 31, 2000(3)	Year ended December 31, 2001(4)	Two months ended February 28, 2002(5)	Ten months ended December 31, 2002(6)	Year ended December 31, 2003(7)	Year ended December 31, 2004(8)
							2004(9)	2005(10)

	(in thousands except per share data)
Consolidated statement of operations data
Total net revenues	$2,458,928	$2,075,234	$301,846	$636,061	$778,438	$813,290	$608,657	$636,165

Costs and expenses:
Operating salaries and benefits	$1,168,020	$1,114,477	$176,877	$384,310	$477,180	$481,264	$359,842	$383,220
Self-insurance for workers' compensation and general and professional liability insurance	61,210	112,961	11,380	24,040	32,158	25,360	30,691	26,991
Other operating costs	831,106	503,816	72,156	111,213	149,697	167,431	123,909	127.295
Facility rent expense	170,939	171,460	25,789	35,047	38,769	39,107	29,620	29,468
General and administrative expenses	152,281	97,263	14,776	78,229	63,550	66,746	44,748	51,668
Depreciation and amortization	45,881	32,785	4,465	16,974	7,123	9,206	6,283	6,863
Provision for losses on accounts receivable	33,496	25,972	417	4,393	9,278	5,323	4,860	1,780
Interest, net (contractual interest expense of $146,406, $142,800 and $23,730 for the years ended 2000 and 2001 and the two months ended February 28, 2002, respectively)	34,269	12,635	2,672	12,599	16,892	8,853	6,354	8,638
Loss on asset impairment	191,316	18,825	—	275,387	2,774	1,028	—	361
Legal and regulatory matters, net	2,480	11,000	—	—	—	—	—	—
Restructuring (gain) costs, net	(1,090)	1,064	—	—	14,676	1,972	1,616	111
Loss on lease termination	—	—	—	—	—	150	—	—
(Gain) loss on sale of assets, net	(21,400)	(825)	—	(8,714)	(4,178)	1,494	1,162	877

(Gain) loss on extinguishment of debt, net	—	—	(1,498,360)	—	—	(3,394)	(3,734)	408

Total costs and expenses	2,668,508	2,101,433	(1,189,828)	933,478	807,919	804,540	605,351	637,680
(Loss) income before reorganization gain, net, income taxes and discontinued operations	(209,580)	(26,199)	1,491,674	(297,417)	(29,481)	8,750	3,306	(1,515)
Reorganization (costs) gain, net	335,875	42,917	(1,483)	—	—	—	—	—

(Loss) income before income taxes and discontinued operations	(545,455)	(69,116)	1,493,157	(297,417)	(29,481)	8,750	3,306	(1,515)
Income tax expense (benefit)	256	321	147	(7)	665	(1,158)	(1,122)	(774)

(Loss) income from continuing operations	(545,711)	(69,437)	1,493,010	(297,410)	(30,146)	9,908	4,428	(741)
Discontinued operations:
(Loss) income from discontinued operations, net of related tax expense of $417 for the ten months ended December 31, 2002	—	—	(1,569)	(140,576)	(25,149)	(23,214)	(16,226)	4,242
(Loss) gain on disposal of discontinued operations, net of related tax expense of $650 for the year ended December 31, 2003	—	—	(6,070)	—	55,649	(5,321)	(2,418)	9,594

(Loss) income on discontinued operations	—	—	(7,639)	(140,576)	30,500	(28,535)	(18,644)	13,836

Net (loss) income	$(545,711)	$(69,437)	$1,485,371	$(437,986)	$354	$(18,627)	$(14,216)	$13,095

Basic earnings per common and common equivalent share:
Income (loss) from continuing operations	$(9.04)	$(1.14)	$24.44	$(29.74)	$(3.00)	$0.69	$0.31	$(0.05)
(Loss) income from discontinued operations, net of tax	—	—	(0.12)	(14.06)	3.04	(1.98)	(1.31)	0.90

Net income (loss)	$(9.04)	$(1.14)	$24.32	$(43.80)	$0.04	$(1.29)	$(1.00)	$0.85

Diluted earnings per common and common equivalent share:
Income (loss) from continuing operations	$(9.04)	$(1.14)	$24.44	$(29.74)	$(3.00)	$0.68	$0.31	$(0.05)
(Loss) income from discontinued operations, net of tax	—	—	(0.12)	(14.06)	3.04	(1.96)	(1.31)	0.90

Net income (loss)	$(9.04)	$(1.14)	$24.32	$(43.80)	$0.04	$(1.28)	$(1.00)	$0.85

Weighted average number of common and common equivalent shares outstanding:
Basic	60,347	61,096	61,080	10,000	10,050	14,456	14,181	15,343
Diluted	60,347	61.096	61,080	10,000	10,050	14,548	14,261	15,343
Other consolidated data
EBITDA(11)	$(465,305)	$(23,696)	—	(12)	$(267,844)	$(5,466)	$26,809	$15,943	$13,986
Number of facilities (at period end)	303	247	247	237	110	104	106	102
Number of licensed beds (at period end)(13)	33,363	27,954	27,954	26,845	11,210	10,659	10,826	10,551
Number of available beds (at period end)(13)	32,522	27,356	27,356	26,155	10,822	10,264	10,414	10,152

	Predecessor company(1)(2)			Reorganized company(1)(2)
	As of December 31		As of February 28,	As of December 31,			As of September 30,
	2000	2001	2002	2002	2003	2004	2004	2005

	(in thousands)
Consolidated balance sheet data
Cash and cash equivalents	$37,589	$50,649	$69,144	$21,013	$25,574	$22,596	$28,946	$13,613
Total current assets	267,216	291,006	318,755	335,422	182,084	159,172	174,159	148,954
Total assets	849,988	649,804	828,416	475,835	300,398	315,915	337,736	320,260
Total current liabilities	406,117	304,265	248,993	401,834	239,461	189,767	194,177	176,371
Long-term debt	140,250	78,235	190,146	196,223	78,878	107,182	108,028	125,749
Stockholders' (deficit) equity	(1,545,338)	(1,602,290)	237,600	(187,218)	(166,398)	(123,380)	(119,041)	(109,509)

(1)
On February 28,2002, we emerged from proceedings under the Bankruptcy Code pursuant to the terms of our Plan of Reorganization.

(2)
We have updated our historical financial information to reflect the reclassification to discontinued operations of our divestment of one skilled nursing facility and the reclassification of our Colorado and Arizona mobile radiology services operations as assets held for sale during the nine months ended September 30, 2005. U.S. generally accepted accounting principles require that these operations be reclassified as discontinued operations on a retroactive basis.

(3)
Results for the year ended December 31, 2000 include a non-cash charge of $191.3 million representing an impairment to our carrying values of goodwill and other long-lived assets, a net non-cash gain on sale of assets of $21.4 million, a $335.9 million charge for reorganization items due to our Chapter 11 filings which included the losses on discontinued operations due to the prepetition termination of 86 facility lease and management agreements and the reduction of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations, a $1.1 million non-cash recovery of previously recorded cost for corporate and financial restructuring and a $2.5 million charge for legal and regulatory charges due to our Chapter 11 filings.

(4)
Results for the year ended December 31, 2001 include a non-cash charge of $18.8 million representing an impairment to our carrying values of goodwill and other long-lived assets, a charge of $11.0 million due to legal and regulatory matters, a $1.1 million charge related to restructuring, a net non-cash gain on sale of assets of $0.8 million and a $42.9 million charge for reorganization items due to our Chapter 11 filings, which included the losses for discontinued operations due to the prepetition termination of 45 facility lease agreements and the reduction of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations.

(5)
Results for the two month period ended February 28, 2002 include a $1.5 billion non-cash gain on extinguishment of debt and a $1.5 million gain for reorganization items due to our Chapter 11 filings, a net non-cash loss on discontinued operations of $7.6 million due to the anticipated termination of ten facility lease agreements and the reduction of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations.

(6)
Results for the ten month period ended December 31, 2002 include a non-cash charge of $275.4 million representing an impairment to our carrying values of goodwill and other long-lived assets for continuing operations, a net gain on sale of assets of $8.7 million due to the termination of ten facility lease agreements and the reduction of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations, and a net loss of $140.6 million from discontinued operations, of which $132.4 million relates to the impairment to our carrying values of goodwill and other long-lived assets for discontinued operations.

(7)
Results for the year ended December 31,2003 include a non-cash charge of $2.8 million representing an impairment to our carrying values of lease intangibles and other long-lived assets, a $14.7 million charge related to current year restructuring, a net gain on sale of assets of $4.2 million mainly due to the sale of land and buildings, a net loss of $25.1 million from discontinued operations and a net gain of $55.6 million from disposal of discontinued operations due primarily to the sale of our pharmaceutical and software development operations, termination of 126 facility lease agreements, sale of one other facility and the reductions of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations.

(8)
Results for the year ended December 31, 2004 include a non-cash charge of $1.0 million representing an impairment to our carrying values of other long-lived assets, a $2.0 million charge related to current year restructuring, a net loss on sale of assets of $1.5 million mainly due to the write-down of a property held for sale, a net gain on extinguishment of debt of $3.4 million related to mortgage restructurings, a net loss of $23.2 million from discontinued operations and a net loss of

  $5.3 million from disposal of discontinued operations due primarily to the sale of our clinical laboratory and radiology operations located in California, a reserve recorded in connection with the sale of a previously divested segment and the reclassification of our mobile radiology operations in Arizona and Colorado to assets held for sale.

(9)
Results for the nine months ended September 30, 2004 include a $1.6 million charge related to current year restructuring, a net loss on sale of assets of $1.2 million mainly due to the write-down of a property held for sale, a net gain on extinguishment of debt of $3.7 million related to mortgage restructurings, a $1.1 million benefit for income taxes of which $1.4 million of federal tax refunds were offset by $0.3 million of estimated state tax liabilities for the period, a net loss of $16.2 million from discontinued operations and a net loss of $2.4 million from disposal of discontinued operations due primarily to the sale of our clinical laboratory and radiology operations located in California and a reserve recorded in connection with the sale of a previously divested segment.

(10)
Results for the nine months ended September 30, 2005 include a non-cash charge of $0.4 million representing an impairment to our carrying values of other long-lived assets, a $0.1 million charge related to restructuring, a net loss on sale of assets of $0.9 million associated with write-downs of land and buildings held for sale, a $0.4 million charge for loss on extinguishment of debt related to the refinancing of a mortgage, a $0.8 million benefit for income taxes of which $1.0 million of federal tax refunds were offset by $0.2 million of estimated state tax liabilities for the period, net income of $4.2 million from discontinued operations and a net gain on disposal of discontinued operations of $9.6 million due to a $7.7 million receipt of the purchase price hold back related to the sale of our pharmaceutical operations in 2003 and the sale of one skilled nursing facility in the period.

(11)
EBITDA is defined as earnings before depreciation and amortization, interest, net, income tax (benefit) expense, and income (loss) on discontinued operations. EBITDA is used by us to evaluate financial performance and resource allocation for each entity within the operating units and for our company as a whole. EBITDA is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under U.S. generally accepted accounting principles. As the items excluded from EBITDA are significant components in understanding and assessing financial performance, EBITDA should not be considered in isolation or as an alternative to net (loss) income or other financial statement data presented in our consolidated financial statements as indicators of financial performance. Because EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

The following table reconciles net (loss) income, calculated and presented in accordance with U.S. generally accepted accounting principles, to EBITDA:

				Reorganized company
	Predecessor company
							Nine months ended September 30,
	Year ended December 31, 2000	Year ended December 31, 2001	Two months ended February 28, 2002	Ten months ended December 31, 2002	Year ended December 31, 2003	Year ended December 31, 2004
							2004	2005

	(In thousands)
Net (loss) income	$(545,711)	$(69,437)	$1,485,371	$(437,986)	$354	$(18,627)	$(14,216)	$13,095
Add:
Depreciation and amortization	45,881	32,785	4,465	16,974	7,123	9,206	6,283	6,863
Interest, net	34,269	12,635	2,672	12,599	16,892	8,853	6,354	8,638
Income tax expense (benefit)	256	321	147	(7)	665	(1,158)	(1,122)	(774)
Loss (income) on discontinued operations	—	—	7,639	140,576	(30,500)	28,535	18,644	(13,836)

EBITDA	$(465,305)	$(23,696)	$1,500,294	$(267,844)	$(5,466)	$26,809	$15,943	$13,986

(12)
EBITDA for the two months ended February 28, 2002 is not comparable to other periods because it includes a non-recurring $1.5 billion gain related to extinguishment of debt in connection with our Chapter 11 bankruptcy proceedings.

(13)
"Licensed beds" refers to the number of beds for which a license has been issued, which may vary in some instances from licensed beds available for use, which is used in the computation of occupancy.

Management's discussion and analysis of financial condition and results of operations

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes, which appear elsewhere in this prospectus supplement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus supplement, particularly under the heading "Risk factors."

OVERVIEW

We are a nationwide provider of long-term, subacute and related specialty healthcare services to the senior population in the United States. We currently operate through various direct and indirect subsidiaries that engage in the following five principal business segments:

–>
inpatient services, primarily skilled nursing facilities;

–>
rehabilitation therapy services;

–>
medical staffing services;

–>
home health services; and

–>
laboratory and radiology services.

Commencing in 2006, laboratory and radiology services will be combined with our inpatient services segment.

In February 2002, we emerged from Chapter 11 bankruptcy proceedings pursuant to the terms of our Plan of Reorganization. During the bankruptcy proceedings, we divested our international operations and over 100 inpatient facilities. After the bankruptcy proceedings were concluded, our new management team determined that further significant restructuring of our business was necessary in order to preserve and enhance shareholder value. Our restructuring plan involved:

–>
renegotiation of the terms of our leases for skilled nursing facilities to reduce lease expenses;

–>
divestiture of poor performing inpatient facilities; and

–>
sale of non-core assets to generate liquidity.

The restructuring plan was substantially completed in December 2004, resulting in an approximate 300 basis point reduction in lease expense as a percentage of net revenues, the divestiture of 135 inpatient facilities and the sale of our pharmacy business.

For the nine months ended September 30, 2005, we received approximately 27.8% of our revenues from Medicare, 35.3% from Medicaid, and 36.9% from private insurance, self-pay residents, other third party payors and long-term care facilities that utilized our specialty review services. During the year ended December 31, 2004, we received approximately 26.5% of our revenues from Medicare, 36.5% from Medicaid, and 37.0% from private insurance, self-pay residents, other third party payors and long-term care facilities that utilized our specialty medical services.

As with other providers in the long-term care industry, we face challenges associated with reduced levels of reimbursement from Medicare and Medicaid, ongoing costs associated with litigation and insurance, compliance with federal and state regulations, and the retention of qualified personnel to staff our long-term care facilities. Federal and state governments continue to focus on methods to curb spending on health care programs such as Medicare and Medicaid.

We have updated our historical financial statements to reflect the reclassification to discontinued operations of our divestiture of one skilled nursing facility and the reclassification of our Colorado and Arizona mobile radiology services operations as assets held for sale during the nine months ended September 30, 2005. U.S. generally accepted accounting principles require that these operations be reclassified as discontinued operations on a retroactive basis. The financial information in this prospectus supplement reflects that reclassification for all previous periods.

REVENUES FROM MEDICARE, MEDICAID AND OTHER SOURCES

Revenue sources

We receive revenues from Medicare, Medicaid, private insurance, self-pay residents, other third party payors and long-term care facilities that utilize our specialty medical services. The sources and amounts of our inpatient services revenues are determined by a number of factors, including the number of licensed beds and occupancy rates of our facilities, the acuity level of patients and the rates of reimbursement among payors. Federal and state governments continue to focus on methods to curb spending on health care programs such as Medicare and Medicaid. This focus has not been limited to skilled nursing facilities, but includes other services provided by us, such as therapy services. We cannot at this time predict the extent to which these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on us. Efforts to impose reduced coverage, greater discounts and more stringent cost controls by government and other payors are expected to continue.

The following table sets forth the total nonaffiliated revenues and percentage of revenues by payor source for our continuing operations, on a consolidated and on an inpatient operations only basis, for the periods indicated:

	For the year ended December 31, 2003		For the year ended December 31, 2004		For the nine months ended September 30, 2005

	(dollars in thousands)
Consolidated:
Sources of Revenues
Medicaid	$280,903	36.0%	$296,677	36.5%	$224,699	35.3%
Medicare	195,259	25.1	215,000	26.5	176,733	27.8
Private pay and other	302,276	38.9	301,613	37.0	234,733	36.9

Total	$778,438	100.0%	$813,290	100.0%	$636,165	100.0%

	For the year ended December 31, 2003		For the year ended December 31, 2004		For the nine months ended September 30, 2005

	(dollars in thousands)
Inpatient Only:
Sources of Revenues
Medicaid	$267,752	49.0%	$284,230	48.6%	$215,053	47.3%
Medicare	156,381	28.6	173,982	29.6	139,827	30.8
Private pay and other	122,488	22.4	127,601	21.8	99,599	21.9

Total	$546,621	100.0%	$585,813	100.0%	$454,479	100.0%

Medicare

Medicare is available to nearly every United States citizen 65 years of age and older. It is a broad program of health insurance designed to help the nation's elderly meet hospital, hospice, home health and other health care costs. Health insurance coverage extends to certain persons under age 65 who qualify as disabled and those having end-stage renal disease. Medicare includes four related health insurance programs: (i) inpatient hospital, skilled long-term care, home healthcare and certain other types of healthcare services ("Part A"); (ii) physicians' services, outpatient services and certain items and services provided by medical suppliers ("Part B"); (iii) a managed care option for beneficiaries who are entitled to Part A and enrolled in Part B ("Medicare Advantage" or "Medicare Part C"); and (iv) a new Medicare Part D benefit that becomes effective in 2006 covering prescription drugs. The Medicare program is currently administered by fiscal intermediaries (for Part A and some Part B services) and carriers (for Part B) under the direction of the Centers for Medicare and Medicaid Services ("CMS"), a division of the Department of Health and Human Services ("HHS").

Medicare reimburses our skilled nursing facilities under a prospective payment system ("PPS") for inpatient Medicare Part A covered services. PPS was adopted pursuant to the Balanced Budget Act of 1997 (the "1997 Act"). Under PPS, facilities are paid a predetermined amount per patient, per day, based on the anticipated costs of treating patients. The amount to be paid is determined by classifying each patient into one of 44 resource utilization group ("RUG") categories that are based upon each patient's acuity level.

The nursing home industry came under financial pressure as a result of the implementation of PPS and other 1997 Act provisions. As a result, in fiscal years 1999 and 2000 Congress implemented four temporary add-on payments to restore some of the Medicare funding to skilled nursing facilities and other healthcare providers that was eliminated by the 1997 Act. Two of the temporary add-on payments expired in 2002 and the remaining two temporary add-on payments will expire on January 1, 2006. The uncertainty surrounding the dates on which the add-on payments expire made financial predictability difficult. Although the termination of the add-on payments on January 1, 2006 will reduce our Medicare revenues, the removal of the uncertainty regarding these payments will allow us to more accurately project our revenues.

The following table sets forth the average amounts of inpatient Medicare Part A revenues per patient, per day, recorded by our skilled nursing ("SNF") and hospital facilities for the periods indicated:

	For the year ended December 31,		For the nine months ended September 30,
	2003	2004	2004	2005

SNF	$301.61	$314.77	$312.72	$322.19
Hospital	$910.80	$1,045.03	$1,039.28	$1,052.53

The following changes have been implemented, are scheduled to be implemented, or are proposed to be implemented in the near future and will, if implemented, affect Medicare reimbursement and, as a result, our revenues.

Skilled nursing facilities

–>
CMS issued a 2.8% market basket increase effective with the 2005 Federal fiscal year beginning October 1, 2004, which, when taken into consideration with the Federal wage index adjustments, resulted in a net 3.0% increase. We estimate our Medicare revenues increased approximately $3.1 million ($9.60 per Medicare patient day) for the nine months ended September 30, 2005 as a result of these changes.

–>
Effective with the Federal fiscal year beginning October 1, 2005, CMS implemented a 3.1% market basket increase, which when taken into consideration with a revision to the rates paid to nursing homes depending upon their geographic location that will be phased-in over a two-year period (October 1, 2005 to September 30, 2007), results in a net 2.9% increase to Sun and a 2.0% increase to Peak. We estimate that these changes will increase our inpatient revenues by approximately $1.0 million ($9.51 per Medicare patient day) for the three months ending December 31, 2005 (excluding Peak). We estimate that these changes will increase Peak's inpatient revenues by approximately $0.3 million ($6.48 per Medicare patient day) for the three months ending December 31, 2005.

–>
Effective January 1, 2006, the remaining two temporary add-on payments will expire, CMS will expand the number of RUG categories from 44 to 53, and CMS will increase the nursing case-mix weight for all 53 RUG categories by 8.5%. The nine new RUG categories provide for higher reimbursement rates, and as a result our Medicare revenues will increase for any residents that qualify for the new RUG categories. We estimate that the continuation of the October 1, 2005 market basket increase and geographic location changes, and the changes related to the expiration of add-on payments, expanding the number of RUG categories, and case mix weights that become effective January 1, 2006 will collectively decrease our revenues up to approximately $4.0 million ($9.30 per Medicare patient day) for the nine months ending September 30, 2006 (including Peak).

–>
CMS has proposed that Medicare reduce its reimbursement to skilled nursing facilities for unpaid Medicare Part A patient co-payments and deductibles by 30%. CMS proposes to implement the reduction incrementally over a three year period as follows: 10% for the first cost reporting year after implementation; 20% for the second cost reporting year; and 30% for succeeding cost reporting years. We estimate that this proposal, if implemented as of January 1, 2006, would decrease our inpatient revenues, including Peak, by approximately $1.0 million ($2.50 per Medicare patient day) for the year ending December 31, 2006, $2.1 million ($5.00 per Medicare patient day) for the year ending December 31, 2007, and $3.1 million ($7.50 per Medicare patient day) for the year ending December 31, 2008.

–>
CMS implemented net annual market basket updates of 3.0% on October 1, 2004 and 2.9% on October 1, 2005. If CMS implements a market basket increase of 3.0% on October 1, 2006, then we estimate that our inpatient Medicare revenues, including Peak, in Federal fiscal year 2007 (October 1, 2006 to September 30, 2007) will increase $5.3 million ($9.44 per Medicare patient day), which would result in a reimbursement rate that would be approximately $0.14 more per Medicare patient day than the amount we received in Federal fiscal year 2005.

Rehabilitation therapy

–>
For the calendar year beginning January 1, 2005, Medicare Part B rehabilitation therapy services rates were decreased 1.5%. We estimate that our Medicare revenues decreased approximately $0.5 million for the nine months ended September 30, 2005 as a result of these changes.

–>
Effective January 1, 2006, the "therapy caps," which were included as part of the 1997 Act, are scheduled to be implemented. The therapy caps will limit the amount of Medicare Part B reimbursement we receive for providing rehabilitation therapy. In the event that the therapy caps become effective on January 1, 2006, we estimate our annual rehabilitation therapy services' revenue and our annual inpatient services' revenue, including Peak, could decrease by approximately $15.2 million and $1.6 million, respectively. In such event, we believe that we would be able to mitigate a significant amount of the reduction in revenues by reducing our expenses of providing therapy services.

–>
CMS will decrease the Medicare Part B rehabilitation therapy services rates 4.3% for the calendar year beginning January 1, 2006, which we estimate will decrease our therapy revenues approximately $2.1 million for calendar year 2006.

Home health

–>
Our home health Medicare payment rates increased 2.1% for the 2005 calendar year, which we estimate increased our Medicare revenues approximately $0.6 million for the nine months ended September 30, 2005.

–>
Effective January 1, 2006, CMS will increase home health Medicare reimbursement rates by 2.8%. When taken together with a revision to the rates paid to home health agencies, depending upon their geographic location, that will be phased in over a two-year period (January 1, 2006—December 31, 2007), this change is anticipated to result in an approximately $1.4 million increase (3.8%) in revenues of our home health agencies for the year ending December 31, 2006.

Medicaid

Medicaid is a state-administered program financed by state funds and federal matching funds. The program provides for medical assistance to the indigent and certain other eligible persons. Although administered under broad federal regulations, states are given flexibility to construct programs and payment methods. Each state in which we operate nursing facilities has its own unique Medicaid reimbursement program. State Medicaid programs include systems that will reimburse a nursing facility for reasonable costs it incurs in providing care to its patients, based upon cost from a prior base year, adjusted for inflation and per diems based upon patient acuity.

The following table sets forth the average amounts of inpatient Medicaid revenues per patient, per day, recorded by our SNF and hospital facilities for the periods indicated:

	For the year ended December 31,		For the nine months ended September 30,
	2003	2004	2004	2005

SNF	$123.76	$132.87	$131.95	$136.88
Hospital	$819.51	$820.31	$820.20	$818.40

Medicaid outlays are a significant component of state budgets, and there have been increased cost containment pressures on Medicaid outlays for nursing homes. It is not certain whether reductions in Medicaid rates would be imposed in the future for any states in which we operate.

Nine of the states in which we operate impose a provider tax against nursing homes as a method of increasing federal matching funds paid to those states for Medicaid: Alabama, Georgia, Massachusetts, New Hampshire, North Carolina, Ohio, Tennessee, Washington and West Virginia. In addition, in September 2005, CMS granted final approval to California to implement a provider tax program that we estimate will increase our net Medicaid revenues by $1.3 million (4.5%) for August 1, 2004 through July 31, 2005 and by an additional $2.0 million (6.5%) for August 1, 2005 through July 31, 2006 above July 2004 revenues, for the facilities we currently operate. As a result of the implementation of the provider tax program in California, we are contractually obligated to utilize some of our increased revenues to increase the wages and benefits of certain classes of employees in five of our California facilities, in an amount to be negotiated. Those states that have imposed the provider tax have used the matching funds to fund Medicaid reimbursement rates paid to nursing homes, although the amount of funding varies by state. Under current rules, the provider tax cannot exceed 6% of revenues. President Bush included in his Federal fiscal year 2006 budget proposal a phase down of the allowable tax rate from 6% to 3% of revenues, which, if enacted, will reduce the federal matching funds for states that exceed the 3% limit. In April 2005, Congress passed a budget resolution that will delay any Medicaid cuts until Federal fiscal year 2007 (October 1, 2006 through September 30, 2007), although the resolution requires $10 billion in reductions in the Medicaid program. The resolution created a Medicaid commission that will develop policy recommendations on how to produce the $10 billion in Medicaid reductions, and it is not certain if the reductions will affect our Medicaid rates.

Private payors

We currently receive approximately 37% of our revenues from private insurance, long-term care facilities that utilize our specialty medical services, self-pay facility residents, and other third party payors. These private third party payors are continuing their efforts to control healthcare costs through direct contracts with healthcare providers, increased utilization review and greater enrollment in managed care programs and preferred provider organizations. These private payors increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk.

Other reimbursement matters

Net revenues realizable under third-party payor agreements are subject to change due to examination and retroactive adjustment by payors during the settlement process. Under cost-based reimbursement plans, payors may disallow, in whole or in part, requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable or because additional supporting documentation is necessary. We recognize revenues from third-party payors and accrue estimated settlement amounts in the period in which the related services are provided. We estimate these settlement balances by making determinations based on our prior settlement experience and our understanding of the applicable reimbursement rules and regulations. The majority of Medicaid balances are settled two to three years following the provision of services.

RESULTS OF OPERATIONS

For the periods indicated, the following table sets forth the amount and percentage of total net revenues represented by certain elements of our revenues:

	Reorganized and predecessor company combined, year ended December 31, 2002						Reorganized company nine months ended September 30,
			Reorganized company year ended December 31,
			2003		2004		2004		2005

	(dollars in thousands)
Inpatient Services	$682,026	72.7%	$546,621	70.3%	$585,813	72.0%	$436,248	71.6%	$454,479	71.4%
Rehabilitation Therapy Services	137,292	14.6	144,310	18.5	133,118	16.4	101,824	16.7	102,848	16.2
Medical Staffing Services	51,891	5.5	61,824	7.9	56,816	6.9	42,406	7.0	50,526	7.9
Home Health Services	45,134	4.8	55,533	7.1	56,702	6.9	42,462	7.0	45,509	7.2
Laboratory and Radiology Services	12,872	1.4	16,023	2.1	15,709	1.9	12,013	2.0	10,921	1.7
Pharmaceutical and Medical Supply Services	41,101	4.4	—	—	—	—	—	—	—	—
Other Operations	29,815	3.1	—	—	—	—	—	—	—	—
Corporate	10,394	1.1	73	0.0	47	0.0	46	—	18	—
Intersegment eliminations	(72,618)	(7.6)	(45,946)	(5.9)	(34,915)	(4.1)	(26,342)	(4.3)	(28,136)	(4.4)

Total net revenues	$937,907	100.0%	$778,438	100.0%	$813,290	100.0%	$608,657	100.0%	$636,165	100.0%

Inpatient services revenues for long-term care, subacute care and assisted living services include revenues billed to patients for therapy, medical staffing, and laboratory and radiology provided by our affiliated operations. The following table sets forth a summary of the intersegment revenues for the years ended and periods indicated:

	Reorganized and predecessor company combined, year ended December 31, 2002
		Reorganized company year ended December 31,		Reorganized company nine months ended September 30,
		2003	2004	2004	2005

	(in thousands)
Inpatient Services	$(551)	$(600)	$(600)	$(450)	$—
Rehabilitation Therapy Services	53,713	38,541	33,228	24,887	27,490
Medical Staffing Services	4,078	7,216	2,103	1,763	516
Laboratory and Radiology Services	1,093	789	184	142	130
Pharmaceutical and Medical Supply Services	8,325	—	—	—	—
Other Operations	5,960	—	—	—	—

Total affiliated revenue	$72,618	$45,946	$34,915	$26,342	$28,136

The following table sets forth the amount of net segment income (loss) for the periods indicated:

	Reorganized and predecessor company combined, year ended December 31, 2002
		Reorganized company year ended December 31,		Reorganized company nine months ended September 30,
		2003	2004	2004	2005

	(in thousands)
Inpatient Services	$(516)	$20,393	$44,453	$25,497	$26,634
Rehabilitation Therapy Services	24,087	14,720	10,233	8,489	5,448
Medical Staffing Services	4,587	1,285	3,205	2,194	3,957
Home Health Services	3,531	3,765	3,499	3,007	2,200
Pharmaceutical and Medical Supply Services	2,719	—	—	—	—
Laboratory and Radiology Services	1,462	1,470	400	444	(459)
Other Operations	808	—	—	—	—

Net segment income before Corporate	36,678	41,633	61,790	39,631	37,780
Corporate	(74,108)	(57,842)	(48,396)	(33,547)	(37,946)

Net segment (loss) income	$(37,430)	$(16,209)	$13,394	$6,084	$(166)

In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7") items of expense or income that are incurred or realized by us because we were in reorganization are classified as reorganization costs in our consolidated statements of operations. As a result, net segment income (loss) does not include interest earned subsequent to October 14, 1999, the date we filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code ("Filing Date"), on cash accumulated because we are not paying our prepetition obligations. Debt discounts and deferred issuance costs that were written-off after the Filing Date in accordance with SOP 90-7 are not included in the net segment income (loss). Gain (loss) on sale of assets and professional fees related to the reorganization incurred subsequent to the Filing Date are excluded from net segment income (loss) which is consistent with their treatment prior to the Filing Date.

Nine months ended September 30, 2005 compared to nine months ended September 30, 2004

Net revenues increased $27.5 million, or 4.5%, to $636.2 million for the nine months ended September 30, 2005 from $608.7 million for the nine months ended September 30, 2004. Net income for the nine months ended September 30, 2005 was $13.1 million compared to a net loss of $14.2 million for the same period in 2004.

The net income for the 2005 period included:

–>
income of $13.8 million on discontinued operations comprised primarily of:

–>
a $7.7 million receipt of a deferred purchase price holdback related to the sale in July 2003 of our pharmaceutical services operations to Omnicare, Inc; and

–>
income of $7.1 million associated with divested inpatient services operations, including a net $6.4 million favorable adjustment for self-insurance risks comprised of a $8.6 million reduction in general and professional liability self-insurance reserves for prior periods, offset by an increase of $2.2 million in workers' compensation self-insurance reserves;

    offset by

  –>
  losses of $0.8 million from operations related primarily to our mobile radiology operations that were classified as an asset held for sale during the third quarter; and

–>
a reduction of $3.9 million of general and professional liability self-insurance reserves related to continuing operations for prior periods;

offset by

–>
$2.0 million in additional interest charges associated with borrowings under the Revolving Loan Agreement included in interest, net;

–>
an increase of $1.8 million, net, of workers' compensation self-insurance reserves related to continuing operations for prior periods; and

–>
a $0.9 million loss on sale of assets, net, related to write-downs for land and buildings.

The net loss for the 2004 period included:

–>
net losses on discontinued operations of $18.6 million that included:

–>
$15.7 million associated with the California laboratory and radiology operations that included a revenue adjustment of $3.3 million; and

–>
$3.7 million associated with residual disposal charges associated with our pharmaceutical services operations; and

–>
a $4.9 million provision for losses on accounts receivable;

offset by

–>
a $3.7 million gain on extinguishment of debt associated with the refinance of six mortgages;

–>
a reduction of $2.6 million in self-insurance reserves for continuing operations for workers' compensation related to prior periods;

–>
a reduction of $2.1 million in self-insurance reserves for continuing operations for general and professional liability related to prior periods; and

–>
an income tax benefit of $1.1 million.

Segment information

Inpatient Services.    Net revenues increased $17.8 million, or 4.1%, to approximately $454.5 million for the nine months ended September 30, 2005 from approximately $436.7 million for the nine months ended September 30, 2004. The increase in net revenues for the Inpatient Services division was primarily the result of:

–>
an increase of $10.5 million in Medicare revenues due primarily to an improvement in Medicare patient mix of 82 basis points to 13.8% from 13.0% of total occupancy;

–>
an increase of $3.8 million in Medicaid revenues due primarily to improved rates, including the California Medicaid rate increase of $1.2 million; and

–>
an increase of $3.5 million in private and commercial insurance revenues due to rate increases.

Operating salaries and benefits expenses increased $9.7 million, or 4.4%, to approximately $229.4 million for the nine months ended September 30, 2005 from approximately $219.7 million for the nine months ended September 30, 2004. The increase was primarily due to wage increases to remain competitive in local markets, an increase in labor hours associated with the increase in Medicare revenues coupled with a $1.6 million increase in health insurance costs.

Self-insurance for workers' compensation and general and professional liability insurance decreased approximately $4.6 million, or 16.5%, to $23.2 million for the nine months ended September 30, 2005 as compared to $27.8 million for the nine months ended September 30, 2004. This decrease was comprised of:

–>
a $5.1 million decrease related to general and professional liability insurance costs primarily related to a reduction of incidents in prior periods;

offset by

–>
a $0.5 million increase related to workers' compensation costs primarily related to the degradation of claims experience for the 2001 and 2003 policy years.

Other operating costs increased approximately $9.4 million, or 8.0%, to $126.8 million for the nine months ended September 30, 2005 from $117.4 million for the nine months ended September 30, 2004. The increase was primarily due to:

–>
a $4.8 million increase in therapy, pharmacy and medical supplies expense attributable to the increase in Medicare patient mix;

–>
a one-time favorable adjustment of $3.7 million for extinguishment of debt recorded in 2004;

–>
a $0.4 million increase in provider taxes; and

–>
a $0.4 million increase in utility expense.

General and administrative expenses increased $1.1 million, or 12.6% to approximately $9.8 million for the nine months ended September 30, 2005 from approximately $8.7 million for the nine months ended September 30, 2004. The $1.1 million increase was primarily due to salaries and benefits expense for regional administrative and office personnel.

Facility rent expense of $27.0 million for the nine months ended September 30, 2005 was flat when compared to the nine months ended September 30, 2004.

Depreciation and amortization decreased $0.1 million, or 2.0%, to approximately $4.8 million for the nine months ended September 30, 2005 from approximately $4.9 million for the nine months ended September 30, 2004. The decrease was primarily attributable to the conversion of one facility from a capital lease to an operating lease in 2004, partly offset by additional capital expenditures incurred for facility improvements in 2005.

Net interest expense for the nine months ended September 30, 2005 was approximately $5.1 million as compared to $3.4 million for the nine months ended September 30, 2004. The $1.7 million increase was primarily due to the consolidation of Clipper, which commenced in the third quarter of 2004. (See "Note 10—Variable Interest Entities" to our consolidated financial statements for the nine months ended September 30, 2005 included herein.)

Rehabilitation Therapy Services.    Gross revenues from Rehabilitation Therapy Services increased $1.0 million, or 1.0%, to approximately $102.8 million for the nine months ended September 30, 2005, from approximately $101.8 million for the nine months ended September 30, 2004. Of the $1.0 million increase in gross revenues, affiliated revenues increased $2.6 million, or 10.4%, offset by a decrease of $1.6 million, or 2.0%, in non-affiliated sales. The decrease in non-affiliated revenues of $1.6 million to approximately $75.4 million for the nine months ended September 30, 2005 from approximately $76.9 million for the nine months ended September 30, 2004 was due primarily to the loss of two key customers at the end of the second quarter of 2004.

Operating salaries and benefits expenses increased $2.3 million, or 3.3%, to approximately $72.8 million for the nine months ended September 30, 2005 from approximately $70.5 million for the nine months ended September 30, 2004. The increase was due primarily to an average increase of 4.9% in therapy wages offset by a $2.6 million reclassification to general and administrative expense of salaries and benefits for overhead staff that were recorded to operating salaries and benefits in 2004.

Self-insurance for workers' compensation and general and professional liability expenses increased approximately $1.1 million to $1.3 million for the nine months ended September 30, 2005 from approximately $0.2 million for the nine months ended September 30, 2004. The increase was due to an increase in workers' compensation claims expense.

Other operating costs, including contract labor expenses, increased $0.1 million, or 0.6%, to $17.6 million for the nine months ended September 30, 2005 from $17.5 million for the nine months ended September 30, 2004. The increase was primarily due to an increase in support fees for management information systems.

General and administrative expenses increased $3.0 million, or 115.4%, to $5.6 million for the nine months ended September 30, 2005 from $2.6 million for the nine months ended September 30, 2004. The increase was primarily due to wage increases and revised recruitment bonus programs associated with initiatives to attract new business and retain staff, and a $2.6 million reclassification of overhead salaries and benefits, and help wanted advertising and collection costs, that was recorded to operating salaries and benefits in 2004.

The provision for losses on accounts receivable decreased $2.4 million, or 126.3%, to a credit of approximately $0.5 million for the nine months ended September 30, 2005 from approximately $1.9 million for the nine months ended September 30, 2004. The decrease in expense was primarily due to improvements in collections of older receivables.

Medical Staffing Services.    Net revenues from Medical Staffing Services increased $9.4 million, or 23.2%, to approximately $50.0 million for the nine months ended September 30, 2005 from approximately $40.6 million for the nine months ended September 30, 2004. The increase was primarily the result of:

–>
an increase in nonaffiliated revenues of approximately $7.0 million primarily due to price increases and higher billable hours; and

–>
the $2.4 million impact of the acquisition of two small staffing companies in April 2005 and ProCare in August 2005.

Operating salaries and benefits expenses were approximately $40.6 million for the nine months ended September 30, 2005 as compared to approximately $32.9 million for the nine months ended September 30, 2004, an increase of approximately $7.7 million, or 23.4%. $6.2 million of the increase was tied directly to the increase in nonaffiliated revenue and the remaining $1.5 million resulted from the acquisitions mentioned above.

Other operating costs decreased $0.2 million, or 6.3%, to $3.0 million for the nine months ended September 30, 2005 from $3.2 million for the nine months ended September 30, 2004. The decrease was primarily attributable to a $0.5 million decrease in contract labor expense due to decreased usage by affiliated inpatient services facilities, offset by a $0.3 million increase in various administrative expenses related to travel professionals.

General and administrative expenses, which include regional costs related to the supervision of operations, decreased $0.7 million, or 29.2%, to approximately $1.7 million for the nine months ended September 30, 2005 from approximately $2.4 million for the nine months ended September 30, 2004. The decrease was primarily due to lower administrative expenses and a decrease in headcount.

The provision for losses on accounts receivable decreased $0.5 million, or 125.0%, to a credit of approximately $0.1 million for the nine months ended September 30, 2005 from expense of $0.4 million for the same period in 2004. The decrease in expense in 2005 was due to bad debt recoveries for older receivables.

Home Health Services.    Net revenues from Home Health Services increased approximately $3.0 million, or 7.1%, to $45.5 million for the nine months ended September 30, 2005 from approximately $42.5 million for the nine months ended September 30, 2004. The increase in revenues was comprised primarily of:

–>
a $1.5 million increase in Medicare revenues due to increased patient visits; and

–>
an increase of $1.3 million in commercial insurance revenues due to increased patient visits.

Operating salaries and benefits expenses increased approximately $3.7 million, or 12.3%, to $33.7 million for the nine months ended September 30, 2005 from approximately $30.0 million for the nine months ended September 30, 2004. The increase is directly attributable to the increase in revenues, overtime, wage increases for replacement positions and a greater utilization of higher skilled labor such as registered nurses and therapists.

Self-insurance for workers' compensation and general and professional liability expenses decreased approximately $0.3 million, or 20.0%, to $1.2 million for the nine months ended September 30, 2005 from approximately $1.5 million for the nine months ended September 30, 2004. The decrease was directly attributable to an improvement in workers' compensation claims experience.

Other operating costs increased $0.1 million, or 2.0%, to $5.1 million for the nine months ended September 30, 2005 from $5.0 million for the nine months ended September 30, 2004. The increase was driven primarily by an increase in purchased services and other administrative costs.

General and administrative expenses increased $0.2 million, or 28.6%, to $0.9 million for the nine months ended September 30, 2005 from $0.7 million for the nine months ended September 30, 2004. The increase was primarily due to increased recruitment efforts to fill open positions.

The provision for losses on accounts receivable decreased $0.1 million, or 25.0% to approximately $0.3 million for the nine months ended September 30, 2005 from approximately $0.4 million for the nine months ended September 30, 2004. The decrease was primarily the result of bad debt recoveries of older receivables, for which a reserve had previously been recorded.

Laboratory and Radiology Services.    Net revenues from Laboratory and Radiology Services decreased $1.1 million, or 9.2%, to approximately $10.8 million for the nine months ended September 30, 2005 from approximately $11.9 million for the nine months ended September 30, 2004, due primarily to a decrease in nonaffiliated contracts in the northeast.

Self-insurance for workers' compensation and general and professional liability expenses decreased approximately $0.1 million, or 20.0%, to $0.4 million for the nine months ended September 30, 2005 from approximately $0.5 million for the nine months ended September 30, 2004. The decrease was due to an improvement in workers' compensation claims experience.

General and administrative expenses decreased $0.1 million, or 50%, to $0.1 million for the nine months ended September 30, 2005 to $0.2 million for the nine months ended September 30, 2004. The decrease was primarily due to lower administrative expenses.

The provision for losses on accounts receivable increased $0.1 million, or 50.0% to approximately $0.3 million for the nine months ended September 30, 2005 from approximately $0.2 million for the nine months ended September 30, 2004. The increase was primarily the result of a bad debt allowance adjustment recorded as a result of slow paying and uncollectible accounts.

Corporate

General and administrative costs not directly attributed to operating segments increased $3.4 million, or 11.3%, to approximately $33.5 million, or 5.3% of total net revenues, for the nine months ended September 30, 2005 from approximately $30.1 million, or 4.9% of total net revenues, for the nine months ended September 30, 2004. The increase was comprised primarily of:

–>
$1.3 million of increases in wage and health insurance rates coupled with a credit of $0.4 million recorded in the quarter for the prior year;

–>
an increase of $0.9 million in bank service charges as a result of the refund in 2004 of deferred bank charges associated with our credit facility restructuring;

–>
$0.7 million in severance paid during the first quarter of the year to two former executives; and

–>
$0.5 million in a 401(k) match program that was introduced during the year.

Interest expense

Net interest expense, not directly attributed to operating segments, increased $0.6 million to approximately $3.5 million for the nine months ended September 30, 2005 from approximately $2.9 million for the nine months ended September 30, 2004. The increase was primarily due to the interest incurred on the increased borrowings on our credit line.

Income tax benefit

Income tax benefit decreased $0.3 million to a benefit of $0.8 million for the nine months ended September 30, 2005 from a benefit of $1.1 million for the nine months ended September 30, 2004. The decrease was the result of fewer federal income tax refunds received in 2005.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net revenues increased $34.9 million to $813.3 million for 2004 from $778.4 million for 2003. We reported a net loss for the year ended December 31, 2004 of $18.6 million compared to net income of $0.4 million for the year ended December 31, 2003.

The net loss of $18.6 million for the year ended December 31, 2004 included:

–>
a $28.5 million loss on discontinued operations and the disposal of discontinued operations comprised primarily of $17.6 million of losses associated with the California clinical laboratory and radiology operations that was sold in November 2004 that included a revenue adjustment of $3.3 million related to a prior year and a provision for loss adjustment of $3.4 million, $5.3 million of losses associated with the divestiture of six skilled nursing facilities during 2004 and one in 2005 in our Inpatient Services division, $1.0 million of losses associated with the reclassification of our mobile radiology operations to assets held for sale as of September 30, 2005, and $4.3 million of residual costs associated with the sale of our pharmacy operations during 2003;

–>
$8.9 million interest expense, net;

–>
$2.0 million of restructuring costs associated with professional fees and one-time terminations;

–>
a $1.5 million loss on sale of assets associated with the write-down of land and a building held for sale; and

–>
$1.0 million loss on asset impairment,

offset by

–>
a $16.5 million, net, reduction in general and professional liability and workers' compensation insurance reserves due to improvement in claim trends, primarily for prior year policies;

–>
a $3.4 million gain on extinguishment on debt, net due to mortgage restructurings; and

–>
a net $1.2 million income tax benefit.

The net income for the year ended December 31, 2003 included:

–>
a $30.5 million gain on discontinued operations primarily driven by income of $49.5 million related to the sale of our pharmaceutical operations and $4.2 million of income related to the sale of our software development company that was sold in November 2003, offset by losses of $21.9 million related to the divestiture of 127 Inpatient Services facilities in 2003, six in 2004 and one in 2005; and

–>
a $4.2 million gain on sale of land and buildings included in our Other Operations segment,

offset by

–>
$16.9 million of interest charges;

–>
$14.7 million of restructuring charges; and

–>
$2.8 million of asset impairment charges.

Segment information

Inpatient Services.    Net revenues increased $39.2 million, or 7.2%, to approximately $585.8 million for year ended December 31, 2004 from approximately $546.6 million for the year ended December 31, 2003. The increase in net revenues for the Inpatient Services segment was primarily the result of:

–>
an increase of $17.4 million in Medicare revenues, $9.8 million of which was due to an improvement in overall facility occupancy to 90.8% from 90.1%, an improvement in Medicare mix to 13.0% from 12.2% of total occupancy, and $7.6 million due to higher per diem Medicare rates that started in October 2003;

–>
an increase of $16.5 million in Medicaid revenues, $19.0 million of which was caused by higher per diem Medicaid rates driven mainly by provider taxes, offset, in part, by a decrease of $3.5 million from lower Medicaid occupancy; and

–>
an increase of $3.9 million in private and commercial insurance revenues due to rate increases.

Operating salaries and benefits expenses increased $12.9 million, or 4.6%, to approximately $296.3 million for the year ended December 31, 2004 from approximately $283.4 million for the year ended December 31, 2003. The increase was primarily due to wage increases and an increase in labor hours associated with an increase in Medicare census, offset partly with a $3.7 million decrease in health insurance costs due to improved claims experience.

Self-insurance for workers' compensation and general and professional liability insurance decreased approximately $5.6 million, or 21.1%, to $20.9 million for the year ended December 31, 2004 as compared to $26.5 million for the year ended December 31, 2003. This decrease was comprised primarily of:

–>
a $9.1 million decrease related to patient care liability costs, net of a reduction of $14.0 million related to improvement in claims and settlement trends for prior periods;

offset by

–>
a $3.5 million increase related to workers' compensation insurance costs, net of a reduction of $3.2 million related to deterioration of claims trends for prior periods reflected in the twice yearly actuarial study.

Other operating costs increased approximately $8.3 million, or 5.4%, to $161.5 million for the year ended December 31, 2004 from $153.2 million for the year ended December 31, 2003. The increase was primarily due to:

–>
a $5.6 million increase in provider taxes for the 2004 year as compared to the same period in 2003 due, in part, to the implementation of provider taxes in North Carolina;

–>
an increase in ancillary therapy costs of $2.5 million driven primarily by the increase in Medicare customer base; and

–>
a net increase of approximately $0.4 million due to increases in the cost of supplies and other purchased services related to patient care.

Facility rent expense increased $0.5 million to approximately $35.6 million for the year ended December 31, 2004 from approximately $35.1 million for the year ended December 31, 2003 due to contractually scheduled rent increases on existing leases, offset by the favorable effect of the consolidation of the Clipper partnerships (see "Note 10—Variable Interest Entities" to our consolidated financial statements for the year ended December 31, 2004 included herein).

General and administrative expenses decreased $1.5 million, or 11.2%, to approximately $11.9 million for year ended December 31, 2004 from approximately $13.4 million for the year ended December 31, 2003. The $1.5 million decrease was primarily due to salaries and benefits expense for regional administrative and office personnel, utilities and supplies that were eliminated as part of the restructuring.

Depreciation and amortization increased $2.1 million, or 40.4%, to approximately $7.3 million for the 2004 year from approximately $5.2 million for the 2003 year. The increase was primarily attributable to capital expenditures incurred for facility improvements and the additional depreciation and amortization expense associated with the consolidation of Clipper partnerships. (See "Note 10—Variable Interest Entities" to our consolidated financial statements for the year ended December 31, 2004 included herein).

The provision for losses on accounts receivable decreased $3.8 million, or 59.4%, to approximately $2.6 million for the year ended December 31, 2004 from approximately $6.4 million for the year ended December 31, 2003 due to improved monitoring of current receivables and the collection of older receivables.

Net interest expense for the year ended December 31, 2004 was approximately $5.3 million as compared to $3.1 million for the year ended December 31, 2003. The $2.2 million, or 71.0%, increase was primarily due to the scheduled increase in expense related to debt amortization and the additional interest expense related to the consolidation of Clipper partnerships. (See "Note 10—Variable Interest Entities" to our consolidated financial statements for the year ended December 31, 2004 included herein).

Rehabilitation Therapy Services.    Net revenues for the Rehabilitation Therapy Services segment decreased $11.2 million, or 7.8%, to approximately $133.1 million for the year ended December 31, 2004 from approximately $144.3 million for the year ended December 31, 2003. The decrease was primarily due to the decrease in nonaffiliated sales as a result of the lingering disruption of the sales cycle in 2004 due to the January 2004 termination of the contemplated sale of substantially all of the segment announced in late 2003.

Operating salaries and benefits expenses decreased $7.2 million, or 7.3%, to approximately $91.7 million for the year ended December 31, 2004 from approximately $98.9 million for the same period in 2003. The decrease was primarily driven by the reduction of employees and reorganization of the operating structure as a result of the impact of lower revenues and a reclassification to general and administrative expenses.

Self-insurance expenses for workers' compensation and professional liability insurances decreased $1.1 million, or 61.1%, to $0.7 million for the year ended December 31, 2004 from $1.8 million for the year ended December 31, 2003. The decrease was primarily due to costs related to improved claims experiences during the year.

General and administrative expenses increased $2.8 million, or 77.8%, to $6.4 million for the year ended December 31, 2004 from $3.6 million for the year ended December 31, 2003. The increase was primarily due to reclassification of expenses included in operating expenses.

Depreciation and amortization decreased $0.9 million, or 81.8%, to approximately $0.2 million for the year ended December 31, 2004 from $1.1 million for the year ended December 31, 2003. The decrease was primarily due to the reduction in property carrying values due to closures of administrative office locations in conjunction with the Inpatient Services divestitures during 2003 and the restructuring of operations in 2004.

The provision for losses on accounts receivable decreased $0.3 million, or 16.7%, to approximately $1.5 million for the year ended December 31, 2004 from approximately $1.8 million for the year ended December 31, 2003. The decrease in expense was primarily due to improved collection and customer credit methods.

Medical Staffing Services.    Net revenues from the Medical Staffing Services segment decreased $5.0 million, or 8.1%, to approximately $56.8 million for the year ended December 31, 2004 from approximately $61.8 million for the year ended December 31, 2003. The decrease was primarily the result of decreased agency staff usage within our affiliated skilled nursing facilities and hospitals.

Operating salaries and benefits expenses were approximately $43.9 million for the year ended December 31, 2004 as compared to approximately $45.6 million for the year ended December 31, 2003, a decrease of $1.7 million, or 3.7%. The decrease was directly attributable to the decrease in revenue.

Other operating expenses, which include contract staffing utilized to staff personnel shortages, decreased $5.8 million, or 57.4%, to $4.3 million for 2004 year from $10.1 million for the 2003 year. The decrease was primarily attributable to a decrease of $5.2 million in contract labor expense due to decreased usage by the affiliated inpatient facilities and a $0.6 million decrease in regional administrative expenses.

General and administrative expenses increased $0.9 million, or 40.9%, to approximately $3.1 million for the year ended December 31, 2004 from approximately $2.2 million for the year ended December 31, 2003. The increase was primarily due to recruiting and retention costs associated with initiatives to attract new business and retain staff.

Home Health Services.    Net revenues from the Home Health Services segment increased approximately $1.2 million, or 2.2%, to $56.7 million for the year ended December 31, 2004 from approximately $55.5 million for the year ended December 31, 2003. The increase in revenues was due primarily to an increase in Medicare rates.

Operating salaries and benefits expenses increased approximately $0.2 million, or 0.5%, to $40.5 million for the 2004 year from approximately $40.3 million for the 2003 year. The increase was primarily the result of an increase in health insurance costs.

Self-insurance expenses for workers' compensation and professional liability insurance increased approximately $0.4 million, or 23.5%, to $2.1 million for the year ended December 31, 2004 from approximately $1.7 million for the year ended December 31, 2003. The increase was primarily the result of increased workers' compensation claims expenses.

The provision for losses on accounts receivable increased $0.3 million, or 150.0%, to approximately $0.5 million for the year ended December 31, 2004 from approximately $0.2 million for the year ended December 31, 2003. The increase was due to better than expected collections on account receivables in 2003 that did not occur in 2004.

Laboratory and Radiology Services.    Net revenues from the Laboratory and Radiology Services segment decreased $0.3 million, or 1.9%, to approximately $15.7 million for the year ended December 31, 2004 from approximately $16.0 million for the year ended December 31, 2003, due primarily to a decrease in contracts in our northeast laboratory operations.

Operating salaries and benefits expenses decreased approximately $0.1 million, or 1.1%, to $8.9 million for the 2004 year from approximately $8.8 million for the 2003 year. The decrease was primarily the result of a reduction in employees driven by the decrease in revenues.

Other operating costs increased $0.3 million, or 7.0%, to $4.6 million for the year ended December 31, 2004 from $4.3 million for the year ended December 31, 2003. This increase was due primarily to an increase in purchased and administrative services.

General and administrative expenses were approximately $0.3 million for the year ended December 31, 2004. These costs were included in operating costs for the same period in 2003.

The provision for losses on accounts receivable decreased $0.2 million, or 40.0%, to approximately $0.3 million for the year ended December 31, 2004 from approximately $0.5 million for the year ended December 31, 2003. The decrease was primarily the result of improved collections.

Corporate

General and administrative costs not directly attributed to operating segments increased $0.7 million, or 1.6%, to approximately $44.1 million for the year ended December 31, 2004 from approximately $43.4 million for the year ended December 31, 2003. The increase was primarily due to:

–>
$2.0 million of accounts payable vendor settlement payments related to the 2003 restructuring efforts that did not reoccur in 2004;

offset by

–>
$1.1 million of excess bank service charges due to a recovery in September 2004 associated with the refinancing of our credit line in September 2003.

Interest expense

Net interest expense not directly attributed to operating segments decreased $10.4 million, or 74.8%, to approximately $3.5 million for the year ended December 31, 2004 from approximately $13.9 million for the year ended December 31, 2003. The decrease was primarily due to the private placement in March 2004 of our common stock and warrants and the payoff of substantially all of the outstanding revolving loan balance for which interest was not incurred.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Our emergence from bankruptcy on February 28, 2002 and the adoption of fresh-start accounting as of March 1, 2002 materially changed the presentation of the consolidated financial statements of the Predecessor Company. With respect to reported operating results for the year ended December 31, 2003 and the year ended December 31, 2002, we believe that business segment operating income of the Predecessor Company is generally not comparable to that of the Reorganized Company; therefore a discussion of segment results for the year ended December 31, 2003 as compared to the ten months ended December 31, 2002 and the two months ended February 28, 2002 is not appropriate or meaningful.

Results of operations

We reported net income for the year ended December 31, 2003 of $0.4 million compared to net income of $1,047.4 million for the prior year. The net income for the year ended December 31, 2003 included the following:

–>
a $30.5 million gain on discontinued operations primarily driven by net income of $49.5 million related to the sale of our pharmaceutical operations and $4.2 million of net income related to the sale of land and buildings of our software development company that was sold in November 2003, offset by net losses of $21.9 million related to the divestiture of 127 Inpatient Services facilities in 2003, six in 2004 and one in 2005; and

–>
a $4.2 million gain on sale of land and buildings included in our Other Operations segment,

offset by

–>
$16.9 million of interest charges;

–>
$14.7 million of restructuring charges; and

–>
$2.8 million of asset impairment charges.

The net income for the prior year included a gain on extinguishment of debt of $1,498.4 million related to our emergence from bankruptcy in early 2002, an asset impairment charge of $275.4 million, a $20.0 million charge for patient care liability costs related to our inpatient services operation, a favorable adjustment of $6.0 million related to workers' compensation insurance costs primarily related to our inpatient services operation, and an $8.7 million gain on sale of assets, net, primarily due to the reversal of prepetition liabilities related to disposed facilities.

Net revenues

Our net revenues were $778.4 million for the year ended December 31, 2003 compared to, $937.9 million for the prior year. The decrease in net revenues of approximately $159.5 million, or 17.0% for the year ended December 31, 2003, as compared to the prior year, primarily consisted of the following:

–>
a $149.0 million decrease within inpatient services operations, a $37.2 million decrease within our pharmaceutical services operations, a $3.5 million decrease in our California clinical laboratory and radiology operations, offset in part by an $8.5 million reduction in affiliated revenues due to the classification within operations revenues for January and February 2002 that, for the ten months ended December 31, 2002 and for the year ended December 31, 2003, are included in discontinued operations;

offset by

–>
an increase of $21.9 million due to increased revenues from facilities in our same store inpatient services operations which we operated during the year ended December 31, 2003 and 2002;

The increase in net revenues of $21.9 million from our inpatient services operations on a same store basis for the year ended December 31, 2003, as compared to the year ended December 31, 2002, was primarily due to the following:

–>
an increase in Medicaid revenues of $18.9 million primarily due to higher reimbursement rates;

–>
an increase of $1.3 million in commercial revenue primarily due to higher census; and

–>
a $1.6 million net increase in Medicare revenues, which was comprised of a $24.1 million decrease in Medicare rates, an increase of $16.0 million due to improved Medicare mix, a market basket increase of $6.2 million and higher Medicare Part B revenues of $0.3 million.

Operating salaries and benefits

Operating salaries and benefits for the year ended December 31, 2003 were $477.2 million as compared to $561.2 million for the year ended December 31, 2002. The decrease of $84.0 million, or 15.0%, was primarily the result of personnel cost reductions that occurred commensurate with the inpatient facility divestitures and the reclassification to discontinued operations of ten months of expenses related to discontinued operations.

Self-insurance for workers' compensation and general and professional liability

With a decrease of $3.2 million, or 9.0%, for the year ended December 31, 2003 as compared to the year ended December 31, 2002, costs related to workers' compensation and general and professional liability insurance remained essentially flat year over year; however, the 2002 expenses were impacted with a net $14.0 million charge recorded in third quarter of 2002 for prior year policy exposures.

Facility rent expense

We reported facility rent expense of $38.8 million in 2003 as compared to $60.8 million in 2002, a decrease of $22.0 million, or 36.2%. For the year ended December 31, 2003, facility rent expense for our Inpatient Services segment was approximately $35.1 million compared to $55.1 million for the same period ended December 31, 2002 due primarily to lease terminations and divestitures of inpatient facilities during 2003.

Other operating expenses, general and administrative expenses and provision for losses on accounts receivable

We reported other operating expenses, general and administrative expenses and provision for losses on accounts receivable of $222.5 million for the year ended December 31, 2003 compared to $281.2 million for the same period in 2002. The decrease of approximately $58.7 million, or 20.9%, consisted of the following:

–>
a decrease of $36.9 million primarily due to the classification within operations expenses for January and February 2002 that, for the ten months ended December 31, 2002 and for the year ended December 31, 2003, are included in discontinued operations; and

–>
a decrease of $24.3 million due to general and administrative salaries and other cost reductions as a result of our restructuring;

offset by

–>
an increase of $4.5 million in provision for loss.

Interest expense, net

Interest expense, net, increased to $16.9 million for the year ended December 31, 2003, as compared to $15.3 million for the same period in 2002, a $1.6 million, or 10.5%, increase, of which $2.4 million was due primarily to the recognition of interest expense at a higher effective interest rate for our term loan, offset by a $0.7 million decrease related to lower interest charges incurred due to lower carrying values on our debt instruments during 2003 as compared to 2002. While we were under bankruptcy protection through the two months ended February 28, 2002, we did not record interest on essentially all of our prepetition debt. Had we not been under bankruptcy protection, our interest expense, net, for the year ended December 31, 2002 would have been approximately $38.9 million.

Depreciation and amortization

Depreciation and amortization expense decreased $14.3 million, or 66.8%, to $7.1 million for the year ended December 31, 2003 as compared to $21.4 million for the same period in 2002. The decrease was primarily attributable to decreases in property carrying amounts as a result of the impairment recorded in the fourth quarter of 2002.

Income taxes

We recorded a provision for income taxes of approximately $1.3 million, of which $0.6 million was related to discontinued operations, for the year ended December 31, 2003, primarily related to state income taxes. We increased our valuation allowance on our deferred tax assets by $93.3 million during 2003 to $708.8 million as of December 31, 2003. This valuation allowance was required under the guidance in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," due to our historical operating performance and our cumulative net losses.

Liquidity and capital resources

For the nine months ended and as of September 30, 2005, our net income was $13.1 million and our working capital deficit was $27.4 million. As of September 30, 2005, we had cash and cash equivalents of approximately $13.6 million, $20.8 million outstanding under our Revolving Loan Agreement and approximately $13.1 million of funds available for borrowing under our Revolving Loan Agreement, which expires March 1, 2007. We entered into a Restated Revolving Loan Agreement in December 2005 to increase our availability and reduce our interest costs. Upon closing of the acquisition of Peak, we intend to refinance Peak's revolving indebtedness through our restructured Revolving Loan Agreement. We believe that our operating cash flows, existing cash reserves, the net proceeds from this offering and availability for borrowing under our Restated Revolving Loan Agreement will provide sufficient funds for the operations, capital expenditures and regularly scheduled debt service payments of the combined companies at least through the next twelve months.

For the year ended December 31, 2004, our net loss was $18.6 million. As of December 31, 2004, we had cash and cash equivalents of approximately $22.6 million, our working capital deficit was $30.6 million, and we had approximately $25.8 million of funds available for borrowing.

Cash flows

For the nine months ended September 30, 2005, our net cash used for operating activities was $14.9 million, which was primarily the result of $20.2 million in funding for workers' compensation and general and professional liability insurances. The $20.8 million in borrowings under our Revolving Loan Agreement and the cash proceeds of $9.4 million from the sale of assets were primarily used to fund $11.8 million in capital expenditures, $7.0 million in net debt service for the year, and $5.4 million in acquisition costs for the medical staffing segment. The $7.0 million in debt service was the net of $18.0 million in long-term debt repayments and an $11.0 million borrowing, as a result of the refinance of three facility mortgages.

For the nine months ended September 30, 2004, our net cash used for operating activities was $23.1 million, which was primarily the result of $24.0 million in funding for workers' compensation and general and professional liability insurances. The $52.3 million net proceeds from the equity offering we completed in early 2004 were used to fund self-insurance liabilities, pay down the $13.1 million balance under our Revolving Loan Agreement, fund $8.3 million in capital expenditures, and pay $5.9 million in debt service for the year.

For the year ended December 31, 2004, the net cash decrease was approximately $3.0 million from the year ended December 31, 2003. The decrease was comprised primarily of:

–>
$20.9 million of general and professional liability settlements;

–>
$12.5 million to pay down our revolving credit line as a result of our private equity placement described below;

–>
$12.9 million of capital expenditures, primarily in our long-term care operations;

–>
$11.7 million to pay down past-due vendor trade accounts payables;

–>
$6.7 million in debt repayment and other expenses primarily related to the refinancing of six mortgages and other long-term debt repayments;

–>
$5.1 million related to payments for retention and operating bonus compensation and severance benefits; and

–>
$0.7 million for the acquisition of a home health agency in November 2004;

offset by

–>
$52.3 million of equity proceeds realized from the private equity placement described below; and

–>
$19.9 million of collections on accounts receivable for divested facilities.

On February 20, 2004, we completed a private placement of our common stock and warrants to purchase common stock to investors. We received net proceeds of approximately $52.3 million in the private placement. We sold approximately 4.4 million shares of our common stock, and warrants to purchase approximately 2.0 million shares of our common stock (inclusive of warrants paid to the placement agent). The price paid by investors was $12.70 per unit, except for 155,400 units sold at $12.87 per unit. Each unit consisted of one share of common stock and a warrant to purchase 0.4 shares of common stock with a warrant exercise period of five years at an average exercise price of $13.05 per share.

On March 1, 2004, we entered into an Amended and Restated Master Lease Agreement with Omega Healthcare Investors, Inc. and various of its affiliates ("Omega"). Prior to our portfolio restructuring, we leased 51 facilities from Omega. Pursuant to the new master lease, we continue to operate 30 facilities (including 23 long-term care facilities, one rehabilitation and one long-term care hospital, and five behavioral facilities). The new master lease also settled a combination of (i) accrued past due rent and (ii) future rent obligations that would otherwise have become due under the previously existing master leases as of March 1, 2004 by combining those amounts into "deferred base rent." This deferred base rent accrued interest (compounded annually) at a floating rate of 375 basis points over the applicable LIBOR rate (subject to a floor rate of 6.0%). However, in April 2004, Omega exercised its right to convert the deferred base rent and accrued interest into 760,000 shares of our common stock and $0.5 million in cash, resulting in a $4.4 million charge recorded in loss on disposal of discontinued operations, net, for the year ended December 31, 2004 and ceasing further accrual of interest on the deferred rent.

We have substantially completed our restructuring efforts, including the restructuring of the portfolio of leases under which we operate most of our long-term care facilities. Through September 30, 2005, we had divested 135 facilities. During the two years ended December 31, 2004, we withheld approximately $28.5 million in accrued rent payments and $0.7 million of mortgage payments on facilities that we identified for transfer to new operators. As of December 31, 2004, we were released of our obligations to pay approximately $15.7 million of the withheld rent, $8.0 million was paid in settlements with landlords, $2.9 million was offset by security deposits, reducing other assets, that were used toward unpaid rent, and $1.9 million remains in other accrued liabilities and is related to divested buildings that do not have a release date pursuant to a lease termination agreement.

Revolving loan agreement

On December 2, 2005, we entered into a Restated Revolving Loan Agreement with CapitalSource Finance LLC, as collateral agent, and certain lenders, which amends and restates our Revolving Loan Agreement that we entered into in September 2003. The Restated Revolving Loan Agreement, among other things, extends the termination date to January 31, 2009, increases the amount available under the Restated Revolving Loan Agreement to $100.0 million, increases our borrowing availability by decreasing the reserves required by the lenders, and reduces the interest cost on borrowings The interest rate on borrowings initially equals 2.75% (which percentage is subject to adjustment based on our fixed charge coverage ratio) plus the greater of (i) 4.31% or (ii) (a) a floating rate equal to the London Interbank Offered Rate for one month adjusted daily or (b), at our option, a rate that is fixed for a period of 30, 60 or 90 days equal to the London Interbank Offered Rate two days prior to the commencement of such period. The Restated Revolving Loan Agreement continues to be secured by almost all of our assets, including accounts receivable, inventory, stock of our subsidiaries and equipment, but excluding real estate. Upon closing of the acquisition of Peak, we intend to refinance Peak's revolving indebtedness through our Restated Revolving Loan Agreement.

Availability of amounts under the Restated Revolving Loan Agreement is subject to compliance with financial covenants, including a fixed charge coverage covenant, which requires that the ratio of Operating Cash Flow (as defined in the Restated Revolving Loan Agreement) to Fixed Charges (as defined in the Restated Revolving Loan Agreement) equal or exceed 1.0:1.0. Our borrowing availability under the Restated Revolving Loan Agreement is generally limited to up to eighty-five percent (85%) of the value of Eligible Receivables (as defined in the Restated Revolving Loan Agreement) plus eighty-five percent (85%) of the value of our accounts receivable that are deemed eligible pursuant to the Restated Revolving Loan Agreement, plus an overadvance facility equal to an additional 15% of such receivables, but not to exceed $100.0 million. The defined borrowing base as of December 2, 2005 was $70.1 million, net of specified reserves of $4.8 million. The Restated Revolving Loan Agreement contains customary events of default, such as our failure to make payment of amounts due, defaults under other agreements evidencing indebtedness, certain bankruptcy events and a change of control (as defined in the Restated Revolving Loan Agreement) of Sun. The agreement also contains customary covenants restricting, among other things, incurrence of indebtedness, liens, acquisitions and dispositions, mergers and investments. We have also agreed to limit our capital expenditures to a maximum of $13.0 million in any six-month period. Failure to comply with a covenant or the occurrence of an event of default could result in the acceleration of payment obligations under the Restated Revolving Loan Agreement.

Acquisitions

On August 29, 2005, we acquired ProCare, a temporary nurse staffing business, for a total purchase price of $8.3 million, of which $4.2 million was paid at closing and $4.1 million is payable over three years pursuant to two promissory notes. ProCare had revenues in 2004 of approximately $18.0 million. The $8.3 million acquisition cost, including $0.1 million in estimated professional fees, was allocated to the assets acquired and liabilities assumed, based on their fair values of $2.5 million to working capital and $5.9 million to intangible assets. Of the $5.9 million of acquired intangible assets, $0.1 million was assigned to trade names and $3.3 million was assigned to customer contracts, both of which are subject to amortization. The remaining $2.5 million of acquired intangible assets represented goodwill and was assigned to the Medical Staffing segment and will be subject to annual impairment tests. The allocation of the purchase price was based on preliminary data and could change when final valuation of certain intangible assets is obtained.

Assets held for sale

During the nine months ended September 30, 2005, we sold one nursing facility for approximately $1.0 million in cash, and land and a building for approximately $0.8 million.

In July 2003, we sold the assets of our pharmaceutical services operations, including the assets of SunScript Pharmacy Corporation, to Omnicare, Inc. for $90.0 million. Of the $90.0 million, we received cash proceeds of $75.0 million at closing while $15.0 million was not scheduled to be paid until 2005. Approximately $7.7 million of the $15.0 million hold back was received during September 2005. Payment of the remainder of the hold back is pending the completion of a net asset adjustment reconciliation satisfactory to both parties to the transaction. The reconciliation, which is not directly related to the hold back consideration, and for which provision has previously been made, is expected to be completed during the fourth quarter of 2005.

As of September 30, 2005, we classified Pacific Mobile, our mobile radiology services operations located in Arizona and Colorado, with a carrying amount of $0.2 million and three undeveloped parcels of land and an office building collectively valued at $2.9 million, as held for sale, pursuant to SFAS No. 144. We completed the sale in November 2005.

Debt

As part of the ProCare staffing acquisition in August 2005, we incurred $4.1 million in promissory notes payable over three years. (See "Note 15—Acquisitions" to our consolidated financial statements for the nine months ended September 30, 2005 included herein).

During August 2005, we refinanced three mortgages that were due in 2005 with CapitalSource Finance for $11.0 million. These loans bear interest at 8.5%, mature in five years, require monthly principal and interest payments and are secured by the real property of the nursing facilities.

On February 28, 2002, we delivered a promissory note to the federal government as part of our settlement agreement pursuant to our Plan of Reorganization. The remaining payments due under the promissory note are $3.0 million on each of February 28, 2006 and 2007. Interest under the promissory note is based upon the weekly average one-year constant maturity treasury yield. The effective interest rate as of September 30, 2005 was approximately 2.2%.

Capital expenditures

We incurred total net capital expenditures related to improvements at existing facilities, as reflected in the segment reporting, of $11.8 million and $8.3 million for the nine months ended September 30, 2005 and 2004, respectively. There were no significant capital expenditures for divested facilities for the nine months ended September 30, 2005.

We incurred total net capital expenditures related primarily to improvements at existing facilities, as reflected in the segment reporting, of $12.9 million, $16.6 million and $34.7 million for the year ended December 31, 2004, the year ended December 31, 2003 and the ten month period ended December 31, 2002, respectively. These capital expenditures include those related to discontinued operations of $0.9 million, $4.7 million and $16.1 million for the year ended December 31, 2004, the year ended December 31, 2003 and the ten month period ended December 31, 2004, respectively. We had construction commitments as of December 31, 2004 under various contracts of approximately $2.8 million related to improvements at facilities.

Other

In August 2005, we agreed to pay the Bureau of Medi-Cal Fraud and Elder Abuse of the Attorney General of the State of California $2.5 million in quarterly payments commencing October 2005 and terminating July 2007. See "Business—Legal Proceedings."

We continue to negotiate settlements of bankruptcy claims for periods prior to October 14, 1999 that were filed by various State Medicaid agencies. As of September 30, 2005, we expect to pay $2.5 million to the State Medicaid agencies to resolve these claims. The payments are expected to be made partly in cash, partly with promissory notes and potentially netted against reimbursements payable to us.

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates and judgments that affect the reported amounts and related disclosures of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ materially from these estimates. We believe the following critical accounting policies, among others, affect the more significant judgments and estimates used in the preparation of the consolidated financial statements.

Net revenues

Net revenues consist of long-term and subacute care revenues, rehabilitation therapy revenues, medical staffing services revenues, home health revenues and laboratory and radiology revenues. Net revenues are recognized as services are provided. Revenues are recorded net of provisions for discount arrangements with commercial payors and contractual allowances with third-party payors, primarily Medicare and Medicaid. Net revenues realizable under third-party payor agreements are subject to change due to examination and retroactive adjustment. Estimated third-party payor settlements are recorded in the period the related services are rendered. The methods of making such estimates are reviewed periodically, and differences between the net amounts accrued and subsequent settlements or estimates of expected settlements are reflected in current results of operations, when determined.

Accounts receivable and related allowance

Our accounts receivable relate to services provided by our various operating divisions to a variety of payors and customers. The primary payors for services provided in long-term and subacute care facilities that we operate are the Medicare program and the various state Medicaid programs. The rehabilitation therapy service operations provide services to patients in nonaffiliated long-term, rehabilitation and acute care facilities. The billings for those services are submitted to the nonaffiliated facilities. Many of the nonaffiliated long-term care facilities receive a large majority of their revenues from the Medicare program and the state Medicaid programs.

Estimated provisions for doubtful accounts are recorded each period as an expense to the consolidated statements of operations. In evaluating the collectibility of accounts receivable, we consider a number of factors, including the age of the accounts, changes in collection patterns, the financial condition of our customers, the composition of patient accounts by payor type, the status of ongoing disputes with third-party payors and general industry conditions. Any changes in these factors or in the actual collections of accounts receivable in subsequent periods may require changes in the estimated provision for loss. Changes in these estimates are charged or credited to the results of operations in the period of the change.

The allowance for uncollectible accounts related to facilities that we currently operate is computed by applying a bad debt percentage to the individual accounts receivable aging categories based on historical collections. An adjustment is then recorded each month to adjust the allowance based on this procedure. In addition, a retrospective collection analysis is performed within each operating company to test the adequacy of the reserve on a quarterly basis.

The allowance for uncollectible accounts related to facilities that we have divested was based on a percentage of outstanding accounts receivable at the time of divestiture and was recorded in gain or loss on disposal of discontinued operations, net. As collections are recognized, the allowance will be adjusted as appropriate. This percentage was 40% in 2002 and was adjusted to 30% in the fourth quarter of 2003. The percentages were developed from historical collection trends of our divestitures. Due to favorable collections, $0.2 million and $6.5 million of the reserve was recovered during the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively. As of September 30, 2005, we had $1.2 million in accounts receivable for divested operations, net of $7.9 million of allowance for doubtful accounts.

Insurance

We self-insure for certain insurable risks, including general and professional liability, workers' compensation liability and employee health insurance liability through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate. There is a risk that amounts funded to our self-insurance programs may not be sufficient to respond to all claims asserted under those programs. Provisions for estimated reserves, including incurred but not reported losses, are provided in the period of the related coverage. An independent actuarial analysis is prepared twice a year to determine the adequacy of the self-insurance obligations booked as liabilities on our financial statement. The methods of making such estimates and establishing the resulting reserves are reviewed periodically and are based on historical paid claims information and nationwide nursing home trends. Any adjustments resulting there from are reflected in current earnings. Claims are paid over varying periods, and future payments may be different than the estimated reserves. Effective with the policy period beginning January 1, 2002, we discount our workers' compensation reserves based on a 4% discount rate. At December 31, 2004, the discounting of these policy periods resulted in a reduction to our reserves of approximately $7.5 million.

Based on the results of the actuarial analysis prepared as of September 30, 2002, which considered nationwide nursing home trends that showed significant increases in patient care liability costs, we recorded a pre-tax charge of $20.0 million for the ten months ended December 31, 2002 related to an increase in patient care liability costs for prior policy years. Based on the results of the actuarial analysis, we recorded a net pre-tax charge of $0.4 million for the year ended December 31, 2003 related to patient care and workers' compensation liability costs. Based on the results of the actuarial analysis we recorded a net pre-tax credit of $17.7 million for the year ended December 31, 2004 related to improvement in claim trends primarily for prior year policies for patient care and workers' compensation liability costs.

Impairment of assets

Goodwill

Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142") established new rules on the accounting for goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized; however, they are subject to annual impairment tests as prescribed by the statement. Intangible assets with definite lives continue to be amortized over their estimated useful lives.

Pursuant to SFAS No. 142, we perform our annual goodwill impairment analysis during the fourth quarter for each reporting unit that constitutes a business for which discrete financial information is produced and reviewed by operating segment management. We determine impairment by comparing the net assets of each reporting unit to their respective fair values. We determine the estimated fair value of each reporting unit using a discounted cash flow analysis. In the event a unit's net assets exceed its fair value, an implied fair value of goodwill must be determined by assigning the unit's fair value to each asset and liability of the unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is measured by the difference between the goodwill carrying value and the implied fair value.

For the ten months ended December 31, 2002, we recorded a goodwill impairment of $231.1 million within the following reporting units: (i) long-term care facilities within certain states, $104.9 million in the aggregate; (ii) our rehabilitation therapy business, $57.0 million; (iii) our pharmaceutical services operations which were sold in July 2003 and classified in discontinued operations, $64.5 million; (iv) our medical staffing business, no impairment; and (v) our software development company which was sold in November 2003 and classified in discontinued operations, $4.7 million. We did not record a goodwill impairment for the years ended December 31, 2003 and December 31, 2004. As of September 30, 2005, we had $4.6 million in goodwill.

Indefinite life intangibles

Pursuant to SFAS No. 142, we evaluate the recoverability of the trademarks by comparing the asset's respective carrying value to estimates of fair value. We determine the estimated fair value of each trademark through a discounted cash flow analysis. The Reorganized Company recorded $34.6 million in trademarks under fresh-start accounting based on an independent and separate valuation report of the fair value of our intangible assets as of March 1, 2002. Our trends of financial performance subsequent to emergence from bankruptcy proceedings, the impact of the expiration of Medicare reimbursement add-ons, increases in patient care liability claims and retention levels and workers' compensation insurance costs represented indicators of impairment. As a result, we internally prepared an impairment analysis using discounted cash flows in order to estimate the fair value of Indefinite Life Intangibles. The analysis resulted in an impairment of $26.0 million for the ten months ended December 31, 2002 within the following segments: (i) $0.7 million related to our rehabilitation therapy business, (ii) $7.2 million related to our pharmaceutical services operations which were sold in July 2003 and classified in discontinued operations, (iii) $0.9 million related to our medical staffing business and (iv) $17.2 million within our corporate segment. We did not record an impairment to our Indefinite Life Intangibles for the years ended December 31, 2003 and December 31, 2004.

Finite life intangibles

Pursuant to SFAS No. 142, we evaluate the recoverability of the lease intangibles by comparing an asset's respective carrying value to estimates of undiscounted cash flows over the life of the lease. If the carrying value of the asset exceeded the undiscounted cash flows, an impairment loss was measured by comparing the estimated fair value of the asset, based on discounted cash flows, to its carrying value. The Reorganized Company recorded $28.2 million in favorable lease intangibles under fresh-start accounting based on an independent and separate valuation report of the fair value of our assets and liabilities as of March 1, 2002. Our trends of financial performance subsequent to emergence from bankruptcy proceedings, the Medicare "Cliff" impact and increases in patient care liability claims and retention levels and workers' compensation insurance cost represented indicators of impairment. As a result, at December 31, 2002 and 2003 we internally prepared an impairment analysis using discounted cash flows in order to estimate the fair value of Finite Life Intangibles. The analysis resulted in an impairment of $24.0 million and $0.5 million for the ten months ended December 31, 2002 and for the year ended December 31, 2003, respectively, within our Inpatient Services segment. We did not record an impairment to our Finite Life Intangibles for the year ended December 31, 2004.

Long-lived assets

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS

No. 144"), which addresses financial accounting and reporting for the impairment of long-lived assets (other than goodwill and indefinite lived intangibles) and for long-lived assets to be disposed of. SFAS No. 144 requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets' carrying amounts. The impairment loss is measured by comparing the estimated fair value of the asset, usually based on discounted cash flows, to its carrying amount. In accordance with SFAS No. 144, we assess the need for an impairment write-down when such indicators of impairment are present.

2004.    During the fourth quarter of 2004, we recorded pretax charges totaling approximately $1.0 million for asset impairments. The asset impairment charges related to a $1.0 million write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment.

2003.    During the fourth quarter of 2003, we recorded pretax charges totaling approximately $2.3 million for asset impairments. The asset impairment charges consisted of a $2.3 million write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment, $0.2 million of which related to under-performing facilities identified for divestiture as of December 31, 2003.

2002.    During the fourth quarter of 2002, we recorded pretax charges totaling approximately $126.7 million for asset impairments. The asset impairment charges consisted of the following:

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$81.6 million write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment, $53.6 million of which related to under-performing facilities identified for divestiture as of December 31, 2002;

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$42.8 million write-down of property and equipment in our Other Operations segment which consisted of $8.7 million for Shared Healthcare Systems and $34.1 million for our corporate headquarters; and

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$2.3 million write-down of property and equipment in our Pharmaceutical and Medical Supply Services segment.

The October 1, 2002 elimination of certain funding under the Medicare program and the increase in our patient care liability costs affected our 2002 and future cash flows, and therefore, the fair values of each of our asset groups. This event led to an impairment assessment on each of our asset groups, including:

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estimating the undiscounted cash flows to be generated by each of the asset groups over the remaining life of the primary asset; and

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reducing the carrying value of the asset to estimated fair value when the total estimated undiscounted future cash flows were less than the current book value of the long-lived assets (excluding goodwill and other indefinite lived intangible assets).

In estimating the undiscounted cash flows for the 2002 impairment assessment, we primarily used our internally prepared budgets and forecast information including adjustments for the following items: Medicare and Medicaid funding; overhead costs; capital expenditures and patient care liability costs. We also considered our plans to transition under-performing long-term care facilities, which accounted for approximately 56% of our facilities, to new operators. Since indicators of impairment were present and the undiscounted cash flows were not sufficient to recover the assets' carrying amounts, the impairment loss was measured by comparing the estimated fair value of the assets to their carrying amount. In order to estimate the fair values of the entities, we used a discounted cash flow approach. That assessment resulted in an impairment related to the under-performing facilities of approximately $53.6 million.

Long-lived assets to be disposed of

SFAS No. 144 requires that long-lived assets to be disposed of be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations are no longer measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Depreciation is discontinued once an asset is classified as held for sale. During the two month period ended February 28, 2002, the Predecessor Company presented the operating results of all facilities identified for sale or disposition in discontinued operations in the consolidated statement of operations. From March 1, 2002 to December 31, 2002, the Reorganized Company had a limited number of facilities disposed of or transferred to assets held for sale. These facilities' operating results were included in continuing operations and were immaterial to our consolidated financial position and results of operations.

Business

OVERVIEW

We are a nationwide provider of long-term, subacute and related specialty healthcare services to the senior population in the United States. Our core business is providing inpatient services, primarily through 85 skilled nursing facilities, eight assisted living facilities, six mental health facilities and three specialty acute care hospitals with 10,551 licensed beds located in 13 states at September 30, 2005. We also provide rehabilitation therapy services to 411 facilities in 39 states, temporary medical staffing services and home health services to adult and pediatric patients.

In February 2002 we emerged from Chapter 11 bankruptcy proceedings pursuant to the terms of our Plan of Reorganization. During the bankruptcy proceedings, we divested our international operations and over 100 inpatient facilities. After the bankruptcy proceedings were concluded, our new management team determined that further significant restructuring of our business was necessary in order to preserve and enhance shareholder value. Our restructuring plan involved:

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renegotiation of the terms of our leases for skilled nursing facilities to reduce lease expenses;

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divestiture of poor performing inpatient facilities; and

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sale of non-core assets to generate liquidity.

The restructuring plan was substantially completed in December 2004, resulting in an approximate 300 basis point reduction in lease expense as a percentage of net revenues, the divestiture of 135 inpatient facilities and the sale of our pharmacy business.

INDUSTRY

The demand for long-term healthcare services is being driven by the aging population, increased life expectancies and a decrease in the number of senior care facilities. As of 2004, there were approximately 3.6 million Americans aged 85 or older, or 1.3% of the population, according to the United States Census Bureau. This age group is projected to grow to over 5.7 million by 2010 and to approximately 6.8 million by 2020, or 2.1% of the projected population. Furthermore, CMS predicts that government spending on nursing homes will grow from $106.6 billion in 2002 to approximately $194.6 billion in 2014, representing an annual growth rate of 5.1%. Despite this potential rise in demand for senior care, there has been a noticeable, decreasing trend in the number of certified nursing homes. According to the American Health Care Association, the number of nursing facilities has declined from 17,014 (1,708,500 beds) in 1999 to 16,032 (1,676,770 beds) in June 2005. With no net increase in the number of available beds, we believe these demographic trends will create growth opportunities for the most efficient facility operators.

COMPETITIVE STRENGTHS

We believe that the following competitive strengths will allow us to continue to improve our operations and profitability:

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National footprint.    Our core business, providing inpatient services, operates through 102 facilities in 13 states. We also provide rehabilitation therapy services to 411 facilities in 39 states and medical staffing services in major metropolitan areas across 21 states. This enables us to realize the benefits of economies of scale, purchasing power and increased operating efficiencies relevant to corporate functions. Furthermore, our geographic diversity mitigates our risk associated with fluctuating state regulatory changes related to reimbursement and the handling of patient care liability.

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Core inpatient business.    Our inpatient business has demonstrated consistent revenue and earnings growth through expansion of its service offerings and an increase in the percentage of Medicare revenues. In each of the last seven consecutive quarters, we have increased the percentage of our revenues derived from Medicare, in both patient count and revenue dollars, when compared with the same quarter in the prior year, while maintaining inpatient occupancy rates above industry averages. We expect future growth will come from both continued expansion of clinical competencies and services along with continued improvement in referral development within our local medical communities.

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Quality of care and strong brand image.    We have implemented industry leading initiatives to provide a high quality of care to our patients. These steps have resulted in a reduction in the size and number of liability claims along with improved regulatory outcomes from our state licensing bodies. Our standard of care has further strengthened our brand image, allowing us to develop an extensive referral network of patients.

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Ancillary businesses that provide a platform for future growth and diversification.    Our rehabilitation therapy, medical staffing and home health businesses have a proven operating model that complements our core inpatient business. These ancillary businesses diversify our revenue base and improve our payor mix. Our rehabilitation business has demonstrated its ability to grow organically and partner with both skilled and assisted living facilities in delivering efficient and effective rehabilitation services to its customers in 39 states. Our medical staffing business has diversified its offerings as evidenced by its staffing of physicians, therapists, nurses, pharmacists and traveling therapists and nurses in 21 states. In addition, our home health business has a stable operating history and is well positioned to expand through acquisition to maximize the leverage of its operating model.

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Experienced management team with a proven track record.    Our management team, at both the executive and operating levels, has significant industry knowledge and operating experience in the senior living industry. Our chief executive officer and chief financial officer and the president of SunBridge, our inpatient services subsidiary, have over 75 years of cumulative experience. Since 2002, we have disposed of 135 facilities, reduced our cost structure, improved our capital structure, and hired experienced executives for key management positions.

BUSINESS STRATEGY

We intend to build on our competitive strengths to grow our business and maintain our position as a nationwide provider of senior services by achieving the following objectives:

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Continue our inpatient growth.    We intend to grow our inpatient operations by maintaining a high occupancy rate and enhancing our payor mix. We are currently implementing this strategy by focusing on our clinical and case management skills to increase our percentage of revenues derived from Medicare and creating specialty units within our facilities to meet unique clinical needs within a community. We plan to take advantage of our marketing infrastructure and brand image to attract new patients and to expand our customer base. Additionally, we will continue to explore opportunities to increase our portfolio through acquisition in both existing states and new states that provide appropriate business opportunities.

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Seek growth in our ancillary businesses.    We will continue to develop and grow our ancillary businesses, which provide us with diversified revenue sources, favorable payor mix and growth opportunities. We believe strong industry fundamentals in the rehabilitation, medical staffing and home health sectors will provide consistent demand for our services and allow us to be a leading player in these businesses. Our growth strategy will be balanced between organic and acquisition based growth that leverages our existing footprint and infrastructure.

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Increase operational efficiency and leverage our existing platform.    We will continue to focus on improving operating efficiency without compromising our high quality of care. We plan to reduce costs and enhance efficiency through various methods, including:

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reducing overhead through process improvement and frequent re-examination of costs;

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controlling risks through a highly structured management process;

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reducing our general and professional liability expenses year-over-year; and

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continued analysis of the profitability of individual business units.

As part of the implementation of our business strategy, in May 2005, we entered into agreements to acquire Peak, an operator of 62 inpatient facilities in New Mexico, Oklahoma, Colorado, Montana, Idaho, Utah and Wyoming. Also, in August 2005, we acquired ProCare, a leading provider of specialized nurse staffing with approximately 829 nurses on its roster. We believe these acquisitions will provide us with critical mass in new geographic markets, potential synergies from reduction in overhead, improved purchasing discounts and revenue and margin growth opportunities.

BUSINESS SEGMENTS

We currently operate through various direct and indirect subsidiaries that engage in the following five principal business segments:

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inpatient services, primarily skilled nursing facilities;

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rehabilitation therapy services;

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medical staffing services;

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home health services; and

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laboratory and radiology services.

The following is a description of our current business segments.

Inpatient services

As of September 30, 2005, we operated 102 long-term care facilities (consisting of 85 skilled nursing facilities, eight assisted living facilities, six mental health facilities and three specialty acute care hospitals) in 13 states with 10,551 licensed beds through SunBridge Healthcare Corporation and other subsidiaries. Our long-term and subacute care facilities provide inpatient skilled nursing and custodial services as well as rehabilitative, restorative and transitional medical services. We provide 24-hour nursing care in these facilities by registered nurses, licensed practical nurses and certified nursing aides. Our assisted living facilities serve the elderly who do not need the level of nursing care provided by long-term or subacute care facilities, but who do need some assistance with the activities of daily living.

Rehabilitation therapy services

We provide rehabilitation therapy services through SunDance Rehabilitation Corporation. SunDance provides a broad array of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy. As of September 30, 2005, SunDance provided rehabilitation therapy services to 411 facilities in 39 states, 319 of which were operated by nonaffiliated parties. We also provide rehabilitative and special education services to pediatric clients as well as rehabilitation therapy services for adult home healthcare clients in the greater New York City metropolitan area through HTA of New York, Inc., a wholly owned subsidiary.

Medical staffing services

We are a national provider of temporary medical staffing through CareerStaff Unlimited, Inc. For the nine months ended September 30, 2005, CareerStaff derived approximately 17% of its revenues from schools and governmental agencies, 59% from hospitals and other providers and 24% from skilled nursing facilities. CareerStaff provides (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians and (iv) related medical personnel. Career Staff also places traveling therapists and nurses on 13-week assignments and, on a permanent basis, places nurses, physicians, therapists and department heads with health care facilities throughout the United States. As of September 30, 2005, CareerStaff provided medical staffing services in major metropolitan areas in 21 states, and also placed temporary traveling therapists in smaller cities and rural areas.

Home health services

As of September 30, 2005, we provided skilled nursing care, rehabilitation therapy and home infusion services to adult and pediatric patients in California and Ohio through SunPlus Home Health Services, Inc. SunPlus also operates two licensed home infusion pharmacies in California.

Laboratory and radiology services

Through SunAlliance Healthcare Services, Inc., we provide medical laboratory and radiology services to skilled nursing facilities in Massachusetts. On November 4, 2005, SunAlliance Healthcare Services, Inc. sold its mobile radiology operations in Arizona and Colorado.

PROPOSED ACQUISITION OF PEAK MEDICAL CORPORATION

On May 16, 2005, we entered into agreements to acquire Peak Medical Corporation, an Albuquerque, New Mexico-based healthcare company, in exchange for approximately nine million shares of our common stock. The acquisition of Peak offers us potential incremental revenue from increases in occupancy, improvements in patient mix and the provision of new services to Peak's facilities, as well as the opportunity to realize certain synergies and expand into the states in which Peak operates. Peak operates or manages an aggregate of 62 inpatient facilities that include skilled nursing facilities, independent and assisted living residences and a small hospice operation. Peak's facilities are located in New Mexico, Oklahoma, Colorado, Montana, Idaho, Utah and Wyoming, and include 5,264 licensed beds, 242 unlicensed units and 902 managed beds, all of which are located in seven states that are contiguous to our western operating locations. At September 30, 2005, Peak had approximately 5,200 employees serving more than 4,800 residents and patients on a daily basis. Peak's occupancy rate, based upon available beds, was 80.5% at September 30, 2005 and the percentages of its net revenues for the nine months ended September 30, 2005 from Medicaid and Medicare were 46% and 29%, respectively. The acquisition of Peak has been approved by our stockholders and we have received or expect to receive all governmental approvals and consents required for the acquisition. We anticipate completing the acquisition in mid-December. However, the closing of the acquisition is also subject to customary conditions, and no assurances can be given that the acquisition of Peak will occur.

While the significant majority of Peak's revenue is derived from inpatient services, Peak also has hospice operations in Oklahoma, New Mexico and Colorado as well as an oxygen supply wholesaler in Colorado.

The following table sets forth certain information concerning the facilities that Peak operated or managed as of September 30, 2005:

		Number of facilities
	Number of licensed beds and unlicensed units(1)(2)
State		Leased(3)(4)	Owned(4)	Managed	Total

New Mexico	1,967	8	4	10	22
Oklahoma	1,747	12	6	—	18
Colorado	1,276	7	2	—	9
Montana	650	1	4	—	5
Idaho	491	4	—	—	4
Utah	231	3	—	—	3
Wyoming	46	—	1	—	1

Total	6,408	35	17	10	62

(1)
"Licensed Beds" refers to the number of beds for which a license has been issued, which may vary in some instances from licensed beds available for use, which is used in the computation of occupancy. Available beds for the 62 facilities were 6,074.

(2)
The total number of beds and units consisted of 5,745 licensed beds for skilled nursing and mental health facilities (of which 5,421 were available), 421 licensed beds for assisted and independent living facilities (of which 411 were available) and 242 unlicensed units for independent living facilities and senior living apartments (of which 242 were available). Certain states require licensure of independent living facilities and others do not. Unlicensed unit counts were made without consideration of the number of possible occupants of any given unit.

(3)
Peak holds options to acquire ownership of nine facilities that it currently leases and operates.

(4)
Peak leased an aggregate of 30 properties that comprise the 35 leased facilities and it owned an aggregate of 13 properties that comprise the 17 owned facilities.

Peak's inpatient services include skilled nursing inpatient services, assisted living services and independent living services. The skilled nursing facilities provide services that include daily nursing, therapeutic rehabilitation, social services, housekeeping, dietary and administrative services for individuals requiring certain assistance for activities in daily living. The assisted living facilities provide services that include minimal nursing assistance, housekeeping, dietary, laundry and administrative services for individuals requiring minimal assistance for activities in daily living. The independent living facilities provide services that include security, housekeeping, dietary and limited laundry services for individuals requiring no assistance for activities in daily living. Several of Peak's skilled nursing facilities contain wings dedicated to the care of residents afflicted with Alzheimer's disease.

Peak also operates hospice services for individuals facing end of life issues, oxygen supply services and, at one facility, services to individuals suffering from mild to moderate mental retardation.

FACILITIES

Inpatient services

As of September 30, 2005, we operated 102 long-term care, subacute care and assisted living facilities and we leased office space for administrative purposes in three locations in three states. We operated

88 facilities pursuant to long-term operating leases or subleases and 14 owned facilities. We consider our properties in general to be in good operating condition and suitable for the purposes for which they are being used. Our facilities that are leased are subject to long-term operating leases or subleases which require us, among other things, to fund all applicable capital expenditures, taxes, insurance and maintenance costs. Our facilities that are owned are subject to mortgage financing. The annual rent payable under most of the leases generally increases based on a fixed percentage or increases in the U.S. Consumer Price Index. Many of the leases contain renewal options to extend the term.

Our aggregate occupancy percentages for all of our long-term care, subacute care and assisted living facilities in the United States, on a same store basis, were 90.6%, 89.8% and 90.4% for the years ended December 31, 2004, 2003 and 2002, respectively, and 90.1% and 90.6% for the nine months ended September 30, 2005 and 2004, respectively. The percentages were computed by dividing the average daily number of beds occupied by the total number of available beds for use during the periods indicated. However, we believe that occupancy percentages, either individually or in the aggregate, should not be relied upon alone to determine the performance of a facility. Other factors include, among other things, the sources of payment, terms of reimbursement and the acuity level of the patients.

The following table sets forth certain information concerning the 102 long-term care, subacute care and assisted living facilities that we operated as of September 30, 2005, which consisted of 85 skilled nursing facilities, eight assisted living facilities, six mental health facilities and three specialty acute care hospitals.

		Number of facilities
	Number of licensed beds(1)
State		Leased	Owned	Total

California	1,677	16	4	20
Georgia	1,097	7	3	10
New Hampshire	1,068	9	0	9
Massachusetts	1,024	11	0	11
North Carolina	1,021	8	0	8
Tennessee	919	8	1	9
Alabama	783	7	0	7
West Virginia	739	6	1	7
Idaho	710	5	2	7
Washington	608	6	1	7
Ohio	575	3	2	5
Maryland	169	1	0	1
Arizona	161	1	0	1

Total	10,551	88	14	102

(1)
"Licensed Beds" refers to the number of beds for which a license has been issued, which may vary in some instances from licensed beds available for use, which is used in the computation of occupancy. Available beds for the 102 facilities were 10,152.

The following table sets forth, on a pro forma basis after giving effect to our proposed acquisition of Peak, certain information concerning the 164 facilities that we operated or managed as of September 30, 2005, which consisted of 124 operated skilled nursing facilities, 10 managed skilled nursing facilities, 20 assisted living and independent living facilities, seven mental health facilities, and three specialty acute care hospitals.

			Number of beds/units per type of facility(1)
State	Total number of beds/units(1)	Operator/ manager	Skilled nursing facilities	Assisted living facilities	Independent and senior living facilities(2)	Mental health facilities	Specialty acute care hospitals

New Mexico	1,967	Peak	1,807	100	60	—	—
Oklahoma	1,747	Peak	1,420	182	85	60	—
California	1,677	Sun	1,034	—	—	473	170
Colorado	1,276	Peak	1,179	—	97	—	—
Idaho	1,201	Sun/Peak	1,179	—	—	—	22
Georgia	1,097	Sun	1,065	32	—	—	—
New Hampshire	1,068	Sun	865	203	—	—	—
Massachusetts	1,024	Sun	967	57	—	—	—
North Carolina	1,021	Sun	1,021	—	—	—	—
Tennessee	919	Sun	897	22	—	—	—
Alabama	783	Sun	757	26	—	—	—
West Virginia	739	Sun	739	—	—	—	—
Montana	650	Peak	538	97	15	—	—
Washington	608	Sun	552	56	—	—	—
Ohio	575	Sun	575	—	—	—	—
Utah	231	Peak	204	27	—	—	—
Maryland	169	Sun	169	—	—	—	—
Arizona	161	Sun	161	—	—	—	—
Wyoming	46	Peak	46	—	—	—	—

Total	16,959		15,175	802	257	533	192

(1)
"Licensed Beds" refers to the number of beds for which a license has been issued, which may vary in some instances from licensed beds available for use, which is used in the computation of occupancy. Available beds for the 164 facilities were 16,226.

Rehabilitation services

As of September 30, 2005, we leased office space in ten locations and 21 patient care delivery sites in 12 states to operate our SunDance rehabilitation therapy business.

Medical staffing services

As of September 30, 2005, we leased office space in 30 locations in 16 states to operate our CareerStaff medical staffing business.

Home health services

As of September 30, 2005, we leased office space in 23 locations in two states to operate our SunPlus home health business.

Laboratory and radiology services

As of September 30, 2005, we leased 10 locations in one state to operate our SunAlliance medical laboratory and mobile radiology business.

Corporate

We lease our executive offices in Irvine, California and we own three corporate office buildings and lease office space in a fourth building in Albuquerque, New Mexico.

EMPLOYEES AND LABOR RELATIONS

As of September 30, 2005, we had approximately 16,907 full-time and part-time employees. Of this total, there were 10,579 employees in our long-term and subacute care operations, 2,604 employees in the rehabilitation therapy services operations, 1,904 employees in the medical staffing business, 1,244 employees in the home health business, 290 employees in the laboratory and radiology business, and 286 employees at the corporate and regional offices.

As of September 30, 2005, we operated 14 facilities with union employees. Approximately 970 of our employees (5.7% of all of our employees) who worked in long-term care facilities in Alabama, California, Georgia, Massachusetts, Ohio, Tennessee and West Virginia were covered by collective bargaining contracts. Collective bargaining agreements covering 120 of these employees (0.7% of all our employees) will expire in 2006 and will be subject to renegotiation with the unions.

FEDERAL AND STATE REGULATORY OVERSIGHT

The healthcare industry is extensively regulated. In the ordinary course of business, our operations are continuously subject to federal, state and local regulatory scrutiny, supervision and control. This often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. Various laws, including anti-kickback, anti-fraud and abuse amendments codified under the Social Security Act, prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid, as more fully described below. Sanctions for violating these anti-kickback, anti-fraud and abuse amendments under the Social Security Act include criminal penalties, civil sanctions, fines and possible exclusion from government programs such as Medicare and Medicaid. If a facility is decertified by CMS or a state as a Medicare or Medicaid provider, the facility will not thereafter be reimbursed by the federal government for caring for residents that are covered by Medicare and Medicaid, and the facility would be forced to care for such residents without being reimbursed or to transfer such residents.

State and local agencies survey all skilled nursing facilities on a regular basis to determine whether such facilities are in compliance with governmental operating and health standards and conditions for participation in government sponsored third-party payor programs. From time to time, we receive notice of noncompliance with various requirements for Medicare/Medicaid participation or state licensure. We review such notices for factual correctness, and based on such reviews, either take appropriate corrective action and/or challenge the stated basis for the allegation of noncompliance. Where corrective action is required, we work with the reviewing agency to create mutually agreeable measures to be taken to bring the facility or service provider into compliance. Under certain circumstances, the federal and state agencies have the authority to take adverse actions against a facility or service provider, including the imposition of monetary fines, bans on admissions, civil monetary penalties and the decertification of a facility or provider from participation in the Medicare and/or Medicaid programs or licensure revocation. When appropriate, we vigorously contest such sanctions. Challenging and appealing notices or allegations of noncompliance can require significant legal expenses and management attention.

Various states in which we operate facilities have established minimum staffing requirements or may establish minimum staffing requirements in the future. Our ability to satisfy such staffing requirements depends upon our ability to attract and retain qualified healthcare professionals, including nurses, certified nurse's assistants and other staff. Failure to comply with such minimum staffing requirements may result in the imposition of fines or other sanctions.

Most states in which we operate have statutes which require that, prior to the addition or construction of new nursing home beds, the addition of new services or certain capital expenditures in excess of defined levels, we first must obtain a Certificate of Need which certifies that the state has made a determination that a need exists for such new or additional beds, new services or capital expenditures. The certification process is intended to promote quality health care at the lowest possible cost and to avoid the unnecessary duplication of services, equipment and facilities.

We are subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include:

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the "anti-kickback" provisions of the Medicare and Medicaid programs, which prohibit, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate) directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid; and

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the "Stark laws" which prohibit, with limited exceptions, the referral of patients by physicians for certain services, including home health services, physical therapy and occupational therapy, to an entity in which the physician has a financial interest.

False claims are prohibited pursuant to criminal and civil statutes. Criminal provisions prohibit filing false claims or making false statements to receive payment or certification under Medicare or Medicaid or failing to refund overpayments or improper payments. Civil provisions prohibit the knowing filing of a false claim or the knowing use of false statements to obtain payment. Suits alleging false claims can be brought by individuals, including employees and competitors.

The federal government has released final regulations under the privacy and security provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). The privacy rules provide for, among other things, (i) giving consumers the right and control over the release of their medical information, (ii) the establishment of boundaries for the use of medical information, and (iii) civil or criminal penalties for violation of an individual's privacy rights. In addition, HIPAA also implemented standardized transaction formats and billing codes for documenting medical services for healthcare providers that submit claims electronically.

These privacy regulations apply to "protected health information," which is defined generally as individually identifiable health information transmitted or maintained in any form or medium, excluding certain education records and student medical records. The privacy regulations limit a provider's use and disclosure of most paper, oral and electronic communications regarding a patient's past, present or future physical or mental health or condition, or relating to the provision of healthcare to the patient or payment for that healthcare.

The security regulations require us to ensure the confidentiality, integrity, and availability of all electronic protected health information that we create, receive, maintain or transmit. We must protect against reasonably anticipated threats or hazards to the security of such information and the unauthorized use or disclosure of such information.

Corporate integrity agreement, permanent injunction and compliance process

We entered into a Corporate Integrity Agreement (the "CIA") with the Health and Human Services/Office of Inspector General ("HHS/OIG") in July 2001 and it became effective on February 28, 2002. We implemented further internal controls with respect to our quality of care standards and Medicare and Medicaid billing, reporting and claims submission processes and engaged an independent third party to act as Quality Monitor and Independent Review Organization under the CIA. A breach of the CIA could subject us to substantial monetary penalties and exclusion from participation in Medicare and Medicaid programs.

We also consented to the terms of a Permanent Injunction and Final Judgment entered in California state court on October 3, 2001, and a revised Permanent Injunction and Final Judgment entered on September 14, 2005 ("PIFJ"). The PIFJ, which resulted from investigations by the Bureau of Medi-Cal Fraud and Elder Abuse (the "BMFEA") of the Office of the California Attorney General imposes specific staffing requirements, staff training, physical plant inspection and modification, and reporting requirements on our California inpatient operations that are in addition to requirements of the CIA. The PIFJ also requires us to issue to the State of California reports similar to those delivered to the HHS/OIG pursuant to the CIA. A breach of the PIFJ could subject us to substantial monetary penalties.

Our compliance program, referred to as the "Compliance Process," was initiated in 1996. It has evolved as the requirements of federal and private healthcare programs have changed. Significant refinements were initiated in 2001 to parallel requirements of the HHS/OIG compliance guidelines, the CIA, and the PIFJ. There are seven principal elements to the Compliance Process, which integrate the CIA and PIFJ requirements:

Written Policies, Procedures and Standards of Conduct.    Our business lines have extensive policies and procedures ("P&Ps") modeled after applicable laws, regulations, government manuals and industry practices and customs. The P&Ps govern the clinical, reimbursement, and operational aspects of each subsidiary. To emphasize adherence to our P&Ps, we publish and distribute a Code of Conduct and an employee handbook.

Designated Compliance Officer and Compliance Committee.    We have a Corporate Compliance Officer whose responsibilities include, among other things: (i) overseeing the Compliance Process; (ii) overseeing compliance with the CIA, PIFJ, and functioning as the liaison with the external monitors and federal government on matters related to the Compliance Process, CIA, and PIFJ; (iii) reporting to the Board of Directors, the Compliance Committee of the Board of Directors, and senior corporate managers on the status of the Compliance Process; and (iv) overseeing the coordination of a comprehensive training program which focuses on the elements of the Compliance Process and employee background screening process. We also maintain a Corporate Compliance Committee, which includes the Chief Executive Officer, Chief Financial Officer, General Counsel, Senior Vice President of Human Resources, President and Executive Vice President of SunBridge, and the Corporate Compliance Officer. This Committee meets regularly to discuss compliance-related issues. Compliance matters are also reported to the Compliance Committee of the Board of Directors on a regular basis. The Compliance Committee is comprised solely of independent directors.

Effective Training and Education.    Every employee, director and officer is trained on the Compliance Process, Code of Conduct, and CIA. All California administrators are trained on the PIFJ, as required. Training also occurs for appropriate employees in applicable provisions of the Medicare and Medicaid laws, fraud and abuse prevention, clinical standards, and practices, and claim submission and reimbursement P&Ps.

Effective Lines of Communication.    Employees are encouraged to report issues of concern without fear of retaliation using a Four Step Reporting Process, which includes the toll-free "Sun Quality Line." The Four Step Reporting Process encourages employees to discuss clinical, ethical, or financial concerns with supervisors and local management since these individuals will be most familiar with the laws, regulations, and policies that impact their concern. The Sun Quality Line is an always-available option that may be used for anonymous reporting if the employee so chooses. Reported concerns are internally reviewed and proper follow-up is conducted.

Internal Monitoring and Auditing.    Our Compliance Process, in accordance with the CIA, puts internal controls in place to meet the following objectives effectively: (i) claims, reimbursement submissions, cost reports and source documents are accurate; (ii) patient care, services, and supplies are provided as required by applicable standards and laws; (iii) clinical assessment and treatment documentation are accurate; and (iv) CIA and PIFJ are implemented and obligations are met (e.g., background checks, licensing and training). Each business line monitors and audits compliance with P&Ps and other standards to ensure that the objectives listed above are met. Data from these internal monitoring and auditing systems are analyzed and acted upon through a quality improvement process. We have designated the subsidiary presidents and each member of the operations management team as Compliance Liaisons. Each Compliance Liaison is responsible for making certain that all requirements of the Compliance Process are completed at the operational level for which the Compliance Liaison is responsible.

Enforcement of Standards.    Our policies, the Code of Conduct and the employee handbook as well as all associated training materials clearly indicate that employees who violate our standards will be subjected to discipline. Sanctions range from oral warnings to suspensions and/or to termination of employment. We have also adopted a proactive approach to offset the need for punitive measures. First, we have implemented employee background review practices that surpass industry standards. Second, as noted above, we devote significant resources to employee training. Finally, we have adopted a performance management program intended to make certain that all employees are aware of what duties are expected of them and understand that compliance with policies, procedures, standards and laws related to job functions is required.

Responses to Detected Offenses and Development of Corrective Actions.    Correction of detected misconduct or a violation of our policies is the responsibility of every manager. As appropriate, a manager is expected to develop and implement corrective action plans and monitor whether such actions are likely to keep a similar violation from occurring in the future.

LEGAL PROCEEDINGS

In September 2005, we resolved allegations by the Bureau of Medi-Cal Fraud and Elder Abuse, a division of the Office of the Attorney General of the State of California (the "BMFEA"), that we violated the terms of the Permanent Injunction and Final Judgment entered in October 2001. The alleged violations included allegations of inadequate staffing, training and supervision at our California inpatient facilities. The resolution of these allegations resulted in the PIFJ. Among other things, the PIFJ states that it does not constitute a finding of any violation of law and requires adherence by our subsidiaries to certain clinical practices specified in the PIFJ (such practices are substantially consistent with existing law and our current practices), compliance with staffing requirements and payment of $2.5 million, which amount is payable over a two year period commencing in October 2005. The requirements set forth in the PIFJ will not materially change our operating costs or the manner in which we operate.

On June 1, 2004, we commenced a declaratory relief action in the Orange County, California Superior Court in which Steadfast Insurance Company, American International Group, Inc. ("AIG") and certain of AIG's subsidiaries are parties. The action seeks, among other things, a judicial determination that the carrier providing coverage under our excess/umbrella insurance policy for the 2000 through 2002 policy years is obligated to provide first dollar insurance coverage for those three policy years pursuant to the terms of the excess/umbrella policy. That policy provides that the excess/umbrella policy continues in force as underlying insurance upon exhaustion of the underlying primary insurance policy. If we prevail in this action, such a judicial determination would eliminate a portion of our self-insured liabilities for general and professional liability claims. We can give no assurances that we will in fact prevail.

We are a party to various other legal actions and administrative proceedings and are subject to various claims arising in the ordinary course of our business, including claims that our services have resulted in injury or death to the residents of our facilities, claims relating to employment and commercial matters. In certain states in which we have had significant operations, insurance coverage for the risk of punitive damages arising from general and professional liability litigation may not be available due to state law public policy prohibitions. There can be no assurance that we will not be liable for punitive damages awarded in litigation arising in states for which punitive damage insurance coverage is not available.

We operate in industries that are extensively regulated. As such, in the ordinary course of business, we are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. In addition to being subject to direct regulatory oversight of state and federal regulatory agencies, these industries are frequently subject to the regulatory supervision of fiscal intermediaries. If a provider is ever found by a court of competent jurisdiction to have engaged in improper practices, it could be subject to civil, administrative or criminal fines, penalties or restitutionary relief, and reimbursement authorities could also seek the suspension or exclusion of the provider or individual from participation in their program. We believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect on our financial position, results of operations and cash flows.

Management

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information and ages as of September 30, 2005 regarding each of our executive officers and directors.

Name	Age	Position with the Company

Richard K. Matros	51	Chairman of the Board and Chief Executive Officer
L. Bryan Shaul	61	Executive Vice President and Chief Financial Officer
Michael Newman	56	Executive Vice President and General Counsel
Chauncey J. Hunker, Ph.D.	54	Senior Vice President and Corporate Compliance Officer
Heidi J. Fisher	48	Senior Vice President of Human Resources
Jennifer L. Botter	43	Senior Vice President and Corporate Controller
William A. Mathies	45	President, SunBridge Healthcare Corporation
Tracy A. Gregg	51	President, SunDance Rehabilitation Corporation
Richard Peranton	56	President of CareerStaff Unlimited, Inc.
Gregory S. Anderson	49	Director
Tony M. Astorga	59	Director
Christian K. Bement	63	Director
Barbara B. Kennelly	69	Director
Steven M. Looney	56	Director
Milton J. Walters	63	Director

Richard K. Matros has been our Chairman of the Board and Chief Executive Officer since November 2001. Mr. Matros served as Chief Executive Officer and President of Bright Now! Dental from 1998 to 2000. He served Regency Health Services, Inc., a publicly held long-term care operator, as Chief Executive Officer from 1995 to 1997, as President and a director from 1994 to 1997, and as Chief Operating Officer from 1994 to 1995. He served Care Enterprises, Inc. as Chief Executive Officer during 1994, as President, Chief Operating Officer and a director from 1991 to 1994, and as Executive Vice President—Operations from 1988 to 1991. Mr. Matros currently serves on the board of directors of Bright Now! Dental and Meridian Neurocare, LLC, and as Vice Chairman of Alliance for Quality Nursing Home Care, Inc.

L. Bryan Shaul has been our Executive Vice President and the Chief Financial Officer since February 2005. From 2001 to February 2005, Mr. Shaul was the Executive Vice President and Chief Financial Officer of Res-Care, Inc., a publicly owned provider of services to persons with developmental disabilities and special needs. From 1999 to 2001, he served at Humana Inc., a health insurance company, most recently as Vice President—Finance and Controller and prior to that as Vice President of Mergers and Acquisitions. From 1997 to 1999, Mr. Shaul was Chief Financial Officer of Primary Health, Inc., a physician practice management and HMO company. From 1994 to 1996, he was the Senior Vice President and Chief Financial Officer of RightCHOICE Managed Care, Inc. From 1971 to 1993, he held various positions with Coopers & Lybrand, most recently as the Partner-in-Charge of Insurance Practice.

Michael Newman has been our Executive Vice President and General Counsel since May 2005. From 1983 to 2005, he was a partner with the law firm of O'Melveny & Myers LLP.

Chauncey J. Hunker, Ph.D. has been our Corporate Compliance Officer since 2000. From 1996 to 2000, Dr. Hunker served as Vice President of Continuous Quality Improvement of SunDance Rehabilitation Corporation, our rehabilitation therapy subsidiary ("SunDance"). From 1995 to 1996, he was a Clinical Director of SunDance and from 1992 to 1995 he was a Regional Vice President of Learning Services—Midwestern Regional Facility in Madison, Wisconsin. Dr. Hunker has also served as Adjunct Assistant Professor, Department of Neurology at the University of Wisconsin Medical School since 1989.

Heidi J. Fisher has been our Senior Vice President of Human Resources since February 2002. From 1998 to 2002, Ms. Fisher was Vice President Human Resources of Bright Now! Dental, a dental practice management company. From 1997 to 1998, she was Corporate Director of Human Resources at Covenant Care, Inc. a long-term care company. From 1994 to 1997, Ms. Fisher was with Regency Health Services, Inc., a long-term care company, most recently with the title Senior Director of Human Resources. From 1987 to 1994, Ms. Fisher was Senior Manager of Human Resources with Volt Delta Resources, Inc.

Jennifer L. Botter has been our Senior Vice President since February 2004 and our Corporate Controller since 2000. From 1998 to 1999, Ms. Botter held various positions with us. From 1996 to 1998, she was Director of Finance for Fulcrum Direct, Inc., a manufacturer and cataloguer of children's apparel. From 1984 to 1996, she held financial consulting and accounting positions in the high technology and manufacturing industries. Ms. Botter has served as our principal accounting officer since 2001 and as our principal financial officer from December 2004 to February 2005.

William A. Mathies has been President of SunBridge Healthcare Corporation, our inpatient services subsidiary, since March 2002. From 1995 to March 2002, Mr. Mathies served as Executive Vice President of Beverly Enterprises, Inc., a long-term care company. Most recently, he was the Executive Vice President of Innovation/Services for Beverly. He previously served Beverly as President of Beverly Health and Rehabilitation Services (the long-term care subsidiary of Beverly), from 1995 to 2000, and various other operational positions from 1981 to 1995. He serves as a director of MyInnerview, Inc.

Tracy A. Gregg has been President of SunDance Rehabilitation Corporation, our rehabilitation therapy services subsidiary, since 2000. From 1987 to 1999, Ms. Gregg was employed by NovaCare, Inc in various capacities, most recently as Senior Vice President of Operations of the Long-Term Care Division. Ms. Gregg has over 30 years of experience in the long-term care industry. From 2000 to present, Ms. Gregg served on the National Association for Support of Long Term Care Board of Governors and from 2002 to present, she was the Chair of the National Association for Support of Long Term Care Medical Services Committee and a subcommittee member of American Health Care Association Clinical Practice.

Richard L. Peranton has been President of CareerStaff Unlimited, Inc., our medical staffing subsidiary, since November 2004. From 2001 to November 2004, Mr. Peranton was the President and Chief Executive Officer of EMSI, Inc. a leading medical information services provider related to risk management services. From 1994 to 2001, he was the President and Chief Executive Officer of Nursefinders, Inc., one of the nation's largest providers of temporary staffing services. From 1981 to 1994, he served in various capacities, most recently as President—Southern Division, with Olsten Kimberly Quality Care, a provider of supplement health care staffing.

Gregory S. Anderson has served as a member of our Board of Directors since November 2001. Mr. Anderson has served as President and Chief Executive Officer of Bank of Arizona, NA since 2003.

He served as President and Chief Executive Officer of Glendora Holdings, LLC, an operator of long-term care facilities and medical imaging centers, from 2002 to 2004. He served as President and Chief Executive Officer of Quality Care Solutions, Inc., a publicly held provider of software and services for the healthcare industry, from 1998 to 2002. Prior to 1998 Mr. Anderson was in the venture capital business. From 1993 to 1998 he was President of Anderson & Wells Co., the venture capital manager of Sundance Venture Partners and El Dorado Investment Co. Mr. Anderson currently serves on the board of directors of Hawaiian Airlines, Inc., a publicly held airline (which commenced bankruptcy proceedings in March 2003), Miracor Diagnostics, Inc., a publicly held operator of diagnostic imaging centers, and Bank of Arizona, NA.

Tony M. Astorga has served as a member of our Board of Directors since May 2004. He has served as the Senior Vice President and Chief Financial Officer of Blue Cross and Blue Shield of Arizona, a health insurance company, since 1988. From 1976 to 1987 he was a partner in the firm of Astorga, Maurseth & Co., P.C., a certified public accounting firm. Mr. Astorga previously served on the Board of Directors of Regency Health Services, Inc., a publicly held long-term care operator and currently serves on the Board of Directors of the Boy Scouts of America-Grand Canyon Council, Phoenix Art Museum and Valley of the Sun United Way.

Christian K. Bement has served as a member of our Board of Directors since May 2004. He has served as the President and Chief Executive Officer of Earl Scheib, Inc., a publicly held chain of auto paint shops, since 1999. From 1995 to 1998, he served as Executive Vice President and Chief Operating Officer of Earl Scheib, Inc. He previously served on the board of directors and as an officer of Thrifty Corporation, an operator of drug stores and sporting goods stores, as Executive Vice President from 1990 to 1994 and as Senior Vice President of Industrial Relations from 1985 to 1990. Mr. Bement has served on the board of directors of Earl Scheib, Inc. since 1997, and is one of the founders and has served on the board of directors of the 1st Century Bank located in Century City, California since 2004.

Barbara B. Kennelly has served as a member of our Board of Directors since August 2005. She has served as President and Chief Executive Officer of the National Committee to Preserve Social Security and Medicare since 2002. Mrs. Kennelly served as a lobbyist within the federal policy practice group of the law firm of Baker & Hostetler LLP from 2000 to 2001, and served as Counselor to the Commissioner at the Social Security Administration from 1999 to 2000. Mrs. Kennelly served as a Representative from the State of Connecticut in the United States Congress from 1982 to 1999, during which time she was (i) the first woman elected to serve as the Vice Chair of the House Democratic Caucus, (ii) the first woman to serve on the House Committee on Intelligence and to chair one of its subcommittees, (iii) the first woman to serve as Chief Majority Whip, (iv) the third woman in history to serve on the Ways and Means Committee, and (v) the ranking member of the Subcommittee on Social Security during the 105th Congress. Prior to her election to Congress, Mrs. Kennelly was Secretary of the State of Connecticut and a member of the Hartford Court of Common Council. She serves on numerous Boards and Commissions and was appointed by the House Minority Leader to the Policy Committee for the 2005 White House Conference on Aging.

Steven M. Looney has served as a member of our Board of Directors since May 2004. He has served as the Managing Director of Peale Davies & Company Inc., a mergers and acquisitions and strategic advisory boutique, since February 2005. He was the Chief Financial Officer of Pinkerton Computer Consultants Inc., an information technology firm, from 2000 to January 2005. Mr. Looney has served as a Director of WH Industries Inc., a precision metal parts manufacturing company, since 1992 and as Chief Financial Officer of that firm from 1992 through 1999. From 1990 to 1997, he served as a director of Computers at Work Ltd, a hand-held computer consulting firm. Mr. Looney is a Director of WH Industries, Inc. and APW Ltd.

Milton J. Walters has served as a member of our Board of Directors since November 2001. Mr. Walters has served with investment banking companies for over 30 years, including: Tri-River Capital since 1999 and from 1988 to 1997, as President; Prudential Securities from 1997 to 1999, most recently as Managing Director; Smith Barney from 1984 to 1988, most recently as Senior Vice President and Managing Director; Warburg Paribas Becker from 1965 to 1984, most recently as Managing Director. He currently serves on the Board of Directors of Decision One Corporation and Fredericks of Hollywood.

Peak nominees

In connection with our proposed acquisition of Peak, we have agreed that, upon the consummation of the acquisition, the number of authorized directors will increase by two and that each of RFE Investment Partners V, L.P. and RFE VI SBIC, L.P. (collectively, "RFE") and DFW Capital Partners, L.P. ("DFW"), the major stockholders of Peak, were each entitled to nominate one individual to our Board of Directors until such time as RFE or DFW, as the case may be, ceases to own at least 50% of the shares of our common stock to be acquired by it in the acquisition of Peak. The initial nominee of RFE is Michael J. Foster and the initial nominee of DFW is Keith W. Pennell. Each has been conditionally elected by our Board of Directors, subject to the consummation of our proposed acquisition of Peak.

Michael J. Foster is a managing director of RFE Management Corp. of New Canaan, Connecticut, where he has been employed since 1989. RFE Management Corp. is the investment manager for RFE Investment Partners V, L.P., RFE VI SBIC, L.P. and other private equity investment funds. Mr. Foster is a director of several privately held portfolio companies of RFE Investment Partners V, L.P., RFE VI SBIC, L.P., and the other investment funds managed by RFE Management Corp.

Keith W. Pennell is a Managing Director of DFW Management Corp. of Teaneck, New Jersey, where he has been employed since 1998. DFW Management Corp. is the investment manager for DFW Capital Partners, L.P. and other affiliated investment partnerships, of which Mr. Pennell is also a General Partner. Mr. Pennell serves as a director of several privately held portfolio companies of DFW Capital Partners, L.P., and other affiliated funds of DFW Management Corp. From 1992 to 1998, Mr. Pennell served as a Vice President and Partner with First Atlantic Capital, Ltd., a New York-based leveraged buyout and private equity investment firm.

Principal stockholders

The following table sets forth certain information regarding the beneficial ownership of our common stock on October 31, 2005, assuming the acquisition of Peak had occurred on that date, for the following:

–>
each of our directors, including the nominees of RFE and DFW, and certain of our executive officers;

–>
all of our directors, nominees and executive officers as a group; and

–>
each person known by us to own more than 5% of our common stock.

Except as otherwise indicated below, the address of the stockholders listed below is 18831 Von Karman, Suite 400, Irvine, California 92612.

			Percent Beneficially Owned(1)
Name of Beneficial Owner	Shares Beneficially Owned(1)		Before Offering	After Offering

Directors and Certain Executive Officers
Gregory S. Anderson	16,903	(2)	*	*
Tony M. Astorga	6,903	(3)	*	*
Christian K. Bement	8,903	(4)	*	*
Barbara B. Kennelly	2,865	(5)	*	*
Steven M. Looney	6,903	(3)	*	*
Milton J. Walters	21,903	(6)	*	*
Michael J. Foster	5,927,907	(7)	24.5%	19.6%
Keith W. Pennell	2,117,453	(8)	8.7%	7.0%
Richard K. Matros	385,860	(9)	1.6%	1.3%
L. Bryan Shaul	60,938	(10)	*	*
Michael Newman	11,938	(11)	*	*
William A. Mathies	173,630	(12)	*	*
All directors, including the nominees of RFE and DFW, and executive officers as a group (17 persons, including those named above)	8,869,838	(13)	36.1%	29.0%
5% Stockholders
RFE Investment Partners V, L.P. RFE VI SBIC, L.P. 36 Grove Street New Canaan, CT 06840	5,927,907	(14)	24.5%	19.6%
DFW Capital Partners, L.P. Glenpointe Centre East, 5th Floor 300 Frank W. Burr Blvd. Teaneck, NJ 07666	2,117,453	(15)	8.7%	7.0%

*
Less than 1.0%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. Options exercisable within 60 days of October 31, 2005 are deemed to be currently exercisable. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2)
Consists of (i) 550 shares held without restriction,(ii) 11,838 shares that could be purchased pursuant to stock options and (iii) 4,515 restricted stock units that remain subject to a risk of forfeiture.

(3)
Consists of (i) 550 shares held without restriction, (ii) 1,838 shares that could be purchased pursuant to stock options and (iii) 4,515 restricted stock units that remain subject to a risk of forfeiture.

(4)
Consists of (i) 2,550 shares held without restriction, (ii) 1,838 shares that could be purchased pursuant to stock options and (iii) 4,515 restricted stock units subject to a risk of forfeiture.

(5)
Consists of 2,865 restricted stock units that remain subject to risk of forfeiture.

(6)
Consists of (i) 5,550 shares held without restriction, (ii) 11,838 shares that could be purchased pursuant to stock options and (iii) 4,515 restricted stock units that remain subject to a risk of forfeiture.

(7)
Consists of 5,927,907 shares held by RFE Investment Partners V, L.P. and RFE VI SBIC, L.P., of which RFE Management Corp. is the investment manager, of which Mr. Foster is a Managing Director.

(8)
Consists of 2,117,453 shares held by DFW Capital Partners, L.P., of which DFW Management Corp. of Teaneck, New Jersy is the investment manager, of which Mr. Pennell is the Managing Director.

(9)
Consists of (i) 151,164 shares without restriction, (ii) 139,975 shares that could be purchased pursuant to stock options and (iii) 45,341 restricted shares and 49,380 restricted stock units that remain subject to a risk of forfeiture.

(10)
Consists of (i) 30,000 shares that could be purchased pursuant to stock options and (ii) 30,938 restricted stock units that remain subject to risk of forfeiture.

(11)
Consists of (i) 1,000 shares held without restriction and (ii) 10,938 restricted stock units that remain subject to risk of forfeiture.

(12)
Consists of (i) 17,174 shares held by the Mathies Family Trust, (ii) 86,990 shares that could be purchased pursuant to stock options and (iii) 10,227 restricted shares and 59,239 restricted stock units that remain subject to a risk of forfeiture.

(13)
Consists of (i) 180,221 shares held without restriction, (ii) 357,295 shares that could be purchased pursuant to stock options, (iii) 63,238 restricted shares and 206,550 restricted stock units that remain subject to risk of forfeiture, (iv) 17,174 shares held by the Mathies Family Trust, (v) 5,927,907 shares held by RFE Investment Partners V, L.P. and RFE VI SBIC, L.P., of which RFE Management Corp. is the investment manager, of which Mr. Foster is a Managing Director, and (vi) 2,117,453 shares held by DFW Capital Partners, L.P., of which DFW Management Corp. is the investment manager, of which Mr. Pennell is the Managing Director.

(14)
RFE Management Corp. is the investment manager of RFE Investment Partners V, L.P. and RFE VI SBIC, L.P. Michael J. Foster is a Managing Director of RFE Management Corp.

(15)
DFW Management Corp. is the investment manager of DFW Capital Partners, L.P. Keith W. Pennell is the Managing Director of DFW Management Corp.

During the period from the closing of the acquisition of Peak until the first anniversary of the closing, neither RFE nor DFW may sell or otherwise transfer shares of our common stock acquired in the acquisition of Peak. During the period from the first anniversary of the closing of the acquisition of Peak until the third anniversary of such closing, neither RFE nor DFW may sell or otherwise transfer shares of our common stock acquired in the acquisition of Peak that exceeds its respective Pro Rata Limit (as defined below). Each of RFE and DFW also has agreed that it will not knowingly sell or otherwise transfer shares of our common stock acquired in the acquisition of Peak constituting 2.0% or more of the total shares of our common stock than outstanding to any one person or group. These restrictions will lapse upon the occurrence of an "Early Release Event" (as defined below).

A "Pro Rata Limit" is defined as an amount equal to a number of shares equal to (i) 4% of the total number of outstanding shares of our common stock multiplied by (ii) the percentage obtained by dividing the total number of shares of our common stock acquired in the acquisition of Peak then held by RFE or DFW, as the case may be, by the total number of shares of our common stock acquired in the acquisition of Peak then held by RFE and DFW, taken as a whole.

An "Early Release Event" is defined as the earliest to occur of:

–>
a Change of Control of us (as defined);

–>
the early termination or waiver or amendment of the agreements with our senior executive officers not to sell or otherwise transfer any of their shares of our common stock as described below;

–>
the failure to elect a nominee of RFE or DFW to our Board of Directors as described above under "Management—Executive Officers and Directors—Peak Nominees" (if RFE or DFW, as the case may be, has the right to designate a director nominee and has exercised such right) unless such failure is cured within 20 business days after written notice to us of such failure from either RFE or DFW, as applicable;

–>
in the event of certain bankruptcy proceedings; or

–>
a material breach by us of any of our covenants contained in the stockholders agreement or in the registration rights agreement executed by us with the stockholders of Peak unless such breach is capable of being, and is, cured within 20 business days after written notice to us of such breach.

After the date of the closing of the acquisition of Peak, each of Richard K. Matros, our Chief Executive Officer, William A. Mathies, the President of SunBridge Healthcare Corporation, L. Bryan Shaul, our Executive Vice President and Chief Financial Officer, and Michael Newman, our Executive Vice President and General Counsel, has agreed not to sell or otherwise transfer any shares of our common stock or options to acquire shares of our common stock beneficially owned by him until the earlier of the first anniversary of the closing of the acquisition of Peak or an Executive Early Release Date (as defined below). These senior executive officers will be allowed to sell or otherwise transfer shares of our common stock (i) to pay the exercise price of, or taxes owed as a result of the exercise of, employee stock options, (ii) if we propose to register shares of our common stock under the Securities Act of 1933 for resale by a former stockholder of Peak in an underwritten public offering and at least one of such stockholders includes his, her or its shares in such registration statement, (iii) to family members or trusts for the benefit of family members if they agree to these restrictions, and (iv) so long as the number of shares that are sold by that senior executive officer during the restriction period is no greater than the number of shares acquired during that period.

An "Executive Early Release Date" is defined as the earliest of:

–>
an Early Release Event, as defined above;

–>
a material breach by the former stockholders of Peak of the stockholders agreement that is not cured; or

–>
termination of such senior executive officer's employment with us.

Shares eligible for future sale

Upon completion of this offering and the acquisition of Peak, we will have 30,228,966 shares of common stock outstanding based on shares outstanding as of November 11, 2005 and the shares to be issued in connection with the acquisition of Peak. Of these shares, 17,278,396 shares will be freely transferable without restriction under the Securities Act, unless they are held by our "affiliates" as that term is used under the Securities Act and the regulations promulgated thereunder.

The remaining 12,950,570 shares were sold by us in reliance on exemptions from the registration requirements of the Securities Act and are restricted securities within the meaning of Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, approximately 302,289 shares immediately after this offering, or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

In connection with private placements of our common stock and warrants to purchase common stock to investors in 2004, we entered into registration rights agreements with the investors. Pursuant to those registration rights agreements, we filed registration statements under the Securities Act to register the resale of an aggregate of 7,203,129 shares of the common stock and the common stock to be issued upon the exercise of the warrants issued to the investors in the private placements. These registration statements have become effective and 3,124,449 of those shares had been sold as of December 5, 2005.

We have filed registration statements on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our 2004 Equity Incentive Plan and our 2002 Non-employee Director Equity Incentive Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements became effective immediately upon filing.

Finally, upon the completion of the acquisition of Peak, we have agreed to file a registration statement under the Securities Act and have it declared effective by the first anniversary of the closing of the acquisition of Peak. That registration statement would register under the Securities Act the resale of the 8,871,890 shares of our common stock to be issued to the stockholders of Peak in the acquisition. RFE and DFW have agreed to certain limitations on their ability to sell our shares as described above under "Principal stockholders." We will also file a registration statement on Form S-8 under the Securities Act to register up to 103,834 shares of common stock issuable upon exercise of options of Peak to be assumed by us in connection with our acquisition of Peak.

Certain material U.S. federal tax considerations for non-U.S. holders

The following is a general summary of certain material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of common stock issued in this offering if you are a Non-U.S. Holder. A "Non-U.S. Holder" is a beneficial owner of common stock that is not a "United States person" for U.S. federal income tax purposes. A "United States person" is any of the following:

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an individual who is a citizen or resident of the United States;

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a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision of the United States;

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust, (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) if it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The tax treatment of a partner in a partnership generally will depend on the status of the partner and the activities of the partnership. This summary does not discuss the treatment of partnerships and partners in a partnership. If you are a partnership or a partner in a partnership that is considering the purchase of common stock, you should consult your tax advisor regarding the particular tax consequences to you.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. This discussion is limited to Non-U.S. Holders that purchase our common stock issued pursuant to this offering and hold such common stock as a capital asset. This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, U.S. expatriates or other holders with a current or former relationship with the United States, partnerships and their partners, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment. In addition, this summary does not discuss the tax consequences that may be relevant to the shareholders, beneficiaries or other beneficial owners of any holder. This summary also does not discuss any aspects of state, local or non-U.S. taxation.

This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling from the IRS has been or will be sought with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock by a Non-U.S. Holder, or that any such contrary position would not be sustained by a court.

We urge prospective investors to consult their own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Dividends

As discussed under "Dividend Policy" above, we do not currently expect to pay dividends. In the event that distributions are paid on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the amount of a distribution exceeds current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of your tax basis in our common stock, and thereafter will be treated as capital gain. See "—Sale or other disposition of our common stock". Any dividends we pay to you, as a Non-U.S. Holder, generally will be subject to U.S. withholding tax at a rate of 30% (unless a lower rate is prescribed by an applicable tax treaty) on the gross amount of the dividends unless the dividends are effectively connected with your conduct of a trade or business in the United States (or, if a tax treaty applies, attributable to a U.S. permanent establishment you maintain in the United States) and you provide a properly completed and duly executed IRS Form W-8ECI (or appropriate substitute form).

In order for tax to be withheld at a reduced rate under a tax treaty, you will be required to certify under penalty of perjury your entitlement to benefits under the treaty, generally by providing a properly completed and duly executed IRS Form W-8BEN (or appropriate substitute form).

Dividends effectively connected with a U.S. trade or business (or, if a tax treaty applies, attributable to a U.S. permanent establishment you maintain in the United States) generally will be subject to U.S. federal income tax on a net income basis, generally in the same manner as if you were a United States person. In addition, if you are a corporation for U.S. federal income tax purposes, a "branch profits tax" may be imposed at a 30% rate (or a lower rate under an applicable tax treaty) with respect to dividends you receive that are effectively connected with your conduct of a trade or business in the United States.

We urge prospective investors to consult their tax advisors regarding the application and effect of any applicable tax treaties.

Sale or other disposition of our common stock

As a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax, including any withholding thereof, on any gain realized upon the sale or other disposition of your shares of the common stock unless:

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you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, in which event the gain (less certain U.S. sourced capital losses) generally will be subject to tax at a 30% rate (or a lower rate under an applicable tax treaty);

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the gain is effectively connected with your conduct of a trade or business within the United States (or, if a tax treaty applies, is attributable to a U.S. permanent establishment you maintain in the United States); or

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we are or have been a "United States real property holding corporation," or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or other disposition and the period during which you held our common stock (the shorter period referred to as the "lookback period"); provided that if our common stock is regularly traded on an established securities market, this rule generally will not cause any gain to be taxable unless you owned more than 5% of our common stock at any time during the lookback period.

Unless an applicable tax treaty provides otherwise, gain described in the second or third bullet point above will be subject to U.S. federal income tax on a net income basis generally in the same manner as if you were a United States person. In addition, if you are a corporation for U.S. federal income tax purposes, a "branch profits tax" may be imposed at a 30% rate (or a lower rate under an applicable tax treaty) with respect to any gain that is effectively connected with your conduct of a trade or business in the United States.

We do not believe that we have been or are a USRPHC and do not expect to become a USRPHC in the future. However, we could become a USRPHC as a result of future changes in assets or operations. If we were or became a USRPHC, in addition to possibly being subject to U.S. federal income tax with respect to gain realized on the disposition of our common stock as described above, a person purchasing our common stock from you generally would be required to withhold 10% of the purchase price. Any amounts so withheld would be creditable against your U.S. federal income tax liability and could entitle you to a refund upon furnishing required information to the IRS.

We urge prospective investors to consult their own tax advisors regarding the application and effect of any applicable tax treaties and of the rules applicable to dispositions of U.S. real property interests, including stock of USRPHCs.

Federal estate tax

Unless an applicable estate tax or other treaty provides otherwise, common stock actually or beneficially held by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, and, therefore, may be subject to U.S. federal estate tax.

Information reporting and backup withholding

The amount of dividends on our common stock paid to each non-U.S. holder and the amount of any tax withheld with respect to those dividends may be required to be reported to the IRS. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder's conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to payments of dividends to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI.

Payments of the proceeds from a disposition by a non-U.S. holder of our common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to those payments if the broker has certain connections with the United States, unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and specified conditions are met, or an exemption is otherwise established.

Payment of the proceeds from a disposition by a non-U.S. holder of our common stock made by or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

The foregoing discussion of U.S. federal income and estate tax considerations is not tax advice. Accordingly, each prospective Non-U.S. Holder of our common stock should consult that holder's own tax adviser with respect to the federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common stock.

Underwriting

We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC is the representative of the underwriters and UBS Securities LLC is the sole book-running manager for this offering. We have entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of our common stock listed next to its name in the following table:

Underwriters	Number of shares

UBS Securities LLC
CIBC World Markets Corp.
Jefferies & Company, Inc.

Total	6,000,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

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receipt and acceptance of our common stock by the underwriters; and

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the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus electronically.

Sales of shares made outside the United States may be made by affiliates of the underwriters.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to 900,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $         per share from the initial public offering price. If all the shares are not sold at the public offering price, the representative may change the offering price and the other selling terms.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 900,000 shares.

	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $                    .

NO SALES OF SIMILAR SECURITIES

We and certain of our executive officers, directors and stockholders have entered into lock-up agreements with the underwriters. Under these lock-up agreements, we and each of these persons may not, without the prior written consent of UBS Securities LLC, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or warrants or other rights to purchase our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. The 90-day lock-up period may be extended under certain circumstances where we announce or pre-announce earnings or material news or a material event within approximately 18 days prior to, or approximately 16 days after, the termination of the 90-day period. These lock-up agreements are subject to certain exceptions, including (1) such person's rights to transfer their common shares as a bona fide gift or to a trust for the benefit of an immediate family member or to an affiliate, provided that such donee or transferee agrees in writing to be bound by the terms of the lock-up agreement, and in connection with the exercise of options, (2) our right to issue our common shares in connection with acquisitions, subject to certain conditions and provided that such issuances are conditioned upon agreement of the recipients to be bound by the terms of the lock-up agreement, and (3) our right to issue our common stock in connection with the acquisition of Peak. At any time and without public notice, UBS Securities LLC may, in its sole discretion, release all or some of the affected securities from these lock-up agreements.

INDEMNIFICATION

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

NASDAQ NATIONAL MARKET QUOTATION

Our common stock is quoted on the Nasdaq National Market under the symbol "SUNH".

PRICE STABILIZATION, SHORT POSITIONS AND PASSIVE MARKET MAKING

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

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stabilizing transactions;

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short sales;

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purchases to cover positions created by short sales;

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imposition of penalty bids;

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syndicate covering transactions; and

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passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be "covered short sales", which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked short sales", which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The Nasdaq National Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq National Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

AFFILIATIONS

Certain of the underwriters and their affiliates have provided and may provide from time to time certain commercial banking, financial advisory, investment banking and other services for us for which they will be entitled to receive separate fees. The underwriters and their affiliates may, from time to time, engage in transactions with us and perform services for us in the ordinary course of their business.

Notice to investors

European economic area

With respect to each Member State of the European Economic Area which has implemented Prospectus Directive 2003/71/EC, including any applicable implementing measures, from and including the date on which the Prospectus Directive is implemented in that Member State, the offering of our common stock in this offering is only being made: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

United Kingdom

Shares of our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the FSMA with respect to anything done in relation to shares of our common stock in, from or otherwise involving the United Kingdom. In addition, each Underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to the Company. Without limitation to the other restrictions referred to herein, this offering circular is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this offering circular relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

Switzerland

Shares of our common stock may be offered in Switzerland only on the basis of a non-public offering. This prospectus does not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. The shares of our common stock may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus nor any other offering material relating to shares of our common stock may be publicly issued in connection with any such offer or distribution. The shares have not been and will not be approved by any Swiss regulatory authority. In particular, the shares are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

Where you can find more information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus supplement. This prospectus supplement does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the securities, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus supplement as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read and copy any document that we file with the SEC at the SEC's Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website site at www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC. You may also obtain information about us at our website at http://www.sunh.com. However, the information on our website does not constitute a part of this prospectus.

Incorporation of certain information by reference

We have incorporated by reference the filings (File No. 0-49663) listed below. This information is considered a part of this prospectus supplement. These documents are as follows:

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our annual report on Form 10-K for our fiscal year ended December 31, 2004;

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our quarterly reports on Form 10-Q for our quarters ended March 31, June 30, and September 30, 2005;

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our current reports on Form 8-K filed on March 8, March 14, March 15, March 28, April 14, May 17, May 19, June 28, August 12, September 1, September 15, November 17, November 30, December 1 and December 7, 2005;

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our proxy statement, dated September 16, 2005, relating to our Special Meeting of Stockholders to approve the issuance of shares of our common stock in connection with the proposed acquisition of Peak; and

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the description of our common stock contained in our registration statement on Form 8-A, filed on March 6, 2002.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering of the shares of common stock shall be deemed incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus supplement by reference. Requests for such copies should be directed to our Secretary at Sun Healthcare Group, Inc., 18831 Von Karman, Suite 400, Irvine, California 92612, telephone number (949) 255-7100.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement.

Legal matters

The validity of the common stock in this offering will be passed upon for us by O'Melveny & Myers LLP, Los Angeles, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

Experts

The consolidated financial statements of Sun Healthcare Group, Inc. included and incorporated by reference from Sun Healthcare Group, Inc.'s Current Report (Form 8-K) filed November 17, 2005 (including schedule appearing therein), and Sun Healthcare Group, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated by reference from Sun Healthcare Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included herein and incorporated herein by reference. Such consolidated financial statements and management's assessment are, and audited financial statements and management's assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management's assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of operations, stockholders' (deficit) equity and cash flows for the two months ended February 28, 2002 of Sun Healthcare Group, Inc. have been audited by Arthur Andersen LLP, independent public accountants, as set forth in its report thereon, included herein and incorporated herein by reference. Such financial statements are included and incorporated herein in reliance upon the report of Arthur Andersen LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing. We have not obtained the consent of Arthur Andersen LLP to the inclusion and incorporation by reference of their report. The absence of such consent may limit recovery by investors of certain claims. In particular, and without limitation, investors will not be able to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act.

The consolidated financial statements of Peak Medical Corporation at December 31, 2004 and 2003 and for each of the two years ended December 31, 2004 incorporated by reference in this prospectus supplement have been audited by KPMG LLP, independent public accountants, as set forth in their report thereon appearing in the proxy statement, dated September 16, 2005, of Sun Healthcare Group, Inc. incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Sun Healthcare Group, Inc. And Subsidiaries

Index to consolidated financial statements

Page
Historical Consolidated Financial Statements
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	F-2
Report of Arthur Andersen LLP	F-3
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-4
Consolidated Statements of Operations for the years ended December 31, 2004 and 2003, the ten months ended December 31, 2002 and the two months ended February 28, 2002	F-6
Consolidated Statements of Stockholders' (Deficit) Equity for the years ended December 31, 2004 and 2003, the ten months ended December 31, 2002 and the two months ended February 28, 2002	F-7
Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003, the ten months ended December 31, 2002 and the two months ended February 28, 2002	F-8
Notes to Consolidated Financial Statements	F-9
Schedule II, Valuation and Qualifying Accounts	F-56
Unaudited Consolidated Balance Sheet at September 30, 2005	F-57
Unaudited Consolidated Statements of Operations for the nine months ended September 30, 2005 and 2004	F-59
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004	F-60
Notes to Unaudited Consolidated Financial Statements	F-61
Unaudited Pro Forma Consolidated Financial Statements
Introduction	F-80
Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2005	F-81
Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004	F-82
Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2005	F-83
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-84

Sun Healthcare Group, Inc. And Subsidiaries

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Sun Healthcare Group, Inc.

We have audited the accompanying consolidated balance sheets of Sun Healthcare Group, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the two years in the period ended December 31, 2004 and the ten months ended December 31, 2002. Our audits also included the financial statement schedule. These consolidated financial statements and schedule are the responsibility of management of Sun Healthcare Group, Inc. (the "Company"). Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sun Healthcare Group, Inc. at December 31, 2004 and 2003 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2004 and the ten months ended December 31, 2002 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Sun Healthcare Group, Inc.'s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Dallas, Texas
March 2, 2005,
except as to Notes 1, 2, 9, 11, 18 and 24, as to which the date is
November 11, 2005

Sun Healthcare Group, Inc. And Subsidiaries

Report of Arthur Andersen LLP

To the Board of Directors and Stockholders of
Sun Healthcare Group, Inc.:

We have audited the accompanying consolidated balance sheet of Sun Healthcare Group, Inc. (a Delaware corporation) and subsidiaries (the "Company") as of March 1, 2002, and the related consolidated statements of income (loss), stockholder's equity and cash flows for the two months ended February 28, 2002 (pre-confirmation). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain a reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, effective February 28, 2002, the Company was reorganized under a plan confirmed by the United States Bankruptcy Court for the District of Delaware and adopted a new basis of accounting whereby all remaining assets and liabilities were adjusted to their estimated fair values. Accordingly, the consolidated financial statements for periods subsequent to the reorganization are not comparable to the consolidated financial statements presented for prior periods.

In our opinion, the consolidated financial statements referred to above present fairly, in all material aspects, the financial position of Sun Healthcare Group, Inc. and subsidiaries as of March 1, 2002, and the results of their operations and their cash flows for the two months ended February 28, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Albuquerque, New Mexico
April 29, 2002

Sun Healthcare Group, Inc. And Subsidiaries

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31, 2004	December 31, 2003

	(in thousands)
Current assets:
Cash and cash equivalents	$22,596	$25,574
Accounts receivable, net of allowance for doubtful accounts of $40,293 and $67,108 ($22,361 and $47,173 related to discontinued operations) at December 31, 2004 and 2003, respectively	95,829	109,775
Inventories, net	3,514	3,695
Other receivables, net of allowance of $5,591 and $736 at December 31, 2004 and 2003, respectively	2,616	1,577
Assets held for sale	4,736	3,022
Restricted cash	26,649	33,699
Prepaids and other assets	3,232	4,742

Total current assets	159,172	182,084
Property and equipment, net	105,852	59,532
Notes receivable, net of allowance of $148 and $6,509 at December 31, 2004 and 2003, respectively	640	440
Goodwill, net	405	3,834
Restricted cash	34,111	33,920
Other assets, net	15,735	20,588

Total assets	$315,915	$300,398

See accompanying notes.

LIABILITIES AND STOCKHOLDERS' DEFICIT

	December 31, 2004	December 31, 2003

	(in thousands, except share data)
Current liabilities:
Current portion of long-term debt	$17,476	$24,600
Accounts payable	36,163	46,339
Accrued compensation and benefits	38,243	41,333
Accrued self-insurance obligations, current portion	40,236	59,029
Income taxes payable	9,752	14,470
Other accrued liabilities	47,897	53,690

Total current liabilities	189,767	239,461
Accrued self-insurance obligations, net of current portion	130,686	138,072
Long-term debt, net of current portion	89,706	54,278
Unfavorable lease obligations	13,985	31,856
Other long-term liabilities	15,151	3,129

Total liabilities	439,295	466,796
Commitments and contingencies
Stockholders' deficit:
Preferred stock of $.01 par value, authorized 10,000,000 shares, zero shares were issued and outstanding as of December 31, 2004 and 2003	—	—
Common stock of $.01 par value, authorized 50,000,000 shares, 15,325,477 and 10,043,979 shares issued and outstanding as of December 31, 2004 and 2003, respectively	153	100
Additional paid-in capital	334,158	272,889
Accumulated deficit	(456,259)	(437,632)

	(121,948)	(164,643)
Less:
Unearned compensation	(1,432)	(1,755)

Total stockholders' deficit	(123,380)	(166,398)

Total liabilities and stockholders' deficit	$315,915	$300,398

See accompanying notes.

Sun Healthcare Group, Inc. And Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Reorganized company			Predecessor company
	For the year ended December 31, 2004	For the year ended December 31, 2003	For the ten months ended December 31, 2002	For the two months ended February 28, 2002

Total net revenues	$813,290	$778,438	$636,061	$301,846

Costs and expenses:
Operating salaries and benefits	481,264	477,180	384,310	176,877
Self-insurance for workers' compensation and general and professional liability insurance	25,360	32,158	24,040	11,380
Other operating costs	167,431	149,697	111,213	72,156
Facility rent expense	39,107	38,769	35,047	25,789
General and administrative expenses	66,746	63,550	78,229	14,776
Depreciation and amortization	9,206	7,123	16,974	4,465
Provision for losses on accounts receivable	5,323	9,278	4,393	417
Interest, net (contractual interest expense of $23,730 for the two months ended February 28, 2002)	8,853	16,892	12,599	2,672
Loss on asset impairment	1,028	2,774	275,387	—
Restructuring costs, net	1,972	14,676	—	—
Loss on lease termination	150	—	—	—
Loss (gain) on sale of assets, net	1,494	(4,178)	(8,714)	—
Gain on extinguishment of debt, net	(3,394)	—	—	(1,498,360)

Total costs and expenses	804,540	807,919	933,478	(1,189,828)

Income (loss) before reorganization gain, net, income taxes and discontinued operations	8,750	(29,481)	(297,417)	1,491,674
Reorganization gain, net	—	—	—	(1,483)

Income (loss) before income taxes and discontinued operations	8,750	(29,481)	(297,417)	1,493,157
Income tax (benefit) expense	(1,158)	665	(7)	147

Income (loss) before discontinued operations	9,908	(30,146)	(297,410)	1,493,010
Discontinued operations:
Loss from discontinued operations, net of related tax expense of $417 for the ten months ended December 31, 2002	(23,214)	(25,149)	(140,576)	(1,569)
(Loss) gain on disposal of discontinued operations, net of related tax expense of $650 for the year ended December 31, 2003	(5,321)	55,649	—	(6,070)

(Loss) income on discontinued operations	(28,535)	30,500	(140,576)	(7,639)

Net (loss) income	$(18,627)	$354	$(437,986)	$1,485,371

Basic earnings per common and common equivalent share:
Income (loss) before discontinued operations	$0.69	$(3.00)	$(29.74)	$24.44
(Loss) income from discontinued operations, net of tax	(1.98)	3.04	(14.06)	(0.12)

Net (loss) income	$(1.29)	$0.04	$(43.80)	$24.32

Diluted earnings per common and common equivalent share:
Income (loss) before discontinued operations	$0.68	$(3.00)	$(29.74)	$24.44
(Loss) income from discontinued operations, net of tax	(1.96)	3.04	(14.06)	(0.12)

Net (loss) income	$(1.28)	$0.04	$(43.80)	$24.32

Weighted average number of common and common equivalent shares outstanding:
Basic	14,456	10,050	10,000	61,080
Diluted	14,548	10,050	10,000	61,080

See accompanying notes.

Sun Healthcare Group, Inc. And Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
(in thousands)

	Reorganized company						Predecessor company
	For the year ended December 31, 2004		For the year ended December 31, 2003		For the ten months ended December 31, 2002		For the two months ended February 28, 2002
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Common stock
Issued and outstanding at beginning of period	10,044	$100	9,321	$93	8,800	$88	65,209	$652
Elimination of common stock	—	—	—	—	—	—	(65,209)	(652)
Cancellation of restricted stock awards	(4)	—	—	—	—	—	—	—
Issuance of common stock	5,285	53	723	7	521	5	8,800	88

Common stock issued and outstanding at end of period	15,325	153	10,044	100	9,321	93	8,800	88

Additional paid-in capital
Balance at beginning of period		272,889		253,375		237,512		825,099
Other		(555)		—		—		(360)
Elimination of additional paid-in capital		—		—		—		(824,739)
Issuance of common stock in excess of par value		61,881		19,514		15,863		237,512
Cancellation of restricted stock awards		(57)		—		—		—

Additional paid-in capital at end of period		334,158		272,889		253,375		237,512

Accumulated deficit
Balance at beginning of period		(437,632)		(437,986)		—		(2,400,655)
Net (loss) income		(18,627)		354		(437,986)		1,485,371
Elimination of accumulated deficit		—		—		—		915,284

Accumulated deficit at end of period		(456,259)		(437,632)		(437,986)		—

Total		(121,948)		(164,643)		(184,518		237,600

Unearned compensation
Balance at beginning of period		(1,755)		(2,700)		—		—
Other		57		—		—		—
Restricted stock awards		(1,013)		—		(4,050)		—
Restricted stock vested		1,279		945		1,350		—

Unearned compensation at end of period		(1,432)		(1,755)		(2,700)		—

Balance at beginning of period	—	—	—	—	—	—	2,213	(27,376)
Elimination of treasury stock	—	—	—	—	—	—	(2,213)	27,376

Common stock in treasury at end of period	—	—	—	—	—	—	—	—

Grantor stock trust
Balance at beginning of period		—		—		—	1,916	(10)
Elimination of grantor stock trust		—		—		—	(1,916)	10
Grantor stock trust at end of period		—		—		—	—	—

Total stockholders' (deficit) equity		$(123,380)		$(166,398)		$(187,218)		$237,600

See accompanying notes.

Sun Healthcare Group, Inc. And Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Reorganized company			Predecessor company
	For the year ended December 31, 2004	For the year ended December 31, 2003	For the ten months ended December 31, 2002	For the two months ended February 28, 2002

Cash flows from operating activities:
Net (loss) income	$(18,627)	$354	$(437,986)	$1,485,371

Adjustments to reconcile net (loss) income to net cash (used for) provided by operating activities, including discontinued operations:
Gain on extinguishment of debt, net	(3,394)	—	—	(1,498,360)
Loss on lease termination	150	—	—	—
Reorganization gain, net	—	—	—	(1,483)
Depreciation	5,254	4,609	17,071	2,154
Amortization	4,356	4,787	11,334	2,311
Amortization of favorable and unfavorable lease intangibles	(3,265)	(8,740)	(2,535)	(101)
Provision for losses on accounts receivable	11,901	19,073	14,787	417
Loss (gain) on sale of assets, net	1,494	(4,178)	(8,714)	—
Loss (gain) loss on disposal of discontinued operations, net	5,321	(55,649)	—	—
Loss on write-down of assets held for sale	—	—	—	6,070
Loss on asset impairment	1,028	2,774	407,760	—
Restricted stock and option compensation expense	1,570	945	1,350	—
Other, net	2,045	898	1,320	716
Changes in operating assets and liabilities:
Accounts receivable, net	6,485	74,937	(15,797)	(7,368)
Inventories, net	(17)	790	(1,748)	(473)
Other receivables, net	558	4,261	—	819
Restricted cash	9,006	12,472	(1,373)	(4,430)
Prepaids and other assets	(1,658)	4,573	(5,575)	(2,391)
Accounts payable	(14,406)	3,656	28,210	(8,601)
Accrued compensation and benefits	(3,468)	(24,141)	(6,708)	(1,792)
Accrued self-insurance obligations	(26,213)	11,985	13,094	(944)
Income taxes payable	1,436	1,120	(498)	693
Other accrued liabilities	(4,687)	(18,084)	(20,114)	(2,793)
Liabilities subject to compromise	—	—	—	10,865
Other long-term liabilities	2,151	467	(408)	(2,004)
Minority interest	—	(120)	(563)	362

Net cash (used for) provided by operating activities before reorganization costs	(22,980)	36,789	(7,093)	(20,962)
Net cash paid for reorganization costs	(499)	(10,225)	(10,321)	(2,781)

Net cash (used for) provided by operating activities	(23,479)	26,564	(17,414)	(23,743)

Cash flows from investing activities:
Capital expenditures, net	(12,890)	(16,564)	(34,701)	(3,971)
Proceeds from sale of assets held for sale	1,857	83,616	17,885	—
Acquisitions	(700)	—	—	—
Repayment of long-term notes receivable	147	839	1,067	168
Other, net	—	—	798	142

Net cash (used for) provided by investing activities	(11,586)	67,891	(14,951)	(3,661)

Cash flows from financing activities:
Net payments under Senior Loan Agreements	(12,491)	(84,274)	(10,958)	—
Net payments under DIP Financing	—	—	—	(55,382)
Long-term debt borrowings	—	—	—	112,988
Long-term debt repayments	(6,727)	(5,620)	(4,396)	(13)
Net proceeds from issuance of common stock	52,266	—	—	—
Principal payments on prepetition debt authorized by Bankruptcy Court	—	—	—	(7,966)
Distribution of partnership equity	(961)	—	—	—
Other, net	—	—	(412)	(3,728)

Net cash provided by (used for) financing activities	32,087	(89,894)	(15,766)	45,899

Net (decrease) increase in cash and cash equivalents	(2,978)	4,561	(48,131)	18,495
Cash and cash equivalents at beginning of period	25,574	21,013	69,144	50,649

Cash and cash equivalents at end of period	$22,596	$25,574	$21,013	$69,144

See accompanying notes.

Sun Healthcare Group, Inc. And Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

(1) Nature of business

As of September 30, 2005, we divested one skilled nursing facility, and reclassified our mobile radiology operations to assets held for sale. The Consolidated Financial Statements and related notes thereto have been updated to reflect reclassifications for these operations to discontinued operations for all periods presented in accordance with generally accepted accounting principles.

References throughout this document to the Company include Sun Healthcare Group, Inc. and our consolidated subsidiaries. In accordance with the Securities and Exchange Commission's "Plain English" guidelines, this Annual Report on Form 10-K has been written in the first person. In this document, the words "we," "our," "ours" and "us" refer to Sun Healthcare Group, Inc. and its direct and indirect consolidated subsidiaries and not any other person.

Business

We are a provider of long-term, subacute and related specialty healthcare services in the United States. We operate through five principal business segments: (i) inpatient services, (ii) rehabilitation therapy services, (iii) medical staffing services, (iv) home health services and (v) laboratory and radiology services. Inpatient services represent the most significant portion of our business. We operated 102 long-term care facilities in 13 states as of September 30, 2005.

Reorganization

On February 6, 2002, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") approved our Plan of Reorganization that was filed with the Bankruptcy Court on November 7, 2001. On February 28, 2002, we emerged from proceedings under chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") pursuant to the terms of our Plan of Reorganization.

We operated our business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court from October 14, 1999 (the "Filing Date") until February 28, 2002. Accordingly, our consolidated financial statements prior to March 1, 2002 have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7") and generally accepted accounting principles applicable to a going concern, which assume that assets will be realized and liabilities will be discharged in the normal course of business.

In connection with our emergence from bankruptcy, we reflected the terms of the Plan of Reorganization in our consolidated financial statements by adopting the fresh-start accounting provisions of SOP 90-7. Under fresh-start accounting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments have been recorded in the consolidated financial statements as of March 1, 2002. Since fresh-start accounting materially changed the amounts previously recorded in our consolidated financial statements, a black line separates the post-emergence financial data from the pre-emergence data to signify the difference in the basis of preparation of the financial statements for each respective entity. See Notes 20, 21 and 22 for additional information about our emergence from bankruptcy and fresh-start accounting.

As used in this Form 10-K, the term "Predecessor Company" refers to our operations for periods prior to March 1, 2002, while the term "Reorganized Company" is used to describe our operations for periods beginning March 1, 2002 and thereafter.

Comparability of financial information

We adopted the provisions of Statement of Financial Accounting Standard ("FASB"), Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144") as of January 1, 2002, requiring reclassification of the results of operations of subsequent divestitures for all periods presented to discontinued operations within the Statement of Operations. However, our emergence from bankruptcy on February 28, 2002 and the adoption of fresh-start accounting as of March 1, 2002 materially changed the amounts previously recorded in the consolidated financial statements of the Predecessor Company and we did not apply SFAS No. 144 to the two months ended February 28, 2002. In addition, the cash flows of the Predecessor Company for periods prior to March 1, 2002 are generally not comparable to those of the Reorganized Company.

(2) Basis of reporting and current operating environment

In January 2003, we initiated efforts to restructure the portfolio of leases under which we operate most of our long-term care facilities. During the period January 1, 2003 to September 30, 2005, we divested 135 of our under-performing facilities by transitioning operations of those facilities to new operators. We also took the following actions to improve our operating performance and liquidity position:

(a)
completed the sales of our pharmaceutical services operations in July 2003, our software development operations in November 2003 and our laboratory and radiology operations in California in November 2004 for combined cash proceeds of $81.0 million and the payment of $15.0 million due to us in 2005 from the sale of our SunScript pharmacy operations in 2003;

(b)
reduced overhead and infrastructure costs;

(c)
refinanced and reduced our senior debt; and

(d)
completed a private placement of our common stock and warrants to purchase our common stock to accredited and institutional investors for net proceeds of approximately $52.3 million in February 2004.

We believe that our existing cash reserves, the proceeds of up to $15.0 million due to us in 2005 for the sale of our SunScript pharmacy operations in 2003, and availability for borrowing under our loan agreement will provide sufficient funds for our operations, capital expenditures and regularly scheduled debt service payments through at least the next twelve months.

(3) Summary of significant accounting policies

(a) Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include determination of third-party payor settlements, allowances for doubtful accounts and notes receivable, self-insurance obligations, goodwill and other intangible assets and loss accruals. Actual results could differ from those estimates.

(b) Principles of consolidation

Our consolidated financial statements include the accounts of our subsidiaries in which we own more than 50% of the voting interest. Investments of companies in which we own between 20 - 50% of the voting interests and joint ventures were accounted for using the equity method, which records as income an ownership percentage of the reported income of the subsidiary, regardless of whether it was or was not received by the parent. Investments in companies in which we own less than 20% of the voting interests are carried at cost. All significant intersegment accounts and transactions have been eliminated in consolidation.

In accordance with FASB Interpretation No 46, Consolidation of Variable Interest Entities ("FIN No 46R"), we are required to consolidate certain entities when control exists through means other than ownership of voting (or similar) interests in variable interest entities commonly referred to as special purpose entities, effective for the first reporting period that ends after March 15, 2004. FIN No 46R requires consolidation by the majority holder of expected residual gains and losses of the activities of a variable interest entity. (See "Note 10—Variable Interest Entities.")

(c) Cash and cash equivalents

We consider all highly liquid, unrestricted investments with original maturities of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

(d) Net revenues

Net revenues consist of long-term and subacute care revenues, rehabilitation therapy services revenues, temporary medical staffing services revenues, pharmaceutical services revenues and other ancillary services revenues. Net revenues are recognized as services are provided. Revenues are recorded net of provisions for discount arrangements with commercial payors and contractual allowances with third-party payors, primarily Medicare and Medicaid. Net revenues realizable under third-party payor agreements are subject to change due to examination and retroactive adjustment. Estimated third-party payor settlements are recorded in the period the related services are rendered. The methods of making such estimates are reviewed periodically, and differences between the net amounts accrued and subsequent settlements or estimates of expected settlements are reflected in the current period results of operations.

Revenues from Medicaid for our continuing operations accounted for approximately 36.5%, 36.0%, 36.1% and 44.9%, of our net patient revenue for the year ended December 31, 2004, the year ended December 31, 2003, the ten month period ended December 31, 2002 and the two month period ended February 28, 2002, respectively. Revenues from Medicare comprised approximately 26.5%, 25.1%, 25.9% and 25.4% of our net patient revenue for the year ended December 31, 2004, the year ended December 31, 2003, the ten month period ended December 31, 2002 and the two month period ended February 28, 2002, respectively. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that our estimates will change by a material amount in the near term. Changes in these estimates related to third party receivables resulted in an increase in net revenues of approximately $2.2 million for the year ended December 31, 2004, $2.0 million for the year ended December 31,

2003, $1.1 million and $2.0 million, respectively, for the ten month and two month periods ended December 31, 2002 and February 28, 2002.

(e) Accounts receivable

Our accounts receivable relate to services provided by our various operating divisions to a variety of payors and customers. The primary payors for services provided in long-term and subacute care facilities that we operate are the Medicare program and the various state Medicaid programs. The rehabilitation therapy service operations provide services to patients in unaffiliated long-term, rehabilitation and acute care facilities. The billings for those services are submitted to the unaffiliated facilities. Many of the unaffiliated long-term care facilities receive a large majority of their revenues from the Medicare program and the state Medicaid programs.

Estimated provisions for doubtful accounts are recorded each period as an expense to the statement of operations. In evaluating the collectibility of accounts receivable, we consider a number of factors, including the age of the accounts, changes in collection patterns, the financial condition of our customers, the composition of patient accounts by payor type, the status of ongoing disputes with third-party payors and general industry conditions. Any changes in these factors or in the actual collections of accounts receivable in subsequent periods may require changes in the estimated provision for loss. Changes in these estimates are charged or credited to the results of operations in the period of change.

The allowance for uncollectible accounts related to facilities that we currently operate is computed by applying a bad debt percentage to the individual accounts receivable aging categories based on historical collections. An adjustment is then recorded each month in the results of operations to adjust the allowance based on the analysis. In addition, a retrospective collection analysis is performed within each operating company to test the adequacy of the reserve on a quarterly basis.

The allowance for uncollectible accounts related to facilities that we have divested was based on a percentage of outstanding accounts receivable at the time of divestiture and is recorded in gain or loss on disposal of discontinued operations, net. As collections are recognized, the allowance will be adjusted as appropriate. This percentage was 40% in 2002 and was adjusted to 30% in the fourth quarter of 2003. The percentages were developed from historical collection trends of our divestitures. Due to favorable collections, $6.5 million of the reserve was recovered in the year ended December 31, 2004.

(f) Inventories

As of December 31, 2004, our inventories relate to the long-term and subacute care operations and are stated at the lower of cost or market.

(g) Property and equipment

Property and equipment is stated at the lower of carrying value or fair value. Property and equipment held under capital lease is stated at the net present value of future minimum lease payments. Major renewals or improvements are capitalized whereas ordinary maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements—five to forty years; leasehold improvements—the shorter of the estimated useful lives of the assets or the life of the lease; and equipment—three to twenty years. We capitalize interest directly related to the development and construction of new facilities as a cost of the related asset. Under SFAS No. 144, we subject our long-lived assets to an annual impairment test. (See "Note 8—Impairment of Intangible and Long-Lived Assets.")

(h) Intangible assets

Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142,") we no longer amortize goodwill and intangible assets with indefinite lives. Instead, we subject them to annual impairment tests. Intangible assets with definite lives continue to be amortized over their estimated useful lives. (See "Note 8—Impairment of Intangible and Long-Lived Assets.")

(i) Reorganization gain, net

Reorganization gain, net under chapter 11 are items of expense or income that were incurred or realized by us because we were in reorganization. These included, but were not limited to, professional fees and similar types of expenditures incurred directly relating to the chapter 11 proceeding, loss accruals or realized gains or losses resulting from activities of the reorganization process and interest earned on cash accumulated by us because we were not paying our prepetition liabilities. (See "Note 20—Emergence from Chapter 11 Bankruptcy Proceedings.")

(j) Stock-based compensation

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure ("SFAS No. 148"). This statement amends Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). The provisions of SFAS No. 123 were effective for interim and annual financial statements for fiscal years ending after December 15, 2002. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Also, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We continue to apply the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). (See "Note 15—Capital Stock.")

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

Statement 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. Statement 123(R) permits public companies to adopt its requirements using one of two methods:

  1.
  A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123(R) for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

  2.
  A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

We plan to adopt Statement 123(R) using the modified-prospective method no later than July 1, 2005. Based on the estimated value of current unvested stock options, we expect wages and related expenses to increase $0.5 million for the year ended December 31, 2005, beginning July 1, 2005.

(k) Net (loss) income per share

Basic net (loss) income per share is based upon the weighted average number of common shares outstanding during the period. The weighted average number of common shares for the year ended December 31, 2004 include the common shares issued in connection with emergence from bankruptcy, 95,664 common shares outstanding to be issued once the prepetition claims are finalized, the common shares issued in connection with our private placement in February 2004, the common shares issued to Omega, and the common shares issued as common stock awards. See "Note 15—Capital Stock."

The diluted calculation of (loss) income per common share includes the dilutive effect of warrants, stock options and non-vested restricted stock. However, in periods of losses, diluted net loss per share is based upon the weighted average number of common shares outstanding during the period.

(l) Reclassification

Certain reclassifications have been made to the prior period financial statements to conform to the 2004 financial statement presentation.

(4) Loan agreements

We have a Loan and Security Agreement with CapitalSource Finance LLC, as collateral agent, and certain other lenders (the "Revolving Loan Agreement") that, as amended on March 1, 2005, expires on March 1, 2007. (See "Note 24—Subsequent Events.") The Revolving Loan Agreement is a $75.0 million revolving line of credit that is secured by our accounts receivable, inventory, equipment and other assets, and the stock of our subsidiaries. Pursuant to the Revolving Loan Agreement, we are paying interest (i) for Base Rate Loans at the greater of (a) prime plus 0.5% or (b) 4.75%, and (ii) for LIBOR Loans at the greater of (a) the London Interbank Offered Rate plus 3.25% or (b) 4.75%. The effective interest rate as of December 31, 2004 on borrowings under the Revolving Loan Agreement was approximately 6.16%. We had $0.6 million in borrowings outstanding on December 31, 2004. The weighted average borrowing interest rate for the period from January 1, 2004 through December 31, 2004 was 5.25%. Our borrowing availability under the Revolving Loan Agreement is generally limited to up to eighty-five percent (85%) of the value of Eligible Receivables plus eighty-five percent (85%) of the value of Eligible Divested Company Receivables, but not to exceed $75.0 million. The defined borrowing base as of December 31, 2004 was $41.1 million, net of specified reserves of $14.6 million. We are also prohibited under our Revolving Loan Agreement from borrowing money from third parties without the prior consent of CapitalSource Finance. As of December 31, 2004, we had issued approximately $15.3 million in letters of credit, leaving approximately $25.8 million available to us for additional borrowing. In connection with entering into the Revolving Loan Agreement, we incurred deferred financing costs of $2.6 million, which are amortized using the effective interest method over the life of the loan agreement. For the year ended December 31, 2004, we amortized $1.6 million of these deferred financing costs. In September 2004, $0.9 million of the deferred financing costs were refunded to us.

The availability of amounts under our Revolving Loan Agreement is subject to our compliance with certain financial covenants contained in the Revolving Loan Agreement, as amended. Such covenants include a minimum fixed charge coverage calculation which requires a minimum required availability (cash on hand plus borrowing availability) that must exceed total Fixed Charges less Operating Cash Flow for a rolling 12-month period, and a maximum of $10 million per any six-month period that may be expended on capital expenditures with respect to fixed assets. As of March 1, 2005, we were in compliance with these covenants.

(5) Long-term debt

Long-term debt consisted of the following as of the periods indicated (in thousands):

	December 31, 2004	December 31, 2003

Revolving Loan Agreement	$600	$13,091
Mortgage notes payable due at various dates through 2035, interest at rates from 5.5% to 12.0%, collateralized by various facilities(1)(2)	91,239	48,277
Industrial Revenue Bonds	6,905	7,450
Other long-term debt	8,438	10,060

Total long-term debt(1)	107,182	78,878
Less amounts due within one year	(17,476)	(24,600)

Long-term debt, net of current portion	$89,706	$54,278

(1)
Net of fair value discount of $0.1 million related to consolidation of Clipper (See "Note 10—Variable Interest Entities.")

(2)
Includes $51.0 million related to consolidation of Clipper as of December 31, 2004 (See "Note 10—Variable Interest Entities.")

The scheduled or expected maturities of long-term debt as of December 31, 2004, were as follows (in thousands):

2005	$17,476
2006	19,774
2007	5,670
2008	2,883
2009	3,114
Thereafter	58,393

$107,310

Included in the expected maturities of long-term debt are the following amounts related to the consolidation of Clipper (See "Note 10—Variable Interest Entities"): $1,113, $1,225, $1,330, $1,437, $1,571, and $44,468, respectively, for 2005, 2006, 2007, 2008, 2009 and thereafter.

(6) Property and equipment

Property and equipment consisted of the following as of the periods indicated (in thousands):

	December 31, 2004	December 31, 2003

Land	$10,527	$4,659
Buildings and improvements	70,029	30,101
Equipment	28,850	25,297
Leasehold improvements	23,171	20,925
Construction in progress	2,240	1,087

Total	134,817	82,069
Less accumulated depreciation	(28,965)	(22,537)

Property and equipment, net	$105,852	$59,532

(7) Acquisitions

In November 2004, we acquired one home health agency for $0.7 million in cash and allocated the purchase price to goodwill and licenses of $0.4 million and $0.3 million, respectively. We acquired one skilled nursing facility during the year ended December 31, 2003 by entering into a new lease agreement in March 2003. During the ten month period ended December 31, 2002 we acquired nine skilled nursing facilities by issuing $31.5 million of mortgage notes and we had no acquisitions for the two-month period ended February 28, 2002.

(8) Impairment of intangible and long-lived assets

(a) Intangible assets

Goodwill

The Reorganized Company recorded $214.8 million in goodwill under fresh-start accounting based on an independent valuation of the fair value of our assets and liabilities as of March 1, 2002. During

2002, we recorded an additional $20.2 million in goodwill as a refinement to our fresh-start accounting valuation. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized; however, they are subject to annual impairment tests as prescribed by the statement. Intangible assets with definite lives continue to be amortized over their estimated useful lives. With respect to our goodwill and intangible assets, SFAS No. 142 was effective for us beginning January 1, 2002. Upon adoption of this statement, amortization of goodwill and indefinite life intangibles ceased.

Pursuant to SFAS No. 142, we performed our annual goodwill impairment analysis during the fourth quarter of 2004 for each reporting unit that constitutes a business for which discrete financial information is produced and reviewed by operating segment management and, with the exception of the long-term care facilities, provides services that are distinct from the other components of the operating segment. We determine impairment by comparing the net assets of each reporting unit to their respective fair values. We determine the estimated fair value of each reporting unit using a discounted cash flow analysis. In the event a unit's net assets exceed its fair value, an implied fair value of goodwill must be determined by assigning the unit's fair value to each asset and liability of the unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is measured by the difference between the goodwill carrying value and the implied fair value. Based on the analysis performed, we recorded no goodwill impairment for the years ended December 31, 2004 and December 31, 2003, and a goodwill impairment of $231.1 million for the ten months ended December 31, 2002.

During 2004, we determined that tax losses generated in 2004 were available to offset a liability that originated upon our emergence from bankruptcy. Accordingly, we reduced the remaining goodwill balance created through fresh-start accounting of $3.8 million (See "Note 12—Income Taxes.") We also recorded $0.4 million in goodwill through a small home health acquisition in November 2004 (See "Note 7—Acquisitions.")

Indefinite life intangibles

The Reorganized Company recorded $34.6 million in trademarks under fresh-start accounting based on an independent and separate valuation report of the fair value of our intangible assets as of March 1, 2002. Our trends of financial performance subsequent to emergence, the Medicare "Cliff" impact and increases in patient liability claims and retention levels and workers' compensation insurance costs represented indicators of impairment as defined in SFAS No. 144. As a result, we internally prepared an impairment analysis using discounted cash flows in order to estimate the fair value of Indefinite Life Intangibles. The analysis resulted in no impairment charge for the years ended December 31, 2004 and 2003. We recorded an impairment of $26.0 million for the ten months ended December 31, 2002.

Finite life intangibles

The Reorganized Company recorded $28.2 million in favorable lease intangibles under fresh-start accounting based on an independent and separate valuation report of the fair value of our assets and liabilities as of March 1, 2002. Our trends of financial performance subsequent to emergence, the Medicare "Cliff" impact and increases in patient liability claims and retention levels and workers' compensation insurance cost represented indicators of impairment as defined in SFAS No. 144. As a result, at December 31, 2003 we internally prepared an impairment analysis using discounted cash flows in order to estimate the fair value of Finite Life Intangibles. The analysis resulted in no impairment charge for the year ended December 31, 2004 and an impairment charge of $0.5 million and $24.0 million for the year ended December 31, 2003 and the ten months ended December 31, 2002, respectively.

The weighted-average amortization period for favorable lease intangibles is approximately nine years at December 31, 2004. Amortization expense on the favorable lease intangibles totaled $0.4 million for the year ended December 31, 2004. Our estimated aggregate annual amortization expense for these intangibles for each of the next nine years is approximately $0.3 million.

(b) Long-lived assets

SFAS No. 144 requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the assets' carrying amounts. In estimating the undiscounted cash flows for our impairment assessment, we primarily used our internally prepared budgets and forecast information including adjustments for the following items: Medicare and Medicaid funding; overhead costs; capital expenditures; and patient care liability costs. In accordance with SFAS No. 144, we assess the need for an impairment write-down when such indicators of impairment are present.

2004.    During the fourth quarter of 2004, we recorded pretax charges totaling approximately $1.0 million for asset impairments. The asset impairment charges related to the following:

–>
$1.0 million write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment.

2003.    During the fourth quarter of 2003, we recorded pretax charges totaling approximately $2.3 million for asset impairments. The asset impairment charges consist of the following:

–>
$2.3 million write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment, $0.2 million of which related to under-performing facilities identified for divestiture as of December 31, 2003.

2002.    During the fourth quarter of 2002, we recorded pretax charges totaling approximately $126.7 million for asset impairments. The asset impairment charges consisted of the following:

–>
$81.6 million write-down of property and equipment in our Inpatient Services segment for certain nursing facilities whose book value exceeded estimated fair value when tested for impairment, $53.6 million of which related to under-performing facilities identified for divestiture as of December 31, 2002.

–>
$42.8 million write-down of property and equipment in our Other Operations segment which consisted of $8.7 million for Shared Healthcare Systems and $34.1 million for our corporate headquarters; and

–>
$2.3 million write-down of property and equipment in our Pharmaceutical and Medical Supply Services segment.

The October 1, 2002 elimination of certain funding under the Medicare program and the increase in our patient care liability costs affected our 2002 and future cash flows, and therefore, the fair values of each of our asset groups. This event led to an impairment assessment on each of our asset groups, including:

–>
estimating the undiscounted cash flows to be generated by each of the asset groups over the remaining life of the primary asset; and

–>
reducing the carrying value of the asset to estimated fair value when the total estimated undiscounted future cash flows were less than the current book value of the long-lived assets (excluding goodwill and other indefinite lived intangible assets).

In estimating the undiscounted cash flows for the 2002 impairment assessment, we primarily used our internally prepared budgets and forecast information including adjustments for the following items: Medicare and Medicaid funding; overhead costs; capital expenditures and patient care liability costs. We also considered our plans to transition under-performing long-term care facilities, which accounted for approximately 56% of our facilities, to new operators. In order to estimate the fair values of the entities, we used a discounted cash flow approach. That assessment resulted in an impairment related to the under-performing facilities of approximately $53.6 million.

(c) Long lived assets to be disposed of

SFAS No. 144 requires that long-lived assets to be disposed of be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Depreciation is discontinued once an asset is classified as held for sale. During the two month period ended February 28, 2002, the Predecessor Company presented the operating results of all facilities identified for sale or disposition in discontinued operations in the consolidated statement of operations. From March 1, 2002 to December 31, 2002, the Reorganized Company had a limited number of facilities disposed of or transferred to assets held for sale. These facilities' operating results were included in continuing operations and were immaterial to our consolidated financial position and results of operations.

(9) Discontinued operations and assets held for sale

(a) Loss (gain) on sale of assets, net

2004.    During the year ended December 31, 2004, we recorded a $1.5 million charge primarily related to the write-down of a property held for sale.

2003.    During the year ended December 31, 2003, we recorded a gain on sale of assets of $4.2 million primarily related to the sale of land and buildings previously reported in the Other Operations segment.

2002.    During the year ended December 31, 2002, we divested 10 skilled nursing facilities previously reported in our Inpatient Services segment. The net revenues and net operating losses for the ten month period ended December 31, 2002 for these 10 facilities were approximately $19.5 million and $3.1 million, respectively. The aggregate net gain on disposal during the ten month period ended December 31, 2002 for these divestitures was approximately $4.3 million recorded in loss on sale of assets, net, in our 2002 consolidated statement of operations. Additionally, during 2002, residual divestiture gains associated with prior year divestitures related to certain skilled nursing facilities were approximately $0.7 million.

During 2002, we also recognized losses for the sale of certain mobile radiology operations, previously reported in our Other Operations segment, of $0.5 million offset by the recovery of a rent reserve taken for a closed corporate office for $0.5 million recorded in loss on sale of assets, net.

In October 2002, we sold our interest in a joint venture that operated two skilled nursing facilities, previously reported in our Inpatient segment. We recorded a gain of approximately $1.4 million that is included in gain on sale of assets, net.

In July 2002, we sold our interest in a joint venture that operated two pharmacies in the Midwest, previously reported in our Pharmaceutical segment. We recorded a gain of approximately $1.2 million that is included in gain on sale of assets, net.

In April 2002, we sold two of our headquarters buildings in Albuquerque, New Mexico, previously reported in our Other Operations segment, for approximately $15.3 million, which approximated their carrying value. The transaction included the leaseback of one of the buildings and part of an adjacent parking structure for an initial period of ten years, with an option to extend the lease for two five-year periods.

In March 2002, we divested our respiratory therapy supplies and equipment business that was operated by our wholly-owned subsidiary, SunCare Respiratory Services, Inc., previously reported in our Rehabilitation Therapy segment. We recorded a gain of $1.1 million in gain on sale of assets, net.

(b) Discontinued operations

In accordance with the provisions of SFAS No. 144, the results of operations of the disposed assets for the year ended December 31, 2004 have been reported as discontinued operations for all periods presented in the accompanying consolidated statements of operations for the Reorganized Company. As of September 30, 2005, we divested one skilled nursing facility and reclassified our mobile radiology operations to assets held for sale. We have updated the results of operations for discontinued operations to include these operations for all periods presented.

Inpatient Services:    During the year ended December 31, 2004, we divested six skilled nursing facilities in accordance with our restructuring plan.

Laboratory and Radiology Services:    On November 1, 2004, BioPath Clinical Laboratories, Inc., a subsidiary of Sun, sold its clinical laboratory and radiology operations located in California for $0.5 million in cash and a $2.8 million promissory note, which was fully reserved as of December 31, 2004.

Pharmaceutical Services:    In July 2003, we sold the assets of our pharmaceutical services operations, including the assets of SunScript Pharmacy Corporation, to Omnicare, Inc. We received cash proceeds of $75.0 million and the right to receive up to $15.0 million in additional purchase price holdback, which is to be paid to us on or before July 15, 2005, subject to fulfillment of certain conditions.

Other Operations:    On December 31, 2004 we closed our comprehensive outpatient rehabilitation facilities ("CORF") in Colorado. On November 7, 2003, Shared Healthcare Systems, Inc. ("SHS"), a majority owned subsidiary, sold substantially all of its software development assets to Accu-Med

Services of Washington LLC, a wholly owned subsidiary of Omnicare, Inc., for approximately $5.0 million in proceeds at closing and $0.5 million in cash received in December 2004. In addition, we sold the Washington and Oregon mobile radiology operations for $0.2 million in October 2003.

A summary of the discontinued operations for the periods presented is as follows (in thousands):

	For the year ended December 31, 2004
	Inpatient services	Pharmaceutical services	BioPath	SHS	Mobile radiology	CORFs	Total

Net operating revenues	$14,685	$—	$13,105	$—	$3,311	$1,904	$33,005

Pretax (loss) income	$(10,264)	$696	$(12,095)	$(3)	$(1,087)	$(461)	$(23,214)
Gain (loss) on disposal of discontinued operations	4,967	(5,008)	(5,550)	523	—	(253)	(5,321)

(Loss) income on discontinued operations	$(5,297)	$(4,312)	$(17,645)	$520	$(1,087)	$(714)	$(28,535)

	For the year ended December 31, 2003
	Inpatient services	Pharmaceutical services	BioPath	SHS	Mobile radiology	CORFs	Total

Net operating revenues	$465,277	$116,542	$23,632	$856	$3,863	$2,344	$612,514

Pretax (loss) income(1)	$(28,117)	$5,595	$(962)	$(1,216)	$(305)	$(144)	$(25,149)
Gain (loss) on disposal of discontinued operations(2)	6,210	43,937	—	5,391	111	—	55,649

(Loss) income on discontinued operations	$(21,907)	$49,532	$(962)	$4,175	$(194)	$(144)	$30,500

	For the ten months ended December 31, 2002
	Inpatient services	Pharmaceutical services	BioPath	SHS	Mobile radiology	CORFs	Total

Net operating revenues	$773,392	$167,503	$15,777	$991	$2,665	$1,805	$962,133

Pretax (loss) income(3)	$(63,219)	$(63,319)	$(1,432)	$(13,217)	$478	$133	$(140,576)
Gain (loss) on disposal of discontinued operations	—	—	—	—	—	—	—

(Loss) income on discontinued operations	$(63,219)	$(63,319)	$(1,432)	$(13,217)	$478	$133	$(140,576)

(1)
Net of restructuring costs of $405

(2)
Net of related tax expense of $650

(3)
Net of related tax expense of $417 and loss on impairment of $132,373

(c) Assets held for sale

As of December 31, 2004, assets held for sale consisted of three undeveloped parcels of land and a vacant office building valued at $4.0 million and artwork valued at $0.7 million, within our consolidated financial statements in our Corporate segment, which we expect to sell during 2005.

(10) Variable interest entities

In December 2003, the FASB issued a revision to Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46R"), which was originally issued in January 2003. FIN No. 46R provides guidance on the consolidation of certain entities when control exists through means other than ownership of voting (or similar) interests and was effective for public entities that have interests in variable interest entities commonly referred to as special purpose entities for the first reporting period that ends after March 15, 2004. FIN No. 46R requires consolidation by the majority holder of expected residual gains and losses of the activities of a variable interest entity ("VIE").

We currently own a five percent interest in each of eight limited liability companies and partnerships, each of which own one facility that we operate in New Hampshire. In April 2004, we entered into an agreement with the owners of the remaining interests in those eight entities and with the sole proprietorship owner of a ninth entity which also owns a facility in New Hampshire that we operate (collectively known as "Clipper"). That agreement granted us options, exercisable sequentially over a period of seven years, pursuant to which we can acquire up to 100 percent of the ownership of those nine entities for an aggregate amount of up to approximately $10.3 million. The original value of the option recorded in third quarter of 2004 was $10.7 million, reduced by $0.4 million in fourth quarter of 2004 upon the refinancing of two of the mortgages. The reduction was recorded as a one-time adjustment to the fair value allocation. The agreement also provides the owners the right to require us to purchase those ownership interests at the above described option prices. These put rights can be exercised for any options that have come due but which were not exercised up to that point in time, but no later than December 31, 2010. We have recognized $10.2 million of the option value in other long-term liabilities in our consolidated balance sheet. The remaining $0.1 million is recorded as current in other accrued liabilities in our consolidated balance sheet since we have exercised our 2004 option to acquire an additional 2.5% ownership, increasing our total ownership to 7.5%, with the closing of the purchase to occur on March 31, 2005. We have not recorded any minority interest associated with the 95% interest in which we do not own since the partnerships' net equity was a deficit and as the primary beneficiary, we would be responsible for all of their losses.

We have concluded that Clipper, as identified above, meets the definition of a VIE because we have agreements with the majority owners granting us the option to acquire, and the right of the owners to put to us 100% ownership of Clipper. Clipper's objective is to achieve rental income from the leasing of skilled nursing and assisted living facilities owned by Clipper. The debt of Clipper is collateralized by the fixed assets of the respective partnerships, limited liability companies and sole proprietorship. None of our assets serve as collateral on the Clipper debt and creditors do not have any general recourse against us.

As the primary beneficiary of the VIE, we consolidated Clipper beginning in the third quarter of 2004. This change had no affect on previously reported net earnings. We applied Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS No. 141") to consolidate Clipper. The following table summarizes the estimated fair values of the assets and liabilities assumed at the date of consolidation (in thousands.)

Current assets	$3,397
Current liabilities (includes $0.9 million of current debt)	2,702
Long-term debt	50,949
Other long-term liabilities (option value)	10,658

Total liabilities assumed	64,309

Net assets	$60,912

Upon consolidation in third quarter of 2004, a $12.5 million unfavorable lease intangible related to the nine entities and recorded on our books prior to consolidation, was allocated against the $60.9 million basis of property, plant and equipment, and provided a consolidation value of $48.4 million. During the fourth quarter of 2004, we refined the allocation of the fair value and recorded a $2.8 million adjustment to property, plant and equipment due to the refinancing of two mortgages and the $3.5 million write off of a note payable no longer due, leaving a remaining consolidation value of $45.6 million.

Our consolidated assets and liabilities increased approximately $41.7 million and $44.1 million, respectively, based upon the fair value of the assets and liabilities of Clipper. Upon consolidation, we eliminated our investment in Clipper. The following provides a summary of the balance sheet impact of Clipper upon consolidation as of December 31, 2004 (in thousands):

Current assets:
Cash and cash equivalents	$718
Other receivables	289
Restricted cash—short term	1,461
Prepaids and other assets	176

Total current assets	2,644
Property and equipment, net:
Land	6,171
Buildings	37,173
Building improvements	2,143
Equipment	138

Total property and equipment, net	45,625
Other assets, net	(6,526)

Total assets	$41,743

Current liabilities:
Mortgages, short-term	1,113
Other accrued liabilities	223

Total current liabilities	1,336
Mortgages, long-term	49,903
Unfavorable lease intangibles	(11,979)
Other long-term liabilities	10,151
Intercompany	(5,358)

Total long-term liabilities	42,717
Total liabilities	44,053
Accumulated deficit	(2,310)

Total liabilities and stockholders' deficit	$41,743

For the year ended December 31, 2004, the consolidation of Clipper included a net loss of $1.5 million comprised of a $2.2 million charge to interest expense, a $0.6 million charge to depreciation expense, a $0.4 million loss on extinguishment of debt and $0.3 million in administrative and tax expenses, partially offset by a $2.0 million credit to rent expense.

(11) Commitments and contingencies

(a) Lease commitments

We lease real estate and equipment under cancelable and noncancelable agreements. Most of our operating leases have original terms from seven to twelve years and contain at least one renewal option, (which could extend the terms of the leases by five to ten years), purchase options, escalation clauses and provisions for payments by us of real estate taxes, insurance and maintenance costs. Future minimum lease payments under real estate leases and equipment leases, are as follows (in thousands):

Operating leases

2005	$47,915
2006	44,235
2007	41,814
2008	41,318
2009	40,490
Thereafter	143,761

Total minimum lease payments	$359,533

Facility rent expense under operating leases, excluding expense related to discontinued operations, totaled approximately $39.1 million, $38.8 million and $35.0 million for the year ended December 31, 2004, the year ended December 31, 2003 and the ten month period ended December 31, 2002, respectively. The operating lease expense for continuing operations was included in facility rent expense in the accompanying consolidated statements of operations. The operating lease expense for discontinued operations for the year ended December 31, 2004, the year ended December 31, 2003 and the ten month period ended December 31, 2002 was $1.0 million, $40.3 million and $81.7 million, respectively, and was recorded in loss from discontinued operations in the accompanying consolidated statements of operations. As of September 30, 2005, we have identified one of our skilled nursing facilities for divestiture, which is under an operating lease.

(b) Purchase commitments

Our purchase obligations have been estimated assuming that we continue to operate the same number of facilities in future periods. The prices that we pay under our purchase commitments are subject to market risk.

We have an agreement establishing Medline Industries, Inc. ("Medline") as the primary medical supply vendor through January 31, 2009 for all of the long-term care facilities that we operate. The agreement provides that the long-term care division shall purchase at least 90% of its medical supply products from Medline. Additionally, if we choose to terminate the agreement without cause or if Medline chooses to terminate the agreement with cause, we may be required to pay Medline liquidated damages of $2.0 million if the agreement is terminated prior to January 11, 2006.

We have an agreement establishing SYSCO Corporation ("SYSCO") as our primary foodservice supply vendor through July 31, 2007 for all of our long-term care facilities. The agreement provides that the long-term care division shall purchase at least 80% of its foodservice supply products from SYSCO.

We have an agreement establishing Omnicare Pharmacy Services ("Omnicare") as the primary pharmacy services vendor through December 31, 2008 for all of the long-term care facilities that we operated as of July 15, 2003.

(c) Employment and severance agreements

We have entered into employment agreements with Mr. Matros, Mr. Mathies and Mr. Roseman, providing for annual base salaries of $650,000, $400,000, $275,000 and $225,000, respectively. The agreement with Mr. Matros terminates on November 6, 2006; provided, however, that the agreement will automatically be extended for an additional year on November 6, 2005, and on each anniversary thereafter, unless either party provides notices of non-extension of the term at least 90 days prior to such renewal date. The agreements with Mr. Mathies and Mr. Roseman do not have specified terms. In addition to the base salary, Mr. Matros, Mr. Mathies and Mr. Roseman are entitled to annual bonuses for each fiscal year in which we achieve or exceed the following financial performance targets: (i) if 100% to 119% of target earnings before interest, taxes, depreciation and amortization, then 50% of base salary; (ii) 120% to 139% of target earnings before interest, taxes, depreciation and amortization, then 75% of base salary; and (iii) if greater than 140% of target earnings before interest, taxes, depreciation and amortization, then 100% of base salary. Target earnings are set annually by the Board of Directors.

The employment agreement with Mr. Matros generally provides that in the event of termination of employment without Good Cause or by the employee for Good Reason (each as defined in the employment agreement), then he would be entitled to a lump sum severance amount equal to the greater of (i) the base salary owing for the remaining term of the agreement or (ii) two years of base salary, unless the event occurred within two years of a change of control, in which case he would each be entitled to three years of base salary. The employment agreements with Mr. Mathies and Mr. Roseman generally provide that in the event of termination of employment without Good Cause or by the employee for Good Reason, then the employee would be entitled to a lump sum severance payment in an amount between one and three years base salary, depending upon the terms of the respective agreement and whether the event occurred within two years of a change of control. Additionally, each employee would be entitled to any earned but unpaid bonus and the amount of the annual bonus which would have been earned in the year of termination.

We entered into an employment agreement with Mr. Shaul as of February 14, 2005 that provides for an annual base salary of $400,000 and an annual bonus that is calculated using the same formula set forth above for Mr. Matros, Mr. Mathies and Mr. Roseman. Mr. Shaul's employment agreement does not have specified term. The employment agreement generally provides that in the event of termination of employment without Good Cause or by the employee for Good Reason (each as defined in the employment agreement), then he would be entitled to a lump sum severance payment equal to two years base salary and an amount equal to the annual bonus compensation that he would have earned in the year of his termination. Additionally, he would be entitled to any earned but unpaid bonus as of the date of termination.

We have entered into agreements with seven of our other executive officers, including Ms. Gregg, pursuant to which they would receive severance payments in the event of their Involuntary Termination of employment (as defined in the agreements). The severance payments would be equal to 12 months of their then-current salaries, or an aggregate of approximately $1.6 million for all seven employees. In addition to the severance payments, they would have the right to participate for a defined period of time in the medical, dental, health, life and other fringe benefit plans and arrangements applicable to them immediately prior to termination.

(d) Insurance

We self-insure for certain insurable risks, including general and professional liability, workers' compensation liability and employee health insurance liability, through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate. There is a risk that amounts funded to our self-insurance programs may not be sufficient to respond to all claims asserted under those programs. Provisions for estimated reserves, including incurred but not reported losses, are provided in the period of the related coverage. These provisions are based on actuarial analyses, internal evaluations of the merits of individual claims, and industry loss development factors or lag analyses. The methods of making such estimates and establishing the resulting reserves are reviewed periodically and are based on historical paid claims information and nationwide nursing home trends. Any resulting adjustments are reflected in current earnings. Claims are paid over varying periods, and future payments may be different than the estimated reserves.

Prior to January 1, 2000, the maximum loss exposure with respect to the third-party insurance policies was $100,000 per claim for general and professional liability. Since January 2000, we have relied upon self-funded insurance programs for general and professional liability claims up to a base amount per claim and an aggregate per location, and have obtained excess insurance policies for claims above those amounts. The programs had the following self-insured retentions: (i) for events occurring from January 1, 2000 to December 31, 2002, $1.0 million per claim, and $3.0 million aggregate per location, (ii) for claims made in 2003, $10.0 million per claim with excess coverage above this level, and (iii) for claims made in 2004 and 2005, $10.0 million per claim with a single $5.0 million excess layer, that attaches at $5.0 million of liability, available for claims made in 2004, 2005 and 2006. An independent actuarial analysis is prepared twice a year to determine the expected losses and reserves for estimated settlements for general and professional liability under the per claim retention level, including incurred but not reported losses.

The most recent actuarial analysis completed in October 2004 by our independent actuaries reflected an improvement in patient care liability cost trends for the 2002 and 2003 policy years. Based on those results, we reduced our reserves by $17.9 million. We have recorded reserves of $104.7 million and $121.7 million, as of December 31, 2004 and 2003, respectively. We estimated our range of exposure at December 31, 2004 was approximately $94.2 million to $115.2 million. We anticipate that the range will decline over time as risks associated with facilities we no longer operate age past the applicable statute of limitations. Provisions for such risks were approximately $9.4 million, $31.5 million, and $44.0 million for the year ended December 31, 2004, the year ended December 31, 2003 and the ten months ended December 31, 2002, respectively, of which $0.9 million, $20.0 million and $32.2 million for the year ended December 31, 2004, the year ended December 31, 2003, and the ten months ended December 31, 2002, respectively, were related to divested skilled nursing facilities and were included in net income from discontinued operations. At December 31, 2003, we had $5.0 million in pre-funded amounts restricted for payment of general and professional liability claims in a revocable trust account. At December 31, 2004, we had $3.1 million in pre-funded amounts, classified in current assets, restricted for payment of general and professional liability claims in a revocable trust account. The paid claims for the year ended December 31, 2004 and 2003 were $22.2 million and $16.7 million, respectively.

The majority of our workers' compensation risks are insured through insurance policies with third parties. Our reserves are estimated by independent actuaries beginning with the 2000 policy year and by company analysis using industry development factors for prior years. Effective with the policy period beginning January 1, 2002, we discount our workers' compensation reserves based on a 4% discount rate. At December 31, 2004, the discounting of these policy periods resulted in a reduction to our reserves of approximately $7.5 million. The provision for such risks, which includes accruals for insurance premiums and claims costs, for the year ended December 31, 2004, the year ended December 31, 2003, and the ten months ended December 31, 2002 was $22.3 million, $36.0 million and $26.5 million, respectively, of which $5.0 million, $15.0 million and $14.0 million, for the year ended December 31, 2004, December 31, 2003 and the ten months ended December 31, 2002, respectively, were related to divested skilled nursing facilities and included in net income from discontinued operations.

Based on the results of the actuarial analysis prepared as of October 2004, we recorded a pre-tax charge of $0.2 million related to an increase in claims trends for primarily the 2002 and 2003 policy years. We have recorded reserves of $62.8 million and $69.6 million, as of December 31, 2004 and 2003, respectively. We estimated our range of exposure at December 31, 2004 was approximately $55.6 million to $68.0 million. At December 31, 2003, we had $53.4 million in pre-funded amounts in a revocable trust account restricted for payment of workers' compensation claims, of which $22.4 million was classified in current assets and $31.0 million was held in non-current assets. At December 31, 2004, we had $48.4 million in pre-funded amounts in a revocable trust account restricted for payment of workers' compensation claims, of which $17.3 million was classified in current assets and $31.0 million was held in non-current assets. The paid claims for the year ended December 31, 2004 and 2003 were $19.7 million and $26.3 million, respectively.

The provision for loss for insurance risks was as indicated (in thousands):

	For the year ended
	December 31, 2004	December 31, 2003	For the ten months ended December 31, 2002

Professional Liability:
Continuing operations	$8,187	$11,201	$11,599
Discontinued operations	1,190	20,282	32,392

	$9,377	$31,483	$43,991

Workers' Compensation:
Continuing operations	$17,173	$20,957	$12,441
Discontinued operations	5,083	14,988	13,993

	$22,256	$35,945	$26,434

A summary of the assets and liabilities related to insurance risks at December 31, 2004 and December 31, 2003 were as indicated (in thousands):

	December 31, 2004			December 31, 2003
	Professional liability	Workers' compensation	Total	Professional liability	Workers' compensation	Total

Assets(1):
Restricted cash
Current	$3,103	$17,348	$20,451	$5,025	$22,407	$27,432
Non-current	—	31,003	31,003	—	31,002	31,002

	$3,103	$48,351	$51,454	$5,025	$53,409	$58,434

Liabilities(2):
Self-insurance liabilities
Current	$17,967	$18,849	$36,816	$30,740	$22,407	$53,147
Non-current	86,736	43,950	130,686	90,960	47,112	138,072

	$104,703	$62,799	$167,502	$121,700	$69,519	$191,219

(1)
Total restricted cash excluded $9,306 and $9,185 at December 31, 2004 and December 31, 2003, respectively, held for bank collateral, various mortgages, bond payments and a $1,224 reserve for capital expenditures on HUD buildings.

(2)
Total self-insurance liabilities excluded $3,420 and $5,882 at December 31, 2004 and December 31, 2003, respectively, related to our health insurance liabilities.

(e) Restricted cash

Restricted cash, included in current assets, as of December 31, 2004 and December 31, 2003, was $26.6 and $33.7 million, respectively, related to our funding of self-insurance obligations and various escrow and bond commitments. Of the $26.6 million restricted as of December 31, 2004, $17.3 million was held for workers' compensation claim payments, $3.1 million was held for payment of patient care liability claims and settlements, $4.3 million was held for U.S. Trustee fees related to our 2002 bankruptcy, $1.2 million was for capital expenditures on HUD buildings and $0.7 million was held for various bonds. Of the $33.7 million restricted as of December 31, 2003, $22.4 million was held for workers' compensation claim payments, $5.0 million was held for the payment of patient care liability claims and settlements and $6.3 million was held for bank collateral, various mortgages and bond payments.

Non-current restricted cash as of December 31, 2004 and December 31, 2003, included $34.1 million and $33.9 million, respectively. Of the $34.1 million restricted as of December 31, 2004, $31.0 million was related to our funding of future workers' compensation self-insurance obligations and $3.1 million maintained to repay a mortgage. Of the $33.9 million restricted as of December 31, 2003, $31.0 million was related to our funding of future workers' compensation self-insurance obligations and $2.9 million maintained to repay a mortgage.

(f) Construction commitments

As of December 31, 2004, we had construction commitments under various contracts of approximately $2.8 million. These items consisted primarily of contractual commitments to improve existing facilities.

(12) Income taxes

The provision for income taxes was based upon management's estimate of taxable income or loss for each respective accounting period. We recognized an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. These temporary differences would result in taxable or deductible amounts in future years when the reported amounts of the assets are recovered or liabilities are settled. We also recognized as deferred tax assets the future tax benefits from net operating loss, capital loss, and tax credit carryforwards. A valuation allowance was provided for deferred tax assets as it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

Income tax expense (benefit) on income (losses) before discontinued operations consisted of the following (in thousands):

	Reorganized company			Predecessor company
	For the year ended December 31, 2004	For the year ended December 31, 2003	For the ten months ended December 31, 2002	For the two months ended February 28, 2002

Current:
Federal	$(1,585)	$—	$—	$—
State	427	665	(7)	147

	(1,158)	665	(7)	147

Deferred:
Federal	—	—	—	—
State	—	—	—	—
	—	—	—

Total	$(1,158)	$665	$(7)	$147

Actual tax expense (benefit) differed from the expected tax expense (benefit) on income (losses) before discontinued operations which was computed by applying the U.S. Federal corporate income tax rate of 35% to our profit or loss before income taxes as follows (in thousands):

	For the year ended December 31, 2004	For the year ended December 31, 2003	For the ten months ended December 31, 2002	For the two months ended February 28, 2002

Computed expected tax expense (benefit)	$2,677	$(10,271)	$(103,956)	$522,605
Adjustments in income taxes resulting from:
Cancellation of indebtedness income				(451,026)
Impairment loss			16,473
Change in valuation allowance	(5,502)	12,333	96,673	(82,920)
Legal and regulatory matters				2,860
State income tax expense (benefit), net of Federal income tax effect	481	(1,169)	(9,693)	8,328
Other	1,186	(228)	496	300

	$(1,158)	$665	$(7)	$147

Deferred tax assets (liabilities) at December 31 consisted of the following (in thousands):

	2004	2003

Deferred tax assets:
Accounts and notes receivable	$16,496	$28,713
Accrued liabilities	81,380	90,463
Property and equipment	28,634	32,718
Intangible assets	31,504	34,267
Write-down of assets held for sale	13,029	9,804
Partnership investments	433	6,613
Alternative minimum tax credit	3,568	4,347
Jobs and other credit carryforwards	7,201	7,201
Capital loss carryforwards	92,026	95,418
State net operating loss carryforwards	39,625	42,169
Federal net operating loss carryforwards	385,703	357,101
Other	344	—

	699,943	708,814

Less valuation allowance:
Federal	(581,693)	(589,052)
State	(118,250)	(119,762)

	(699,943)	(708,814)

Total deferred tax assets	—	—

Total deferred tax liabilities	—	—

Deferred taxes, net	$—	$—

In connection with the fresh-start accounting adopted in 2002, our assets and liabilities were recorded at their respective fair values. Deferred tax assets and liabilities were then recognized for the tax effects of the differences between fair values and tax bases. In addition, deferred tax assets were recognized for future tax benefits of net operating loss ("NOL"), capital loss and tax credit carryforwards, and a valuation allowance was recorded for the overall net increase in deferred tax assets recognized in connection with fresh-start accounting.

To the extent management believes the pre-emergence net deferred tax assets will more likely than not be realized, a reduction in the valuation allowance established in fresh-start accounting will be recorded. The reduction in this valuation allowance will first reduce any remaining intangible assets recorded in fresh-start accounting, with any excess being treated as an increase to capital in excess of par value.

During 2004, we determined that a portion of the income tax payable balance established in fresh-start could be offset by NOL carrybacks. The payable was reduced by an amount equal to the $3.8 million of goodwill remaining from fresh-start accounting.

During the year ended December 31, 2004, our net deferred tax assets decreased by approximately $8.9 million. This decrease primarily related to the expiration of some of our capital loss and state NOL carryforwards. We also decreased our valuation allowance by approximately $8.9 million to match the reduction in our net deferred tax assets. Our valuation allowance fully offsets our net deferred tax assets because we have no net operating loss carryback potential, and there is insufficient evidence regarding the generation of future taxable income to allow for the recognition of deferred tax assets under FAS 109.

In connection with our emergence from bankruptcy on February 28, 2002, we realized a gain on the extinguishment of debt of approximately $1.5 billion. This gain was not taxable since the gain resulted from our reorganization under the Bankruptcy Code. However, pursuant to Section 108 of the Internal Revenue Code, we were required as of the beginning of our 2003 taxable year to reduce certain tax attributes, including (a) NOL and capital loss carryforwards, (b) certain tax credits, and (c) tax bases in assets, in an amount equal to such gain on extinguishment.

After considering the reduction in tax attributes discussed above, we have Federal NOL carryforwards of $1.1 billion with expiration dates from 2005 through 2024. Various subsidiaries have state NOL carryforwards totaling $842.9 million with expiration dates through the year 2024. In addition, we have capital loss carryforwards of $262.9 million, of which $260.4 million, $2.1 million and $0.4 million will expire in 2006, 2007, and 2008, respectively. Our alternative minimum tax credit carryforward of $3.6 million has no expiration date. Our $7.2 million of other tax credit carryforwards will expire in years 2005 through 2022.

Internal Revenue Code Section 382 imposes a limitation on the use of a company's NOL carryforwards and other losses when the company has an ownership change. In general, an ownership change occurs when shareholders owning 5% or more of a "loss corporation" (a corporation entitled to use NOL or other loss carryovers) have increased their ownership of stock in such corporation by more than 50 percentage points during any 3-year testing period beginning on the first day following the change date for an earlier ownership change. The annual base Section 382 limitation is calculated by multiplying the loss corporation's value at the time of the ownership change times the greater of the long-term tax-exempt rate determined by the IRS in the month of the ownership change or the two preceding months.

Our reorganization under the Bankruptcy Code effective February 28, 2002 constituted an ownership change under Section 382 of the Internal Revenue Code. Therefore, the use of any of our losses and tax credits generated prior to that date which remain after attribute reduction are subject to the limitations described in Section 382. Our application of the rules under Section 382 and Section 108 is subject to challenge upon IRS review. A successful challenge could significantly impact our ability to utilize deductions, losses and tax credits generated prior to 2003.

We have had significant changes in the ownership of our stock since our emergence from bankruptcy as a result of our private placement of common stock and accompanying warrants, and changes in the holding of our 5% or more shareholders. A second ownership change has not yet occurred. However, future acquisitions and/or capital needs may necessitate the issuance of additional shares which could trigger such a change. In addition, subsequent changes in the holdings of current or future 5% or more shareholders could result in a second ownership change. The resulting base Section 382 limitation that would be imposed on us upon a second ownership change to limit the use of our tax attributes for federal income tax purposes would depend on our value at the time as calculated under the applicable Treasury Regulations.

(13) Supplementary information relating to statements of cash flows

Supplementary information for the consolidated statements of cash flows is set forth below (in thousands):

	Reorganized company			Predecessor company
	For the year ended December 31, 2004	For the year ended December 31, 2003	For the ten months ended December 31, 2002	For the two months ended February 28, 2002

Cash paid during the period for:
Interest, net of $76, $77, $68 and $14 capitalized for the year ended December 31, 2004, the year ended December 31, 2003, the ten months ended December 31, 2002 and two months ended February 28, 2002, respectively	$9,420	$21,457	$16,232	$2,683
Income taxes (refunded) paid	(2,595)	(455)	910	(548)

(14) Fair value of financial instruments

The estimated fair values of our financial instruments as of December 31 were as follows (in thousands):

	2004		2003
	Carrying amount	Fair value	Carrying amount	Fair value

Cash and cash equivalents	$22,596	$22,596	$25,574	$25,574
Long-term debt including current portion	107,182	67,487	78,878	61,098

The cash and cash equivalents carrying amount approximates fair value because of the short maturity of these instruments. At December 31, 2004 and December 31, 2003, the fair value of our long-term debt, including current maturities, was based on estimates using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk.

(15) Capital stock

(a) Common stock

As of December 31, 2004, the Reorganized Company had issued approximately 9,904,336 shares of its common stock in connection with the extinguishment of the Predecessor Company's liabilities subject to compromise. As of December 31, 2004, we expected to issue up to an additional 95,664 shares of our common stock to general unsecured creditors with claims of more than $50,000 in accordance with the provisions of the Plan of Reorganization. The fair value of the additional common stock expected to be issued is approximately $2.6 million valued at $27.00 per share by our reorganization plan and was recorded in other long-term liabilities in the December 31, 2004 consolidated balance sheet. Between January 1, 2005 and March 1, 2005, we issued an additional 699 shares of common stock pursuant to the Plan of Reorganization.

As of December 31, 2004, the Reorganized Company had issued 150,000 shares of restricted common stock valued at $27.00 per share and 85,909 shares of restricted common stock valued at $11.25 per share to its executive officers and key employees on the date of grant. The restricted common stock vests over a four-year period. Restricted stock awards are outright stock grants. The issuance of restricted stock and other stock awards requires the recognition of compensation expense measured by the fair value of the stock on the date of grant. For the years ended December 31, 2004 and 2003 and the ten months ended 2002, we recognized $1.3 million, $1.1 million and $1.1 million, respectively, in expense related to the issuance of these stock awards.

(b) Warrants

In April 2002, the Reorganized Company issued warrants to purchase approximately 500,000 shares of its common stock to the holders of the Predecessor Company's senior subordinated notes. The warrants had a strike price of $76.00 per share and were exercisable over a three-year period. The warrants expired on February 28, 2005. In February 2004, in conjunction with our private equity offering, we issued warrants to purchase 2,017,897 shares of our common stock, of which 1,707,924 shares have a strike price of $12.65, 62,160 shares have a strike price of $12.82, and 247,813 shares have a strike price of $15.87. The warrants have an exercise period of five years.

(c) Stock option plan

In February 2002, we adopted the 2002 Management Equity Incentive Plan (the "2002 Plan"), which allowed for the issuance of up to 900,000 shares of our common stock. In March and May 2004, our Board of Directors and stockholders, respectively, amended and restated the 2002 Plan and renamed it as the 2004 Equity Incentive Plan (the "2004 Plan"). Under the 2004 Plan, an additional 1.2 million shares are authorized for issuance as awards. As of December 31, 2004, our employees and directors held options to purchase 855,190 shares under this plan and we had issued 235,909 shares of restricted common stock and awarded 120,600 shares of restricted stock units.

In March 2002, we adopted the 2002 Non-employee Director Equity Incentive Plan (the "Director Plan"), which, as amended in August 2002, allowed for the issuance of up to 160,000 options to purchase shares of our common stock. Upon the adoption of the 2004 Plan, the grant of further awards under the Director Plan was suspended so that no additional awards could be made under the Director Plan. As of December 31, 2004, our directors held options to purchase 50,000 shares under the Director Plan.

As of December 31, 2004, we had outstanding options covering an aggregate of 905,190 shares of our common stock to our employees and directors, of which 30,000 options were granted with a strike price of $27.00 per share and expire in 2009, 430,000 options were granted with a strike price of $7.71 per share and expire in 2009, 9,910 options were granted with a strike price of $7.85 per share and expire in 2011, 415,280 options were granted with a strike price of $6.85 per share and expire in 2011, and 20,000 options were granted with a strike price of $11.25 per share and expire in 2011. The strike prices were equal to or greater than the estimated market value at date of issuance. The options vest over a four-year period.

The following is a summary of the status of our Stock Option Plans and changes during the periods ended (shares in thousands):

	Reorganized company							Predecessor company
	For the year ended December 31, 2004		For the year ended December 31, 2003			For the ten months ended December 21, 2002		For the two months ended February 28, 2002
	Shares	Weighted average exercise price	Shares		Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price

Outstanding at beginning of period	720	$27.00		800	$27.00	—	$—	451	$10.22
Granted:
Price equals fair value	922	7.45		—	—	845	27.00	—	—
Cancelled	(660)	27.00		—	—	—	—	(219)	10.22
Forfeited	(77)	15.83		(80)	27.00	(45)	27.00	(232)	10.22

Outstanding at period-end	905	8.03		720	27.00	800	27.00	—	—

Options exercisable at period-end	278	8.66		248	27.00	90	27.00	—	—

Options available for future grant	908			190		110		—	—

Weighted average fair value of options granted during the period	$4.20		$	N/A		$3.00		N/A

We account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of grant over the amount an employee must pay to acquire the stock. We currently do not recognize compensation expense for most of our stock option grants, which are issued at fair market value on the date of grant and accounted for under the intrinsic value method, prescribed in APB No. 25. However, in 2004, we cancelled options with an exercise price of $27.00 per share to eliminate significantly out-of-the money options for our employees. New options totaling 262,700 were granted within six months of this cancellation and triggered variable accounting treatment on the new options. For the year ended December 31, 2004, we recorded $0.2 million in compensation expense on these new options.

Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure ("SFAS No. 148"), issued on December 31, 2002, provides companies alternative methods to transitioning to Statement of Financial Accounting Standards No. 123, Stock-Based Compensation ("SFAS No. 123"), fair value method of accounting for stock-based employee compensation and amends certain disclosure requirements. SFAS No. 148 does not mandate fair value accounting for stock-based employee compensation but does require all companies to meet the disclosure provisions.

For purposes of pro forma disclosures, the estimated fair market value of the stock options is amortized to expense over their respective vesting periods. The fair market value has been estimated at the date of grant using a Black-Scholes option pricing model. The following table summarizes our pro forma net income and diluted net income per share assuming we accounted for our stock option grants in accordance with SFAS No. 123, for the periods indicated (in thousands, except per share amounts):

	Reorganized company			Predecessor company
	For the year ended December 31, 2004	For the year ended December 31, 2003	For the ten months ended December 31, 2002	For the two months ended February 28, 2002

Net income (loss) as reported(1)	$(18,627)	$354	$(437,986)	$1,485,371
Compensation expense	(1,568)	(511)	(415)	—

Net (loss) income (pro forma)	$(20,195)	$(157)	$(438,401)	$1,485,371

Net (loss) income per share:
Basic:
Net income (loss) as reported	$(1.29)	$0.04	$(43.80)	$24.32
Compensation expense	(0.11)	(0.05)	(0.04)	—

Net (loss) income pro forma	$(1.40)	$(0.01)	$(43.84)	$24.32

Diluted:
Net income (loss) as reported	$(1.28)	$0.04	$(43.80)	$24.32
Compensation expense	(0.11)	(0.05)	(0.04)	—

Net (loss) income pro forma	$(1.39)	$(0.01)	$(43.84)	$24.32

(1)
Includes total charges to our consolidated statements of income related to restricted stock grants of $1.6 million, $0.9 million, and $1.4 million for the year ended December 31, 2004, the year ended December 31, 2003, and for the ten months ended December 31, 2002, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Since our stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to options granted prior to 1995, and additional option grants in future years are anticipated. The following table summarizes information about stock options outstanding as of December 31, 2004 (shares in thousands):

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at December 31, 2004	Weighted average remaining contractual life	Weighted average price	Number exercisable at December 31, 2004	Weighted average exercise price

$ 6.85	415	7 years	$6.85	28	$6.85
$ 7.71	430	5 years	7.71	235	7.71
$ 7.85	10	7 years	7.85	—	—
$11.25	20	7 years	11.25	—	—
$27.00	30	5 years	27.00	15	27.00

	905	6 years	$8.03	278	$8.66

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

Statement 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. Statement 123(R) permits public companies to adopt its requirements using one of two methods:

1.
A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123(R) for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

2.
A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

We plan to adopt Statement 123(R) using the modified-prospective method no later than July 1, 2005. Based on the estimated value of current unvested stock options, we expect wages and related expenses to increase $0.5 million for the year ended December 31, 2005, beginning July 1, 2005.

(16) Earnings per share

Basic net (loss) income per share is based upon the weighted average number of common shares outstanding during the period. The weighted average number of common shares in the year ended December 31, 2004 include the common shares issued in connection with the emergence of 9,904,336, the common shares outstanding to be issued once the prepetition claims are finalized of 95,664, the vested restricted stock discussed in "Note 15—Capital Stock," the 4,425,232 shares issued in a private placement in February 2004 and 760,000 shares issued to Omega Healthcare Investors, Inc. ("Omega") upon Omega's exercise of its right to convert approximately $7.8 million of deferred base rent into our common stock.

Diluted net (loss) earnings per share is based upon the weighted average number of common shares outstanding during the period plus the number of incremental shares of common stock contingently issuable upon exercise of stock options, warrants, and if dilutive, include the assumption that our restricted common stock was vested as of the beginning of the period. Options to purchase approximately 50,000, 720,000 and 800,000 shares of common stock were outstanding for the year ended December 31, 2004, the year ended December 31, 2003 and the ten months ended December 31, 2002, respectively, and warrants to purchase approximately 2,017,897 shares of common stock were outstanding for the year ended December 31, 2004, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common stock and would have been antidilutive. Options to purchase approximately 855,190 shares of common stock were outstanding for the year ended December 31, 2004 and included in the computation of diluted earnings per share. We had no dilutive instruments outstanding in the two month period ended February 28, 2002.

(17) Other events

(a) Litigation

In February 2003, the Bureau of Medi-Cal Fraud and Elder Abuse (the "BMFEA"), which is a division of the Office of the Attorney General of the State of California, alleged that we violated the terms of the Permanent Injunction and Final Judgment (the "PIFJ") entered in during October 2001. Those allegations were reiterated in correspondence we received from the BMFEA in October 2004 and again in correspondence received in February 2005. Pursuant to the PIFJ, we are enjoined from engaging in violations of federal or state statutes or regulations governing the operation of health care facilities in the State of California. The BMFEA has continued to allege that our California facilities have had inadequate staffing, training and supervision. To remedy these alleged violations, the BMFEA requested that we pay their costs of the investigation and to audit our operations in California, and, initially, requested an unspecified cash penalty. We believe that we are, in fact, currently in full compliance with the PIFJ; however, unless the matter is settled, it is likely that the BMFEA will initiate one or more legal proceedings against us to assert a violation. We cannot predict the remedies that a court may ultimately award against us, or the cost to us resulting from an adverse outcome in this matter. We intend to defend this matter vigorously.

In January 2004, 12 caregivers, now former employees of SunBridge Care and Rehab for Escondido-East, were arraigned on charges brought by the California Attorney General with respect to allegations that care given to an elderly woman resident was deficient. The court dismissed all charges against the twelve defendants in June 2004. In September 2004, the California Attorney General refiled misdemeanor charges against the same defendants, certain of which charges were likewise dismissed in

December 2004 but were once again refiled in December 2004. SunBridge Care and Rehab for Escondido-East is a skilled nursing facility in Escondido, California that was formerly operated by Care Enterprises West, an indirect subsidiary of Sun Healthcare Group, Inc. Care Enterprises West divested its interest in the operations of the facility to an unrelated third party at the end of October 2004. Although Care Enterprises West has paid the costs for the defense of these individuals in this matter to date, neither Sun Healthcare Group, Inc. nor Care Enterprises West has been charged with any wrongdoing.

On June 1, 2004, we commenced a declaratory relief action in the Orange County, California Superior Court in which Steadfast Insurance Company, American International Group ("AIG") and certain of AIG's subsidiaries are parties. The action seeks, among other things, a judicial determination that the carrier providing coverage under our excess/umbrella insurance policy for the 2000 through 2002 policy years is obligated to provide first dollar insurance coverage for those three policy years pursuant to the terms of the excess/umbrella policy. That policy provides that the excess/umbrella policy continues in force as underlying insurance upon exhaustion of the underlying primary insurance policy. If we prevail in this action, such a judicial determination would eliminate a portion of our self-insured liabilities for general and professional liability claims. We can give no assurances that we will in fact prevail and, accordingly, our financial statements reflect no positive adjustment for the drop down of the excess/umbrella coverage asserted in this litigation.

We are a party to various other legal actions and administrative proceedings and are subject to various claims arising in the ordinary course of our business, including claims that our services have resulted in injury or death to the residents of our facilities, claims relating to employment and commercial matters. In certain states in which we have had significant operations, insurance coverage for the risk of punitive damages arising from general and professional liability litigation may not be available due to state law public policy prohibitions. There can be no assurance that we will not be liable for punitive damages awarded in litigation arising in states for which punitive damage insurance coverage is not available.

We operate in industries that are extensively regulated. As such, in the ordinary course of business, we are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. In addition to being subject to direct regulatory oversight of state and federal regulatory agencies, these industries are frequently subject to the regulatory supervision of fiscal intermediaries. If a provider is ever found by a court of competent jurisdiction to have engaged in improper practices, it could be subject to civil, administrative or criminal fines, penalties or restitutionary relief, and reimbursement authorities could also seek the suspension or exclusion of the provider or individual from participation in their program. We believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect of our financial position, results of operations and cash flows.

(b) Other inquiries

From time to time, fiscal intermediaries and Medicaid agencies examine cost reports filed by predecessor operators of our skilled nursing facilities. If, as a result of any such examination, it is concluded that overpayments to a predecessor operator were made, we, as the current operator of such facilities, may be held financially responsible for such overpayments. At this time we are unable to predict the outcome of any existing or future examinations.

(c) Legislation, regulations and market conditions

We are subject to extensive federal, state and local government regulation relating to licensure, conduct of operations, ownership of facilities, expansion of facilities and services and reimbursement for services. As such, in the ordinary course of business, our operations are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which may be non-routine. We believe that we are in substantial compliance with the applicable laws and regulations. However, if we are ever found to have engaged in improper practices, we could be subjected to civil, administrative or criminal fines, penalties or restitutionary relief, which may have a material adverse impact on our financial position, results of operations and cash flows.

We entered into a Corporate Integrity Agreement (the "CIA") with the HHS/OIG in July 2001 and it became effective on February 28, 2002. We implemented further internal controls with respect to our quality of care standards and Medicare and Medicaid billing, reporting and claims submission processes and engaged an independent third party to act as quality monitor and Independent Review Organization under the CIA. A breach of the CIA could subject us to substantial monetary penalties and exclusion from participation in Medicare and Medicaid programs. We believe that we are in compliance with the terms and provisions of the CIA. Any such sanctions could have a material adverse effect on our financial position, results of operations, and cash flows.

(18) Segment information

We operate predominantly in the long-term care segment of the healthcare industry. We are a provider of long-term, sub-acute and related ancillary care services to nursing home patients. In addition to services provided in the United States, we previously provided services in the United Kingdom, Spain, Germany and Australia.

The following summarizes the services provided by our reportable and other segments:

Inpatient Services:    This segment provides, among other services, inpatient skilled nursing and custodial services as well as rehabilitative, restorative and transitional medical services. We provide 24-hour nursing care in these facilities by registered nurses, licensed practical nurses and certified nursing aids. At December 31, 2004, we operated 104 long-term care facilities (consisting of 87 skilled nursing facilities, eight assisted living facilities, six mental health facilities, and three specialty acute care hospitals) with 10,659 licensed beds as compared with 110 facilities with 11,210 licensed beds at December 31, 2003.

Rehabilitation Therapy Services:    This segment provides, among other services, physical, occupational, speech and respiratory therapy supplies and services to affiliated and nonaffiliated skilled nursing facilities. At December 31, 2004, this segment provided services to 397 facilities, 309 nonaffiliated and 88 affiliated, as compared to 461 facilities at December 31, 2003, of which 361 were nonaffiliated and 100 were affiliated. At December 31, 2004, we closed our certified outpatient rehabilitation clinics (CORFs) in Colorado. In March 2002, we sold substantially all of the assets of our respiratory therapy operation. We also provide rehabilitative and special education services to pediatric clients as well as rehabilitation therapy services for adult home healthcare clients in the greater New York City metropolitan area through HTA of New York, Inc.

Medical Staffing Services:    We are a nationwide provider of temporary medical staffing primarily through CareerStaff Unlimited, Inc. ("CareerStaff"). For the year ended December 31, 2004, CareerStaff derived approximately 20.2% of its revenues from schools and governmental agencies, 52.4% from hospitals and other providers and 27.4% from skilled nursing facilities. CareerStaff provides (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians and (iv) related medical personnel. As of December 31, 2004, CareerStaff had 32 division offices, which provided temporary therapy and nursing staffing services in major metropolitan areas and one division office, which specialized in the placement of temporary traveling therapists in smaller cities and rural areas.

Home Health:    As of December 31, 2004, this segment provided skilled nursing care, rehabilitation therapy and home infusion services to adult and pediatric patients in California and Ohio through SunPlus Home Health Services, Inc. ("SunPlus"). SunPlus also operates two licensed home infusion pharmacies in California.

Laboratory and Radiology:    Through SunAlliance Healthcare Services, Inc. ("SunAlliance"), we provide medical laboratory and radiology services in Massachusetts to skilled nursing facilities. As of September 30, 2005, we reclassified the mobile radiology operations in Arizona and Colorado to assets held for sale and its results of operations have been reclassified to discontinued operations for all periods presented.

Other Operations:    We previously provided pharmaceutical products primarily to nonaffiliated and affiliated long-term and sub-acute care facilities through SunScript Pharmacy Corporation. In July 2003, we sold substantially all of the assets to Omnicare, Inc.

Corporate assets primarily consist of cash and cash equivalents, receivables from subsidiary segments, notes receivable, property and equipment and unallocated intangible assets. Although corporate assets include unallocated intangible assets, the amortization, if applicable, is reflected in the results of operations of the associated segment.

The accounting policies of the segments are the same as those described in the Note 3—"Summary of Significant Accounting Policies." We primarily evaluate segment performance based on profit or loss from operations after allocated expenses and before reorganization and restructuring items, income taxes and extraordinary items. Gains or losses on sales of assets and certain items including impairment of assets recorded in connection with SFAS No. 144 and No. 142 and restructuring costs are not considered in the evaluation of segment performance. Allocated expenses include intersegment charges assessed to segments for management services and asset use based on segment operating results and average asset balances, respectively. We account for intersegment sales and provision of services at estimated market prices.

Our reportable segments are strategic business units that provide different products and services. They are managed separately because each business has different marketing strategies due to differences in types of customers, distribution channels and capital resource needs.

For the year ended December 31, 2004
Segment information (in thousands):

	Inpatient services	Rehabilitation therapy services	Medical staffing services	Home health services	Laboratory and radiology services	Corporate	Intersegment eliminations	Consolidated	Discontinued operations

Total net revenues	$585,813	$133,118	$56,816	$56,702	$15,709	$47	$(34,915)	$813,290	$33,005
Operating salaries and benefits	296,271	91,693	43,918	40,469	8,926	(13)	—	481,264	26,252
Self-insurance for workers' compensation and general and professional liability insurance	20,894	693	885	2,097	607	184	—	25,360	6,273
Other operating costs(1)	161,504	21,779	4,329	6,730	4,590	20	(34,915)	164,037	15,278
General and administrative expenses	11,895	6,398	3,140	911	298	44,104	—	66,746	477
Provision for losses on accounts receivable	2,612	1,508	340	516	347	—	—	5,323	6,578

Segment operating income (loss)	$92,637	$11,047	$4,204	$5,979	$941	$(44,248)	$—	$70,560	$(21,853)
Facility rent expense	35,579	551	826	1,852	290	9	—	39,107	950
Depreciation and amortization	7,320	248	183	592	251	612	—	9,206	404
Interest, net	5,285	15	(10)	36	—	3,527	—	8,853	7

Net segment income (loss)	$44,453	$10,233	$3,205	$3,499	$400	$(48,396)	$—	$13,394	$(23,214)

Intersegment revenues	$(600)	$33,228	$2,103	$—	$184	$—	$(34,915)	$—	$—
Identifiable segment assets	$182,121	$25,352	$10,726	$12,674	$4,458	$449,650	$(366,759)	$318,222	$(2,307)
Segment capital expenditures	$8,667	$231	$74	$322	$162	$2,710	$—	$12,166	$724

(1)
Includes $3.4 million of gain on extinguishment of debt, net, in Inpatient Services.

The term "segment operating income (loss)" is defined as earnings before facility rent expense, depreciation and amortization, interest, loss on asset impairment, restructuring costs, net, loss on lease termination, loss (gain) on sale of assets, net, income taxes and discontinued operations.

The term "net segment income (loss)" is defined as earnings before loss on asset impairment, restructuring costs, net, loss on lease termination, loss (gain) on sale of assets, net, income taxes and discontinued operations.

For the year ended December 31, 2003
Segment information (in thousands):

	Inpatient services	Rehabilitation therapy services	Medical staffing services	Home health services	Laboratory and radiology services	Corporate	Intersegment eliminations	Consolidated	Discontinued operations

Total net revenues	$546,621	$144,310	$61,824	$55,533	$16,023	$73	$(45,946)	$778,438	$612,514
Operating salaries and benefits	283,360	98,900	45,625	40,255	8,837	203	—	477,180	322,505
Self-insurance for workers' compensation and general and professional liability insurance	26,536	1,767	1,092	1,677	468	618	—	32,158	35,270
Other operating costs	153,203	21,780	10,069	6,529	4,258	(196)	(45,946)	149,697	219,029
General and administrative expenses	13,393	3,627	2,174	962	—	43,394	—	63,550	7,363
Provision for losses on accounts receivable	6,389	1,756	516	167	477	(27)	—	9,278	9,795

Segment operating income (loss)	$63,740	$16,480	$2,348	$5,943	$1,983	$(43,919)	$—	$46,575	$18,552
Facility rent expense	35,100	664	998	1,699	282	26	—	38,769	40,342
Depreciation and amortization	5,185	1,125	65	477	231	40	—	7,123	2,272
Interest, net	3,062	(29)	—	2	—	13,857	—	16,892	682

Net segment income (loss)	$20,393	$14,720	$1,285	$3,765	$1,470	$(57,842)	$—	$(16,209)	$(24,744)

Intersegment revenues	$(600)	$38,541	$7,216	$—	$789	$—	$(45,946)	$—	$—
Identifiable segment assets	$131,614	$26,877	$10,412	$11,396	$4,242	$458,714	$(360,447)	$282,808	$17,590
Segment capital expenditures	$5,809	$195	$140	$520	$602	$4,691	$—	$11,957	$4,607

The term "segment operating income (loss)" is defined as earnings before facility rent expense, depreciation and amortization, interest, loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income taxes and discontinued operations.

The term "net segment income (loss)" is defined as earnings before loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income taxes and discontinued operations.

For the ten months ended December 31, 2002
Segment information (in thousands):

	Inpatient services	Rehabilitation therapy services	Medical staffing services	Home health services	Laboratory and radiology services	Corporate	Intersegment eliminations	Consolidated	Discontinued operations

Total net revenues	$454,120	$108,791	$51,891	$45,134	$12,872	$10,394	$(47,141)	$636,061	$962,133
Operating salaries and benefits	236,501	66,976	38,622	32,681	7,058	2,472	—	384,310	496,784
Self-insurance for workers' compensation and general and professional liability insurance	20,592	1,304	872	948	191	133	—	24,040	46,385
Other operating costs	124,011	13,364	5,874	5,345	3,643	6,117	(47,141)	111,213	319,782
General and administrative expenses	25,433	6,962	1,519	756	(10)	43,569	—	78,229	2,666
Provision for losses on accounts receivable	6,997	(2,037)	(287)	(65)	67	(282)	—	4,393	10,394

Segment operating income (loss)	$40,586	$22,222	$5,291	$5,469	$1,923	$(41,615)	$—	$33,876	$86,122
Facility rent expense	32,076	506	704	1,439	225	97	—	35,047	81,701
Depreciation and amortization	5,931	1,015	(3)	497	235	9,299	—	16,974	11,431
Interest, net	1,763	(11)	3	2	1	10,841	—	12,599	776

Net segment income (loss)	$816	$20,712	$4,587	$3,531	$1,462	$(61,852)	$—	$(30,744)	$(7,786)

Intersegment revenues	$(459)	$37,958	$4,078	$—	$1,093	$4,471	$(47,141)	$—	$—
Identifiable segment assets	$124,599	$23,900	$12,274	$11,937	$3,339	$483,210	$(368,100)	$291,159	$184,676
Segment capital expenditures	$6,148	$17	$65	$124	$302	$11,984	$—	$18,640	$16,061

The term "segment operating income (loss)" is defined as earnings before facility rent expense, depreciation and amortization, interest, loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income taxes and discontinued operations.

The term "net segment income (loss)" is defined as earnings before loss on asset impairment, restructuring costs, net, loss (gain) on sale of assets, net, income taxes and discontinued operations.

For the two months ended February 28, 2002
Segment Information (in thousands):

	Inpatient services	Rehabilitation and respiratory therapy services	Pharmaceutical and medical supply services	International operations		Other operations	Corporate	Intersegment eliminations	Consolidated

Predecessor Company
Total net revenues	$227,906	$28,501	$41,101		$—	$29,815	$—	$(25,477)	$301,846
Operating expenses	199,534	23,521	36,080		—	26,555	2	(25,463)	260,229
Corporate general and administrative	4,670	744	483		—	661	8,402	—	14,960
Rent expense	23,018	565	746		—	829	645	(14)	25,789
Provision for losses on accounts receivable	(104)	42	509		—	460	(490)	—	417
Depreciation and amortization	1,847	253	566		—	382	1,417	—	4,465
Interest, net	273	1	(2)		—	120	2,280	—	2,672

Net segment (loss) income	$(1,332)	$3,375	$2,719		$—	$808	$(12,256)	$—	$(6,686)

Intersegment revenues	$(92)	$15,755	$8,325		$—	$1,489	$—	$(25,477)	$—
Identifiable segment assets	$430,847	$80,477	$115,259	$		$51,733	$514,167	$(364,067)	$828,416
Segment capital expenditures	$1,987	$38	$249		$—	$124	$1,573	$—	$3,971

The term "net segment (loss) income" is defined as earnings before gain on extinguishment of debt, net, income taxes and discontinued operations.

Measurement of segment income or loss

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (See "Note 3—Summary of Significant Accounting Policies.") We evaluate financial performance and allocate resources primarily based on income or loss from operations before income taxes, excluding any unusual items.

The following table reconciles net segment income (loss) to consolidated (loss) income before income taxes and discontinued operations:

	Reorganized Company 2004	Reorganized Company 2003	Reorganized and Predecessor Company Combined 2002

Net segment income (loss)	$13,394	$(16,209)	$(37,430)
Loss on asset impairment	(1,028)	(2,774)	(275,387)
Restructuring costs, net	(1,972)	(14,676)	—
Loss on lease termination	(150)	—	—
(Loss) gain on sale of assets, net	(1,494)	4,178	8,714
Gain on extinguishment of debt, net	—	—	1,498,360
Reorganization gain, net	—	—	1,483

Income (loss) before income taxes and discontinued operations	$8,750	$(29,481)	$1,195,740

(19) Restructuring costs

We commenced our restructuring in January 2003. As of December 31, 2004, we have substantially completed the restructuring. We adopted Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146") for all divestiture activities initiated after December 31, 2002. Under SFAS No. 146, there are four major types of costs associated with our restructuring: (i) one-time termination benefits, (ii) contract termination, (iii) facility consolidation and (iv) professional fees. We have recognized these expenses in the income statement line "restructuring costs" as they were incurred. All of the costs were under the Corporate reportable segment. We had no liability account associated with this restructuring activity because all of the related expenses were paid when incurred. The following table sets forth the costs related to the restructuring activity in detail (in millions).

Major Type of Restructuring Cost	For the year ended December 31, 2004	Cumulative amount incurred to date(1)	Total expected restructuring costs(2)

One-Time Termination Benefits	$0.3	$1.2	$1.4
Contract Terminations(3)	0.3	5.1	5.1
Facility Consolidation	—	0.1	0.1
Professional Fees	1.4	10.2	10.2

Total	$2.0	$16.6	$16.8

(1)
Cumulative amount incurred for restructuring period to-date (24 months.)

(2)
Aggregate amount expected to be incurred during entire restructuring.

(3)
Included costs related to the termination of bank loans.

(20) Emergence from Chapter 11 bankruptcy proceedings

(a) Confirmation of joint plan of reorganization

On October 14, 1999, we together with all of our U.S. operating subsidiaries filed voluntary petitions for protection under chapter 11 of the U.S. Bankruptcy Code with the Bankruptcy Court. On February 6, 2002, the Bankruptcy Court approved our Plan of Reorganization and on February 28,

2002 we consummated the Plan of Reorganization. The principal provisions of the Plan of Reorganization are set forth below:

	Type of Claim/Security	Treatment under Plan of Reorganization

1.	General unsecured creditors with claims of $50,000 or less	Issued cash payments at the rate of 7% of their claims
2.	General unsecured creditors with claims of more than $50,000	To be issued an aggregate of approximately 10,000,000 shares of new common stock, of which approximately 9,904,336 shares have been issued as of December 31, 2004
3.	Senior bank lenders	Issued 9.0 million shares of new common stock and received a cash payment of approximately $6.6 million
4.	Senior subordinated note holders	Issued approximately 200,000 shares of new common stock and warrants to purchase an additional 500,000 shares
5.	Common stock, options, warrants, convertible debt, and convertible trust issued preferred securities	Canceled with no recovery to holders
6.	United States Health Care Program Claims	Received a cash payment of $1.0 million and a promissory note for $10.0 million
7.	State Medicaid Program Claims	Estimated to receive an aggregate of approximately $13.1 million in cash and promissory notes, of which $10.4 million has been paid as of December 31, 2004

(b) Debtor-in-Possession financing

On October 14, 1999, we entered into a Revolving Credit Agreement with CIT/Business Credit, Inc. and Heller Healthcare Finance, Inc. (the "DIP Financing Agreement"). The DIP Financing Agreement provided for maximum borrowings by us of $200.0 million, subject to certain limitations. We used borrowings from new loan agreements to pay off our borrowings outstanding under the DIP Financing Agreement on February 28, 2002.

(c) Reorganization costs

Reorganization costs under chapter 11 are items of expense or income that were incurred or realized by us because we were in reorganization. These included, but were not limited to, professional fees and similar types of expenditures incurred directly relating to the chapter 11 proceeding, loss accruals or realized gains or losses resulting from activities of the reorganization process and interest earned on cash accumulated by us because we were not paying prepetition liabilities.

The components of reorganization gain, net, were as follows for the two months ended February 28, 2002 (in thousands):

Predecessor Company

Professional fees	$8,171
Restructuring	3,843
Adjust carrying value of assets no longer held for sale	(12,811)
Adjust carrying value of assets held for sale	(598)
Less:
Interest earned on accumulated cash	(88)

Total reorganization gain, net	$(1,483)

(21) Fresh-start accounting

We adopted the provisions of fresh-start accounting as of March 1, 2002. In connection with the preparation of the Predecessor Company's Disclosure Statement, an independent financial advisor determined our reorganization value, or fair value, to be $360.0 million to $460.0 million, with a point estimate value of $410.0 million, before considering certain long-term debt or other obligations assumed in the Plan of Reorganization. Our Disclosure Statement was confirmed by the Bankruptcy Court. This reorganization value was based upon our projected cash flows, selected comparable market multiples of publicly traded companies and other applicable ratios and valuation techniques. The estimated total equity value of the Reorganized Company aggregating $271.8 million was determined after taking into account the values of the obligations assumed in connection with the Plan of Reorganization.

(a)
To record the discharge of indebtedness in accordance with the Plan of Reorganization (in thousands):

Revolving Credit Facility	$437,066
Credit Facility Term Loans	358,981
Senior Subordinated Notes due 2007	250,000
Senior Subordinated Notes due 2008	150,000
Interest payable	101,855
Prepetition trade and other miscellaneous claims	86,776
Convertible Subordinated Debentures due 2004	83,300
Other long-term debt	8,087
Senior Subordinated Notes due 2003	6,161
Capital leases	2,503
Convertible Subordinated Debentures due 2003	1,382

$1,486,111

(b)
To record the discharge of the Convertible Preferred Stock of the Predecessor.

(c)
To eliminate the Common Stock of the Predecessor.

(d)
To record the gain on extinguishment of indebtedness.

(e)
To reflect the issuance of the Reorganized Company's common stock.

(f)
To reflect the fair value of the Reorganized Company's common stock and warrants that are to be issued to various pre-petition debt holders after emergence.

(g)
To adjust the carrying amount of assets and liabilities to fair value. Fair value was determined based upon third-party valuations of our long-lived assets and liabilities. The allocation of goodwill to our reporting units is not yet final, pending further analysis of our plans for certain leased facilities.

(h)
To reclassify the pre-petition priority, secured and unsecured claims that were assumed by the Reorganized Company in accordance with the Plan of Reorganization.

(i)
To record miscellaneous provisions of the Plan of Reorganization.

(22) Gain on extinguishment of debt

For the year ended December 31, 2004, we recorded a net $3.4 million gain on extinguishment related to mortgage restructurings.

On October 14, 1999, we together with all of our U.S. operating subsidiaries filed voluntary petitions for protection under chapter 11 of the U.S. Bankruptcy Code with the Bankruptcy Court. On February 6, 2002, the Bankruptcy Court approved our Plan of Reorganization and on February 28, 2002 we consummated the Plan of Reorganization. In connection with the restructuring of our debt in accordance with the provisions of the Plan of Reorganization, we realized a gain of $1.5 billion. This gain was reflected in the operating results of the Predecessor Company for the two months ended February 28, 2002 and was originally classified as an extraordinary gain. Upon adoption of SFAS No. 145, the gain was reclassified to an appropriate line item on the statement of operations.

A summary of the gain follows (in thousands):

Liabilities extinguished:
Revolving Credit Facility	$437,066
Credit Facility Term Loans	358,981
Senior Subordinated Notes due 2007	250,000
Senior Subordinated Notes due 2008	150,000
Interest payable	101,855
Prepetition trade and other miscellaneous claims	86,776
Convertible Subordinated Debentures due 2004	83,300
Other long-term debt	8,087
Senior Subordinated Notes due 2003	6,161
Capital leases	2,503
Convertible Subordinated Debentures due 2003	1,382
Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust holding solely 7% convertible junior subordinated debentures of the Company	296,101

1,782,212

Consideration exchanged:
Common Stock	270,000
Cash payments to senior lenders	6,652
Cash payments to trade creditors — convenience class	4,400
Warrants	1,800
Payment of other executory contracts	1,000

283,852

$1,498,360

(23) Filer/non-filer financial statements

CONSOLIDATING STATEMENT OF OPERATIONS
Predecessor Company
For the two months ended February 28, 2002
(in thousands)

	Filers	Non-filers	Elimination	Consolidated

Total net revenues	$295,812	$6,884	$(850)	$301,846

Costs and expenses:
Operating costs	279,869	6,097	(850)	285,116
Corporate general and administrative	15,862	—	—	15,862
Depreciation and amortization	4,285	180	—	4,465
Provision for losses on accounts receivable	362	55	—	417
Interest, net	2,552	120	—	2,672
Equity interest in losses of subsidiaries	(613)	—	613	—
Gain on extinguishment of debt	(1,498,360)	—	—	(1,498,360)

Total costs and expenses	(1,196,043)	6,452	(237)	(1,189,828)
Management fee (income) expense	181	(181)	—	—

Income (loss) before reorganization costs (gain), net, income taxes and discontinued operations	1,491,674	613	(613)	1,491,674
Reorganization costs (gain), net	(1,483)	—	—	(1,483)
Income taxes	147	—	—	147
Loss from discontinued operations	(1,569)	—	—	(1,569)
Loss on write-down of assets held for sale	(6,070)	—	—	(6,070)

Net income	$1,485,371	$613	$(613)	$1,485,371

CONSOLIDATING STATEMENT OF CASH FLOWS
Predecessor Company
For the two months ended February 28, 2002
(in thousands)

	Filers	Non-filers	Elimination	Consolidated

Cash flows from operating activities:
Net income	$1,485,371	$613	$(613)	$1,485,371
Adjustments to reconcile net income to net cash used for operating activities:
Equity interest in losses of subsidiaries	(613)	—	613	—
Gain on extinguishment of debt	(1,498,360)	—	—	(1,498,360)
Reorganization costs (gain), net	(1,483)	—	—	(1,483)
Depreciation and amortization	4,285	180	—	4,465
Provision for losses on accounts and other receivables	362	55	—	417
Loss on write-down of assets held for sale	6,070	—	—	6,070
Other, net	5,588	(4,872)	—	716
Changes in operating assets and liabilities:
Accounts receivable	(7,875)	507	—	(7,368)
Other current assets	(9,196)	2,721	—	(6,475)
Income taxes payable	693	—	—	693
Other current liabilities	(4,263)	(745)	—	(5,008)

Net cash used for operating activities before reorganization costs	(19,421)	(1,541)	—	(20,962)
Net cash paid for reorganization costs	(2,781)	—	—	(2,781)

Net cash used for operating activities	(22,202)	(1,541)	—	(23,743)

Cash flows from investing activities:
Capital expenditures, net	(3,971)	—	—	(3,971)
Decrease in long-term notes receivable	168	—	—	168
Other	(1,884)	2,026	—	142

Net cash (used for) provided by investing activities	(5,687)	2,026	—	(3,661)

Cash flows from financing activities:
Net payments under Revolving Credit Agreement	(55,382)	—	—	(55,382)
Long-term debt borrowings	112,988	—	—	112,988
Long-term debt repayments	—	(13)	—	(13)
Principal payments on prepetition debt authorized by Bankruptcy Court	(7,966)	—	—	(7,966)
Intercompany advances	(94)	94	—	—
Other	(3,729)	1	—	(3,728)

Net cash provided by financing activities	45,817	82	—	45,899

Net increase in cash and cash equivalents	17,928	567	—	18,495
Cash and cash equivalents at beginning of year	49,917	732	—	50,649

Cash and cash equivalents at end of period	$67,845	$1,299	$—	$69,144

(24) Subsequent events

On March 1, 2005, we entered into a Fourth Amendment to Loan and Security Agreement with CapitalSource Finance, LLC, as collateral agent, and certain other lending institutions. The Fourth Amendment, among other things, extended the term of the Loan Agreement from September 5, 2005 to March 1, 2007 and increased our capital expenditure limits. The remaining terms and covenants are consistent with our Loan Agreement as previously amended.

In February 2005, we withheld an aggregate of 10,182 shares of our common stock that were otherwise to be issued by Sun to holders of restricted stock awards. The restricted stock awards had vested in part and the holders requested that Sun withhold from the restricted shares to be delivered to them a number of shares with a fair market value (determined as of the date of vesting) equal to the withholding taxes payable by the individual upon the vesting of the restricted stock, and that Sun then pay the withholding taxes on behalf of the individual. Those shares are treated as treasury stock.

	Column A	Column B		Column C		Column D(3)	Column E
Description	Balance at Beginning of Period	Charged to Costs and Expenses		Additions Charged to Other Accounts		Deductions Other	Balance at End of Period

Reorganized Company
Year ended December 31, 2004:
Allowance for doubtful accounts	$67,108	$11,901	(1)	$—		$(38,716)	$40,293

Notes receivable reserve	$7,245	$—		$2,298		$(6,191)	$3,352

Reserve for assets held for sale	$—	$—		$—		$—	$—

Corporate restructure reserve	$—	$—		$—		$—	$—

Reorganized Company
Year ended December 31, 2003:
Allowance for doubtful accounts	$45,905	$18,114	(1)	$23,675	(2)	$(20,586)	$67,108

Notes receivable reserve	$6,419	$959	(1)	$—		$(133)	$7,245	(2)

Reserve for assets held for sale	$—	$—		$—		$—	$—

Corporate restructure reserve	$—	$—		$—		$—	$—

Reorganized Company
For the ten months ended December 31, 2002:
Allowance for doubtful accounts	$68,723	$13,639	(1)	$—		$(36,457)	$45,905

Notes receivable reserve	$5,321	$1,148	(1)	$—		$(50)	$6,419	(2)

Reserve for assets held for sale	$4,820	$1,021		$—		$(5,841)	$—

Corporate restructure reserve	$2,676	$—		$—		$(2,676)	$—

(1)
Charges included in provision for losses on accounts receivable, of which $5,225, $9,334 and $10,607, respectively, for the years ended December 31, 2004 and 2003 and the ten months ended December 31, 2002, relate to discontinued operations.

(2)
Provision for facilities included in discontinued operations recorded in loss on disposal of discontinued operations.

(3)
Column D represents primarily write offs and recoveries on divested receivables fully reserved.

Sun Healthcare Group, Inc. And Subsidiaries

CONSOLIDATED BALANCE SHEET

ASSETS
(in thousands)

September 30, 2005

(unaudited)
Current assets:
Cash and cash equivalents	$13,613
Restricted cash	23,542
Accounts receivable, net of allowance for doubtful accounts of $24,434 at September 30, 2005 and $40,293 at December 31, 2004	98,445
Other receivables, net of allowance of $2,831 at September 30, 2005 and $5,591 at December 31, 2004	419
Inventories, net	3,479
Prepaid expenses	6,308
Assets held for sale	3,148

Total current assets	148,954
Property and equipment, net of accumulated depreciation and amortization of $35,575 at September 30, 2005 and $28,965 at December 31, 2004	110,442
Intangible assets, net of accumulated amortization of $6,556 at September 30, 2005 and $6,006 at December 31, 2004	13,467
Goodwill	4,575
Restricted cash, non-current	35,758
Other assets, net	7,064

Total assets	$320,260

See accompanying notes.

Sun Healthcare Group, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET (CONTINUED)

LIABILITIES AND STOCKHOLDERS' DEFICIT
(in thousands, except share data)

September 30, 2005

(unaudited)
Current liabilities:
Accounts payable	$35,133
Accrued compensation and benefits	33,187
Accrued self-insurance obligations, current portion	34,977
Income taxes payable	9,836
Other accrued liabilities	42,490
Current portion of long-term debt	20,748

Total current liabilities	176,371
Accrued self-insurance obligations, net of current portion	121,909
Long-term debt, net of current portion	105,001
Unfavorable lease obligations	11,907
Other long-term liabilities	14,581

Total liabilities	429,769
Stockholders' deficit:
Preferred stock of $.01 par value, authorized 10,000,000 shares, no shares were issued and outstanding as of September 30, 2005 and December 31, 2004	—
Common stock of $.01 par value, authorized 50,000,000 shares, 15,353,171 shares issued and 15,342,989 shares outstanding as of September 30, 2005 and 15,325,477 shares issued and outstanding as of December 31, 2004	154
Additional paid-in capital	334,214
Accumulated deficit	(443,164)

(108,796)
Less:
Unearned compensation	(622)
Common stock held in treasury, at cost, 10,182 shares as of September 30, 2005	(91)

Total stockholders' deficit	(109,509)

Total liabilities and stockholders' deficit	$320,260

See accompanying notes.

Sun Healthcare Group, Inc. And Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the nine months ended September 30, 2005	For the nine months ended September 30, 2004

	(unaudited)	(Note 1—unaudited)
Total net revenues	$636,165	$608,657

Costs and expenses:
Operating salaries and benefits	383,220	359,842
Self-insurance for workers' compensation and general and professional liability insurance	26,991	30,691
Other operating costs	127,295	123,909
Facility rent expense	29,468	29,620
General and administrative expenses	51,668	44,748
Depreciation	3,272	3,105
Amortization	3,591	3,178
Provision for losses on accounts receivable	1,780	4,860
Interest, net	8,638	6,354
Loss on asset impairment	361	—
Restructuring costs, net	111	1,616
Loss on sale of assets, net	877	1,162
Loss (gain) on extinguishment of debt, net	408	(3,734)

Total costs and expenses	637,680	605,351

(Loss) income before income taxes and discontinued operations	(1,515)	3,306
Income tax benefit	(774)	(1,122)

(Loss) income from continuing operations	(741)	4,428

Discontinued operations:
Income (loss) from discontinued operations, net	4,242	(16,226)
Gain (loss) on disposal of discontinued operations, net	9,594	(2,418)

Income (loss) on discontinued operations, net	13,836	(18,644)

Net income (loss)	$13,095	$(14,216)

Basic and diluted income (loss) per common and common equivalent share:
(Loss) income from continuing operations	$(0.05)	$0.31
Income (loss) on discontinued operations, net	0.90	(1.31)

Net income (loss)	$0.85	$(1.00)

Weighted average number of common and common equivalent shares outstanding:
Basic	15,343	14,181
Diluted	15,343	14,261

See accompanying notes.

Sun Healthcare Group, Inc. And Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the nine months ended
	September 30, 2005	September 30, 2004

	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$13,095	$(14,216)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities, including discontinued operations:
Loss (gain) on extinguishment of debt, net	408	(3,734)
Depreciation	3,304	3,383
Amortization	3,606	3,251
Amortization of favorable and unfavorable lease intangibles	(1,335)	(2,770)
Provision for losses on accounts receivable	2,424	10,324
(Gain) loss on disposal of discontinued operations, net	(9,594)	2,418
Loss on sale of assets, net	877	1,162
Loss on asset impairment	361	—
Restricted stock and stock option compensation	983	891
Other, net	99	1,253
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(1,460)	6,960
Inventories, net	12	(35)
Other receivables, net	1,824	(506)
Restricted cash	1,134	8,636
Prepaids and other assets	(3,622)	(7,142)
Accounts payable	(1,008)	(13,880)
Accrued compensation and benefits	(5,416)	(6,333)
Accrued self-insurance obligations	(14,106)	(13,353)
Income taxes payable	84	540
Other accrued liabilities	(6,138)	769
Other long-term liabilities	(405)	(261)

Net cash provided by (used for) operating activities before reorganization costs	(14,873)	(22,643)
Net cash paid for reorganization costs	—	(499)

Net cash provided by (used for) operating activities	(14,873)	(23,142)

Cash flows from investing activities:
Capital expenditures, net	(11,799)	(8,305)
Proceeds from sale of assets held for sale	9,405	1,357
Acquisitions, net	(5,405)	—
Repayment of long-term notes receivable	237	147

Net cash used for investing activities	(7,562)	(6,801)

Cash flows from financing activities:
Net (payments) borrowings under Revolving Loan Agreement	20,815	(13,091)
Long-term debt borrowings	11,000	—
Long-term debt repayments	(18,036)	(5,860)
Distribution of partnership equity	(327)	—
Net proceeds from issuance of common stock	—	52,266

Net cash (used for) provided by financing activities	13,452	33,315

Net (decrease) increase in cash and cash equivalents	(8,983)	3,372
Cash and cash equivalents at beginning of period	22,596	25,574

Cash and cash equivalents at end of period	$13,613	$28,946

See accompanying notes.

Sun Healthcare Group, Inc. And Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of business

Business

We are a provider of long-term, subacute and related specialty healthcare services in the United States. We operate through five principal business segments: (i) inpatient services, (ii) rehabilitation therapy services, (iii) medical staffing services, (iv) home health services and (v) laboratory and radiology services. Inpatient services represent the most significant portion of our business. As of September 30, 2005, we operated 102 inpatient facilities in 13 states.

On May 16, 2005, we signed definitive agreements to acquire Peak Medical Corporation, an Albuquerque-based healthcare company ("Peak"), in exchange for approximately nine million shares of our common stock. Peak operates or manages an aggregate of 62 inpatient facilities that include skilled nursing facilities, independent and assisted living residences and a small hospice operation. Peak's operations are located in seven states with 5,264 licensed beds, 242 unlicensed units, and 902 managed beds. The seven states are contiguous to our western operating locations. Peak's net revenues were approximately $229.0 million in 2004. At August 31, 2005, Peak had approximately 4,900 employees serving more than 4,800 residents and patients in its operating facilities on a daily basis. The transaction is expected to close in the fourth quarter of 2005, subject to certain closing conditions that include regulatory (including approval of our certificate of need applications in the state of Oklahoma) and other approvals.

Other information

References throughout this document to the Company include Sun Healthcare Group, Inc. and our direct and indirect consolidated subsidiaries. As of July 1, 2004, as a result of our application of the Financial Accounting Standards Board's ("FASB") Revised Interpretation No. 46 Consolidation of Variable Interest Entities ("FIN No. 46(R)"), our financial statements also include three partnerships, five limited liability companies and one sole proprietorship (collectively known as "Clipper"). We own less than eight percent of the voting interests of each of these entities. See "Note 7—Variable Interest Entities" for additional information concerning FIN No. 46(R). In accordance with the Securities and Exchange Commission's "Plain English" guidelines, this Quarterly Report on Form 10-Q has been written in the first person. In this document, the words "we," "our," "ours" and "us" refer to Sun Healthcare Group, Inc. and its direct and indirect consolidated subsidiaries and not any other person.

The accompanying unaudited consolidated financial statements have been prepared in accordance with our customary accounting practices and accounting principles generally accepted in the United States. In our opinion, the accompanying interim consolidated financial statements present fairly our financial position at September 30, 2005 and December 31, 2004, the consolidated results of our operations and cash flows for the nine month periods ended September 30, 2005 and 2004, respectively. We believe that all adjustments are of a normal and recurring nature, and are considered necessary for a fair presentation. These statements are unaudited, and certain information and footnote disclosures normally included in our annual consolidated financial statements have been condensed or omitted, as permitted under the applicable rules and regulations. Readers of these statements should refer to our audited consolidated financial statements and notes thereto for the year ended December 31, 2004 The results of operations presented in the accompanying consolidated financial statements are not necessarily representative of operations for an entire year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include determination of third-party payor settlements, allowances for doubtful accounts, self-insurance obligations and loss accruals. Actual results could differ from those estimates.

Reclassification

Certain reclassifications of assets, liabilities, income and expense have been made to the prior period financial statements to conform to the 2005 financial statement presentation.

(2) Basis of reporting and current operating environment

For the nine months ended and as of September 30, 2005, our net income was $13.1 million and our working capital deficit was $27.4 million. As of September 30, 2005, we had cash and cash equivalents of approximately $13.6 million, $20.8 million outstanding under our Revolving Loan Agreement and approximately $13.1 million of funds available for borrowing under our Revolving Loan Agreement, which expires March 1, 2007. We intend to restructure our Revolving Loan Agreement in the fourth quarter of 2005 to increase our availability and reduce our interest costs. Upon closing of the acquisition of Peak, we intend to refinance Peak's revolving indebtedness through our restructured Revolving Loan Agreement. We believe that our operating cash flows, existing cash reserves, and availability for borrowing under our Revolving Loan Agreement will provide sufficient funds for the operations, capital expenditures and regularly scheduled debt service payments of the combined companies at least through the next twelve months.

(3) Loan agreements

We have a Loan and Security Agreement with CapitalSource Finance LLC, as collateral agent, and certain other lenders (the "Revolving Loan Agreement") that, as amended, expires on March 1, 2007. The Revolving Loan Agreement is a $75.0 million revolving line of credit that is secured by our accounts receivable, inventory, equipment and other assets, including the stock of our subsidiaries. Pursuant to the Revolving Loan Agreement, the interest rate for the Base Rate Loans is calculated at the greater of 4.75% or prime plus 0.5%, and the interest rate for LIBOR Loans is calculated at the greater of 4.75% or the London Interbank Offered Rate plus 3.25%. The effective interest rate as of September 30, 2005 on borrowings under the Revolving Loan Agreement was approximately 7.08%. The weighted average borrowing interest rate for the period from January 1, 2005 through September 30, 2005 was 6.54%. Our borrowing availability under the Revolving Loan Agreement is generally limited to up to eighty-five percent (85%) of the value of Eligible Receivables plus eighty-five percent (85%) of the value of Eligible Divested Company Receivables, but not to exceed $75.0 million. The defined borrowing base as of September 30, 2005 was $48.3 million, net of specified reserves of $10.6 million. We are also prohibited under our Revolving Loan Agreement from borrowing money from third parties without the prior consent of CapitalSource Finance. As of September 30, 2005, approximately $14.4 million in letters of credit had been issued and approximately $20.8 million had been borrowed under the Revolving Loan Agreement, leaving approximately $13.1 million available to us for additional borrowing.

The availability of amounts under our Revolving Loan Agreement is subject to our compliance with certain financial covenants contained in the Revolving Loan Agreement. These covenants include a minimum fixed charge coverage calculation which requires a minimum required availability (cash on hand plus borrowing availability) that must exceed total Fixed Charges less Operating Cash Flow for a rolling twelve-month period, and a maximum of $10.0 million per any six-month period that may be expended on capital expenditures with respect to fixed assets. As of September 30, 2005, we were in compliance with these covenants.

(4) Long-term debt

Long-term debt consisted of the following as of the periods indicated (in thousands):

	September 30, 2005	December 31, 2004

Revolving Loan Agreement	$20,815	$—
Mortgage notes payable due at various dates through 2035, interest at rates from 5.5% to 10.6%, collateralized by various facilities(1)	87,060	91,239
Industrial Revenue Bonds	6,460	6,905
Other long-term debt	11,414	9,038

Total long-term debt	125,749	107,182
Less amounts due within one year	(20,748)	(17,476)

Long-term debt, net of current portion	$105,001	$89,706

(1)
Includes debt related to the consolidation of Clipper of $50.5 million as of September 30, 2005 and $51.0 million as of December 31, 2004 (see "Note 7—Variable Interest Entities.")

The scheduled or expected maturities of long-term debt as of September 30, 2005, were as follows (in thousands):

September 30,

2006	$20,748
2007	61,313
2008	2,899
2009	2,255
2010	11,138
Thereafter	27,396

Total	$125,749

Included in the expected maturities of long-term debt are the following amounts related to the consolidation of Clipper (in thousands): 2006—$1,237; 2007—$33,676; 2008—$288; 2009—$305; 2010—$323; and thereafter—$14,705. See "Note 7—Variable Interest Entities."

(5) Discontinued operations

In accordance with the provisions of Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"), the results of operations of the disposed assets and the gains (losses) related to these divestitures have been classified as discontinued operations for all periods presented in the accompanying consolidated statements of operations.

Inpatient Services:    During the first quarter of 2005, we divested one skilled nursing facility in accordance with our restructuring plan. During the second quarter of 2005, we sold a skilled nursing facility for approximately $1.0 million. The facility was an asset that was held for sale with a carrying amount of $0.1 million and we recorded a net gain of $0.8 million as a deferred gain to current liabilities. Although the sale of the facility was final, we continued to operate the facility until the new owner obtained licensure on August 1, 2005, at which time the new owner took over operations of the facility. We recognized the gain in income from discontinued operations, net, for the nine months ended September 30, 2005.

Laboratory and Radiology Services:    On November 1, 2004, BioPath Clinical Laboratories, Inc., a subsidiary of Sun, sold its clinical laboratory and radiology operations located in California. We received approximately $1.6 million in cash in connection with this sale, of which $0.9 million was received in the first quarter of 2005. In the third quarter of 2005, the mobile radiology services operations ("Pacific Mobile") located in Arizona and Colorado were reclassified to assets held for sale. Pursuant to SFAS No. 144, their net revenues and net operating losses have been reclassified to discontinued operations for all periods presented.

Pharmaceutical Services:    In July 2003, we sold the assets of our pharmaceutical services operations, including the assets of SunScript Pharmacy Corporation, to Omnicare, Inc. for $90.0 million. Of the $90.0 million, we received cash proceeds of $75.0 million at closing while $15.0 million was not scheduled to be paid until 2005. Approximately $7.7 million of the $15.0 million hold back was received during September 2005. Payment of the remainder of the hold back is pending the completion of a net asset adjustment reconciliation satisfactory to both parties to the transaction. The reconciliation, which is not directly related to the hold back consideration, and for which provision has previously been made, is expected to be completed during the fourth quarter of 2005.

Other Operations:    On December 31, 2004, we closed our comprehensive outpatient rehabilitation facilities ("CORF") in Colorado. On November 7, 2003, Shared Healthcare Systems, Inc. ("SHS"), a majority owned subsidiary, sold substantially all of its software development assets to Accu-Med Services of Washington LLC, a wholly-owned subsidiary of Omnicare, Inc., for approximately $5.0 million in proceeds at closing and $0.5 million in cash in December 2004.

A summary of the discontinued operations for the periods presented is as follows (in thousands):

	For the nine months ended September 30, 2005							For the nine months ended September 30, 2004
	Inpatient services		Pharmaceutical services		Laboratory and radiology services(3)	Other	Total	Inpatient services	Pharmaceutical services	Laboratory and radiology services(3)	Other	Total

Net operating revenues	$2,287		$—		$2,298	$—	$4,585	$12,678	$—	$14,048	$1,530	$28,256

Income (loss) from operations	$5,686		$5		$(1,396)	$(53)	$4,242	$(5,066)	$766	$(11,790)	$(136)	$(16,226)
Gain (loss) on disposal of discontinued operations	1,395	(1)	7,594	(2)	632	(27)	9,594	5,892	(4,464)	(3,862)	16	(2,418)

Income (loss) on discontinued operations	$7,081		$7,599		$(764)	$(80)	$13,836	$826	$(3,698)	$(15,652)	$(120)	$(18,644)

(1)
Includes a gain of $0.8 million on the sale of a skilled nursing facility.

(2)
Includes receipt of $7.7 million of the purchase price hold back related to the sale of our pharmaceutical operations in 2003.

(3)
Includes revenues for Pacific Mobile of $2.3 million for the nine months ended September 30, 2005, $2.5 million for the nine months ended September 30, 2004. Includes pretax losses for Pacific Mobile of $0.7 million for the nine months ended September 30, 2005, and $0.3 million for the nine months ended September 30, 2004.

(6) Assets held for sale

As of September 30, 2005, assets held for sale consisted of Pacific Mobile, our mobile radiology services operations located in Arizona and Colorado, with a carrying amount of $0.2 million and three undeveloped parcels of land and an office building collectively valued at $2.9 million. On June 30, 2005, we sold a skilled nursing facility for approximately $1.0 million. The facility was an asset that was held for sale with a carrying amount of $0.1 million and we recorded a net gain of $0.8 million as a deferred gain to current liabilities. Although the sale of the facility was final, we continued to operate the facility until the new owner obtained licensure on August 1, 2005, at which time the new owner took over operations of the facility. We recognized the gain in income from discontinued operations, net, for the nine months ended September 30, 2005.

(7) Variable interest entities

In December 2003, the FASB issued FIN No. 46(R), which provides guidance on the consolidation of certain entities when control exists through means other than ownership of voting (or similar) interests. FIN No. 46(R) requires consolidation by the majority holder of expected residual gains and losses of the activities of a variable interest entity ("VIE").

We currently own less than 8% of the voting interest in three partnerships, five limited liability companies and one sole proprietorship, each of which own one facility that we operate in New Hampshire (collectively known as "Clipper"). Clipper's objective is to achieve rental income from the leasing of skilled nursing and assisted living facilities owned by Clipper. In April 2004, we entered into an agreement with the owners of the remaining interests in those nine entities. That agreement granted us options, exercisable sequentially over a period of seven years, pursuant to which we can acquire 100% of the ownership of those nine entities for an aggregate amount of up to approximately $10.3 million. The agreement also provides the owners the right to require us to purchase those ownership interests at the above described option prices. These put rights can be exercised for any options that have come due but which were not exercised up to that point in time, but no later than December 31, 2010. On June 30, 2005, we gave notice of our intent to exercise the second option to acquire an additional 4% interest in the nine entities for an aggregate purchase price of $0.4 million. The consummation of the second option exercise should occur on or around March 31, 2006.

We have concluded that Clipper, as identified above, meets the definition of a VIE because we have agreements with the majority owners granting us the option to acquire, and the right of the owners to put to us, 100% ownership of Clipper. We have recognized $9.8 million of the option value in other long-term liabilities in our consolidated balance sheet. The remaining $0.5 million is recorded as current in other accrued liabilities in our consolidated balance sheet. We have not recorded any minority interest associated with the 92.5% interest in which we do not own since the partnerships' net equity was a deficit and as the primary beneficiary, we would be responsible for all of their losses. Pursuant to FIN No. 46(R), we have eliminated facility rent expense of $2.6 million for the nine months ended September 30, 2005, and included $50.5 million of mortgage debt of Clipper in our consolidated balance sheet as of September 30, 2005, although we own less than eight percent of the voting interest in the Clipper properties and are not directly obligated on the debt. The debt is collateralized by the fixed assets of the respective partnerships, limited liability companies and sole proprietorship that own the Clipper properties and none of our assets. Creditors do not have any general recourse against us for the mortgage debt. As the primary beneficiary of the VIE, we consolidated Clipper beginning in the third quarter of 2004. This change had no effect on previously reported net earnings.

The following provides a summary of the balance sheet impact of Clipper upon consolidation as of the dates indicated (in thousands):

	September 30, 2005	December 31, 2004

Current assets:
Cash and cash equivalents	$643	$718
Other receivables	250	289
Restricted cash—short term	1,035	1,461
Prepaids and other assets	66	176

Total current assets	1,994	2,644
Property, plant and equipment, net:
Land	6,210	6,171
Buildings	36,535	37,173
Building improvements	2,248	2,143
Equipment	91	138
Construction-in-process	160	—

Total property and equipment, net	45,244	45,625
Other assets, net	(6,788)	(6,526)

Total assets	$40,450	$41,743

Current liabilities:
Mortgages, short-term	$1,237	$1,113
Other accrued liabilities	634	223

Total current liabilities	1,871	1,336
Mortgages, long-term	49,299	49,903
Unfavorable lease intangibles, net	(10,482)	(11,979)
Other long-term liabilities	9,747	10,151
Intercompany	(5,358)	(5,358)

Total long-term liabilities	43,206	42,717

Total liabilities	45,077	44,053
Stockholders' deficit:
Accumulated deficit	(4,627)	(2,310)

Total liabilities and stockholders' deficit	$40,450	$41,743

For the nine months ended September 30, 2005, the consolidation of Clipper included a net loss of $1.9 million, comprised of $3.1 million of interest expense, $0.9 million of depreciation expense, $0.1 million of real estate tax expense, and a $0.4 million loss on extinguishment of debt, partially offset by a $2.6 million net credit to rent expense. The $2.6 million net credit to rent expense consisted of $4.1 million in the elimination of cash rent paid to Clipper by our New Hampshire operations offset by $1.5 million in elimination of the non-cash unfavorable lease intangible associated with the rent paid to Clipper by our New Hampshire operations.

For the nine months ended September 30, 2004, the consolidation of Clipper included a net loss of $0.5 million comprised primarily of a charge of $1.0 million in interest expense, $0.3 million in depreciation and $0.2 million in property expense, partially offset by a $1.0 million net credit to rent expense. The $1.0 million net credit to rent expense consisted of $1.5 million in the elimination of cash rent paid to Clipper by our New Hampshire operations offset by $0.5 million in elimination of the non-cash unfavorable lease intangible associated with the rent paid to Clipper by our New Hampshire operations.

(8) Commitments and contingencies

Insurance

We self-insure for certain insurable risks, including general and professional liability, workers' compensation liability and employee health insurance liability, through the use of self-insurance or retrospective and self-funded insurance policies and other hybrid policies, which vary by the states in which we operate. There is a risk that the amounts funded to our programs of self-insurance may not be sufficient to respond to all claims asserted under those programs. In addition, in certain states in which we operate, state law prohibits insurance coverage for punitive damages arising from general and professional liability litigation, and we could be held liable for punitive damages in those states. Provisions for estimated reserves, including incurred but not reported losses, are provided in the period of the related coverage. These provisions are based on actuarial analyses, internal evaluations of the merits of individual claims, and industry loss development factors or lag analyses. The methods of making such estimates and establishing the resulting reserves are reviewed periodically, and any resulting adjustments are reflected in current earnings. Claims are paid over varying periods, and future payments may be different than the estimated reserves.

Prior to January 1, 2000, the maximum loss exposure with respect to the third-party insurance policies was $100,000 per claim for general and professional liability. Since January 2000, we have relied upon self-funded insurance programs for general and professional liability claims up to a base amount per claim and an aggregate per location, and we obtained excess insurance policies for claims above those amounts. The programs had the following self-insured retentions: (i) for events occurring from January 1, 2000 to December 31, 2002, $1.0 million per claim, and $3.0 million aggregate per location, (ii) for claims made in 2003, $10.0 million per claim with excess coverage above this level, and (iii) for claims made in 2004 and 2005, $5.0 million per claim. An independent actuarial analysis is prepared twice a year to determine the expected losses and reserves for estimated settlements for general and professional liability under the per claim retention level, including incurred but not reported losses. The mid-year actuarial analysis resulted in a $12.5 million reduction in reserves, of which $0.5 million related to current year operations, $3.4 million related to continuing operations for incidents in prior periods, and $8.6 million related to discontinued operations for incidents in prior periods. For the years 2000 through 2005, these reserves are provided on an undiscounted basis. We anticipate that the range of exposure will decline over time as risks associated with facilities we no longer operate age past the applicable statute of limitations. The paid claims for the nine months ended September 30, 2005 and 2004 were $14.7 million and $16.0 million, respectively.

The majority of our workers' compensation risks are insured through insurance policies with third parties. Our reserves are estimated by independent actuaries beginning with the 2000 policy year and by company analysis using industry development factors for prior years. Effective with the policy period beginning January 1, 2002, we discount our workers' compensation reserves based on a 4% discount rate. At September 30, 2005, the discounting of these policy periods resulted in a reduction to our reserves of approximately $8.6 million. The mid-year actuarial analysis resulted in a $4.0 million increase in reserves, of which $1.8 million related to continuing operations and $2.2 million related to discontinued operations. Of the $1.8 million for continuing operations, $1.1 million was a reduction to reserves for the current period offset by a $2.9 million increase in reserves for incidents in prior periods. The paid claims for the nine months ended September 30, 2005 and 2004 were $11.7 million and $15.2 million, respectively.

The provision (adjustment) for loss for insurance risks was as indicated (in thousands):

	For the nine months ended
	September 30, 2005	September 30, 2004

Professional Liability:
Continuing operations	$12,423	$17,551
Discontinued operations	(8,457)	961

	$3,966	$18,512

Workers' Compensation:
Continuing operations	$14,568	$13,140
Discontinued operations	2,310	199

	$16,878	$13,339

A summary of the assets and liabilities related to insurance risks at September 30, 2005 and December 31, 2004 were as indicated (in thousands):

	September 30, 2005			December 31, 2004
	Professional liability	Workers' compensation	Total	Professional liability	Workers' compensation	Total

Assets:
Restricted cash
Current(1)	$3,332	$15,396	$18,728	$3,103	$17,348	$20,451
Non-current(2)	—	32,338	32,338	—	31,003	31,003

	$3,332	$47,734	$51,066	$3,103	$48,351	$51,454

Liabilities(3):
Self-insurance liabilities
Short-term	$16,229	$15,396	$31,625	$17,967	$18,849	$36,816
Long-term	74,632	47,277	121,909	86,736	43,950	130,686

	$90,861	$62,673	$153,534	$104,703	$62,799	$167,502

(1)
As of September 30, 2005, current portion of restricted cash excludes $4.1 million held for bank collateral, various mortgages and bond payments, and $0.7 million held as a reserve for capital expenditures on HUD buildings. As of December 31, 2004, current portion of restricted cash excludes $4.3 million held for US Trustee fees related to our 2002 bankruptcy, $1.2 million for capital expenditures on HUD buildings and $0.7 million held for various bonds.

(2)
As of September 30, 2005 and December 31, 2004, non-current restricted cash excludes $3.4 million and $3.1 million, respectively, maintained to repay a mortgage.

(3)
Total self-insurance liabilities excludes $3.4 million at September 30, 2005 and December 31, 2004, related to our health insurance liabilities.

(9) Capital stock

(a) Common stock

As of September 30, 2005, Sun had issued 9,915,900 shares of common stock in connection with the extinguishment of liabilities subject to compromise pursuant to our Plan of Reorganization in 2002. As of September 30, 2005, we expected to issue up to an additional 84,017 shares of our common stock to general unsecured creditors with claims of more than $50,000 in accordance with the provisions of the Plan of Reorganization. The fair value of the additional common stock expected to be issued is approximately $2.3 million valued at $27 per share by our reorganization plan and was recorded in other long-term liabilities in the September 30, 2005 consolidated balance sheet. On October 27, 2005, the closing price of our common stock on Nasdaq was $7.96 per share.

(b) Warrants

In February 2004, in conjunction with our private equity offering, we issued warrants to purchase 2,017,897 shares of our common stock, of which 1,707,924 shares have a strike price of $12.65, 62,160 shares have a strike price of $12.82, and 247,813 shares have a strike price of $15.87. The warrants have an exercise period of five years.

(c) Equity Incentive Plan

Our 2004 Equity Incentive Plan (the "2004 Plan") allows for the issuance of up to 2.1 million shares of our common stock. Pursuant to the 2004 Plan, as of September 30, 2005, our employees and directors held options to purchase 1,289,467 shares of common stock, 67,585 shares of restricted common stock, and 267,154 restricted stock units. Through September 30, 2005, we have issued 189,408 shares of common stock upon the vesting of restricted stock shares, restricted stock units and the exercise of stock options. As of September 30, 2005, 30,000 unvested shares of restricted common stock valued at $27.00 per share and 37,585 shares of restricted common stock valued at $11.25 per share were held by our executive officers and key employees. The restricted common stock vests over a four-year period. Restricted stock awards are outright stock grants. The issuance of restricted stock and other stock awards requires the recognition of compensation expense measured by the fair value of the stock on the date of grant. We recognized expense related to the issuance of these stock awards of $1.0 million and $0.9 million, respectively, for the nine months ended September 30, 2005 and 2004.

Our 2002 Non-employee Director Equity Incentive Plan (the "Director Plan") allows for the issuance of up to 40,000 options to purchase shares of our common stock. Upon the adoption of the 2004 Plan, the grant of further awards under the Director Plan was suspended so that no additional awards could be made under the Director Plan. As of September 30, 2005, our directors held options to purchase 40,000 shares under the Director Plan.

As of September 30, 2005, we had outstanding options covering an aggregate of 1,329,467 shares of our common stock to our employees and directors, of which 397,500 options were granted with an average strike price of $8.68 per share and expire in 2009, 363,336 options were granted with an average strike price of $7.15 per share and expire in 2011, and 568,631 options were granted with an average strike price of $7.19 per share and expire in 2012. The strike prices were equal to or greater than the estimated market value at date of issuance. The options vest over a two- to four-year period.

We account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and

related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of grant over the amount an employee must pay to acquire the stock. We currently do not recognize compensation expense for most of our stock option grants, which are issued at fair market value on the date of grant and accounted for under the intrinsic value method, prescribed in APB No. 25. However, in 2004, we cancelled options with an exercise price of $27.00 per share to eliminate significantly out-of-the money options for our employees. New options totaling 262,700 with an exercise price of $6.85 were granted within six months of this cancellation and are accounted for as variable options.

Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure ("SFAS No. 148"), issued on December 31, 2002, provides companies alternative methods to transitioning to Statement of Financial Accounting Standards No. 123, Stock-Based Compensation ("SFAS No. 123"), fair value method of accounting for stock-based employee compensation and amends certain disclosure requirements. SFAS No. 148 does not mandate fair value accounting for stock-based employee compensation but does require all companies to meet the disclosure provisions.

For purposes of pro forma disclosures, the estimated fair market value of the stock options is amortized to expense over their respective vesting periods. The fair market value has been estimated at the date of grant using a Black-Scholes option pricing model. The following table summarizes our pro forma basic and diluted net loss per share assuming we accounted for our stock option grants in accordance with SFAS No. 123, for the periods indicated (in thousands, except per share amounts):

	For the nine months ended
	September 30, 2005	September 30, 2004

Net income (loss) as reported(1)	$13,095	$(14,216)
Stock option compensation expense, net of $0 tax	(1,183)	(411)

Pro forma net income (loss)	$11,912	$(14,627)

Net income (loss) per share:
Basic and diluted:
Net income (loss) as reported	$0.85	$(1.00)
Stock option compensation expense, net of $0 tax	(0.07)	(0.03)

Pro forma net income (loss)	$0.78	$(1.03)

(1)
Includes total charges to our consolidated statements of income related to restricted stock grants of $1.0 million and $0.9 million, respectively, for the nine months ended September 30, 2005 and 2004.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Since our stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. Additional option grants in future years are anticipated.

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123(R)"),

which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes APB No. 25 and amends Statement of Financial Accounting Standard No. 95, Statement of Cash Flows ("SFAS No. 95.") Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

SFAS No. 123(R) must be adopted for fiscal years commencing no later than January 1, 2006. Early adoption will be permitted in periods in which financial statements have not yet been issued. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods:

1.
A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123(R) for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date.

2.
A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

We plan to adopt SFAS No. 123(R) using the modified-prospective method by January 1, 2006. Based on the estimated value of current unvested stock options, we expect wages and related expenses to increase $0.9 million for the year ended December 31, 2006, beginning January 1, 2006.

(10) Earnings per share

Basic net income (loss) per share is based upon the weighted average number of common shares outstanding during the period. The weighted average number of common shares for the nine month periods ended September 30, 2005, include all the common shares that are presently outstanding, common shares to be issued once the prepetition claims are finalized, and the common shares issued as common stock awards. See "Note 9—Capital Stock."

The diluted calculation of income (loss) per common share includes the dilutive effect of warrants, stock options and non-vested restricted stock. However, in periods of losses from continuing operations, diluted net income (loss) per share is based upon the weighted average number of common shares outstanding.

(11) Income taxes

The provision for income taxes is based upon our estimate of taxable income or loss for each respective accounting period. We recognized an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. These temporary differences would result in taxable or deductible amounts in future years when the reported amounts of the assets are recovered or liabilities are settled. We also recognized as deferred tax assets the future tax benefits from net operating loss ("NOL"), capital loss, and tax credit carryforwards. A valuation allowance was provided for deferred tax assets as it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

The current benefit for income taxes of $0.8 million for the nine months ended September 30, 2005 consisted of $1.0 million of IRS refunds received due to NOL carrybacks offset by $0.2 million of estimated state income tax liability for the period. The current benefit for income taxes of $1.1 million for the nine months ended September 30, 2004 consisted of $1.4 million of IRS refunds received due to NOL carrybacks less $0.3 million of estimated state income tax liability for the period. The estimated state income tax liabilities resulted from the operations of profitable subsidiaries in states that do not allow combined, consolidated or unitary tax return filings. No overall tax benefits, other than for refunds received, were recorded for these periods for federal income tax purposes since the realization of NOL carryforwards is uncertain.

In connection with our emergence from bankruptcy on February 28, 2002, we realized a gain on the extinguishment of debt of approximately $1.5 billion. This gain was not taxable since the gain resulted from our reorganization under the Bankruptcy Code. However, pursuant to Section 108 of the Internal Revenue Code, we were required as of the beginning of our 2003 taxable year to reduce certain tax attributes, including (a) NOL and capital loss carryforwards, (b) certain tax credits, and (c) tax bases in assets, in an amount equal to such gain on extinguishment.

After considering the reduction in tax attributes discussed above, we have federal NOL carryforwards of $1.2 billion with expiration dates from 2005 through 2025. Various subsidiaries have state NOL carryforwards totaling $890.1 million with expiration dates through the year 2025. In addition, we have capital loss carryforwards of $263.4 million, of which $260.4 million, $2.1 million, $0.4 million and $0.5 million will expire in 2006, 2007, 2008, and 2009, respectively. Our alternative minimum tax credit carryforward of $3.6 million has no expiration date. Our $7.2 million of other tax credit carryforwards will expire in years 2005 through 2022.

Internal Revenue Code Section 382 imposes a limitation on the use of a company's NOL carryforwards and other losses when the company has an ownership change. In general, an ownership change occurs when shareholders owning 5% or more of a "loss corporation" (a corporation entitled to use NOL or other loss carryovers) have increased their ownership of stock in such corporation by more than 50 percentage points during any 3-year testing period beginning on the first day following the change date for an earlier ownership change. The annual base Section 382 limitation is calculated by multiplying the loss corporation's value at the time of the ownership change times the greater of the long-term tax-exempt rate determined by the IRS in the month of the ownership change or the two preceding months.

Our reorganization under the Bankruptcy Code effective February 28, 2002, constituted an ownership change under Section 382 of the Internal Revenue Code. Therefore, the use of any of our losses and tax credits generated prior to that date which remain after attribute reduction are subject to the limitations described in Section 382. Our application of the rules under Section 382 and Section 108 is subject to challenge upon IRS review. A successful challenge could significantly impact our ability to utilize deductions, losses and tax credits generated prior to 2003.

Although we have had significant changes in the ownership of our stock since our emergence from bankruptcy as a result of changes in the holdings of our 5% or more stockholders and our private placement of common stock and accompanying warrants, a second ownership change has not yet occurred. However, future acquisitions and/or capital needs may necessitate the issuance of additional shares which could trigger such a change. In addition, subsequent changes in the holdings of current or future 5% or more shareholders could result in a second ownership change. The acquisition of Peak, if consummated, would result in a second ownership change. The resulting base Section 382 limitation that would be imposed on us upon this second ownership change is likely to significantly limit the use of our tax attributes for federal income tax purposes and would depend on our value at that time as calculated under the applicable Treasury Regulations.

(12) Other events

(a) Litigation

In September 2005, we resolved allegations by the Bureau of Medi-Cal Fraud and Elder Abuse, a division of the Office of the Attorney General of the State of California (the "BMFEA"), that we violated the terms of the Permanent Injunction and Final Judgment entered in October 2001. The alleged violations included allegations of inadequate staffing, training and supervision at our California inpatient facilities. The resolution of these allegations resulted in a revised Permanent Injunction and Final Judgment ("PIFJ"). Among other things, the PIFJ states that it does not constitute a finding of any violation of law and it requires adherence by our subsidiaries to certain clinical practices specified in the PIFJ (such practices are substantially consistent with existing law and our current practices), compliance with staffing requirements and payment of $2.5 million, which amount is payable over a two year period commencing in October 2005. The requirements set forth in the PIFJ will not materially change our operating costs or the manner in which we operate.

We are a party to various other legal actions and administrative proceedings and are subject to various claims arising in the ordinary course of our business, including claims that our services have resulted in injury or death to the residents of our facilities, claims relating to employment and commercial matters. In certain states in which we have had significant operations, insurance coverage for the risk of punitive damages arising from general and professional liability litigation may not be available due to state law public policy prohibitions. There can be no assurance that we will not be liable for punitive damages awarded in litigation arising in states for which punitive damage insurance coverage is not available.

We operate in industries that are extensively regulated. As such, in the ordinary course of business, we are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, investigations, examinations, audits, site visits and surveys, some of which are non-routine. In addition to being subject to direct regulatory oversight of state and federal regulatory agencies, these industries are frequently subject to the regulatory supervision of fiscal intermediaries. If a provider is ever found by a court of competent jurisdiction to have engaged in improper practices, it could be subject to civil, administrative or criminal fines, penalties or restitutionary relief, and reimbursement authorities could also seek the suspension or exclusion of the provider or individual from participation in their program. We believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Adverse determinations in legal proceedings or governmental investigations, whether currently asserted or arising in the future, could have a material adverse effect on our financial position, results of operations and cash flows.

(b) Reimbursement matters

In the ordinary course of business, fiscal intermediaries and Medicaid agencies examine cost reports filed by our skilled nursing facilities. If, as a result of any such examination, it is concluded that overpayments were made, we would be held financially responsible for such overpayments. At this time, we are unable to predict the outcome of any existing or future examinations.

(13) Segment information

We operate predominantly in the long-term care segment of the healthcare industry. We are a provider of long-term, sub-acute and related ancillary care services to nursing home patients.

The following summarizes the services provided by our reportable and other segments:

Inpatient Services:    This segment provides, through SunBridge Healthcare Corporation and its subsidiaries (collectively "SunBridge"), inpatient skilled nursing and custodial services as well as rehabilitative, restorative and transitional medical services. We provide 24-hour nursing care in these facilities by registered nurses, licensed practical nurses and certified nursing aids. At September 30, 2005, we operated 102 long-term care facilities (consisting of 85 skilled nursing facilities, six mental health facilities, eight assisted living facilities and three specialty acute care hospitals) with 10,551 licensed beds as compared with 106 facilities with 10,826 licensed beds at September 30, 2004. This segment also includes our Part B billing company, Americare Health Services ("Americare"), which provides Part B billing services such as enteral feeding, urological and wound care, to 90 affiliated facilities and 70 nonaffiliated facilities.

Rehabilitation Therapy Services:    This segment provides, through SunDance Rehabilitation Corporation ("SunDance"), physical, occupational and speech therapy services to affiliated and nonaffiliated skilled nursing facilities and independent living facilities. At September 30, 2005, this segment provided services to 411 facilities, of which 319 were nonaffiliated and 92 were affiliated, as compared to 401 facilities at September 30, 2004, of which 311 were nonaffiliated and 90 were affiliated.

Medical Staffing Services:    This segment provides temporary medical staffing through CareerStaff Unlimited, Inc. ("CareerStaff"). CareerStaff provides (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians, (iv) related medical personnel and (v) physician placement. CareerStaff also places traveling therapists and nurses on 13-week assignments and, on a permanent basis, places nurses, physicians, therapists and department heads to healthcare facilities throughout the United States. As of September 30, 2005, CareerStaff had 28 division offices which provided temporary therapy and nursing staffing services in major metropolitan areas, and one division office which specialized in the placement of temporary traveling therapists and nurses in smaller cities and rural areas.

Home Health Services:    This segment provides skilled nursing care, rehabilitation therapy and home infusion services to adult and pediatric patients in California and Ohio through SunPlus Home Health Services, Inc. ("SunPlus"). SunPlus also operates two licensed pharmacies in California.

Laboratory and Radiology Services:    This segment provides medical laboratory and radiology services in Massachusetts to skilled nursing facilities, primarily through SunAlliance Healthcare Services, Inc. ("SunAlliance").

Corporate:    Corporate assets primarily consist of cash and cash equivalents, receivables from subsidiary segments, notes receivable and property and equipment.

Our reportable segments are strategic business units that provide different products and services. They are managed separately, among other reasons, because each business has different marketing strategies due to differences in types of customers, different distribution channels and different capital resource needs.

Segment Information (in thousands):

As of and for the nine months ended September 30, 2005	Inpatient services	Rehabilitation therapy services	Medical staffing services	Home health services	Laboratory and radiology services	Corporate	Intersegment eliminations	Consolidated	Discontinued operations

Revenues from external customers	$454,479	$75,358	$50,010	$45,509	$10,791	$18	$—	$636,165	$4,585
Intersegment revenues	—	27,490	516	—	130	—	(28,136)	—	—

Total revenues	454,479	102,848	50,526	45,509	10,921	18	(28,136)	636,165	4,585
Operating salaries and benefits	229,359	72,830	40,583	33,692	6,756	—	—	383,220	3,408
Self-insurance for workers' compensation and general and professional liability insurance	23,214	1,309	691	1,172	364	241	—	26,991	(6,147)
Other operating costs(1)	126,791	17,567	2,966	5,130	3,376	9	(28,136)	127,703	2,274
General and administrative expenses	9,818	5,607	1,694	936	99	33,514	—	51,668	10
Provision (adjustment) for losses on accounts receivable	1,764	(474)	(106)	334	262	—	—	1,780	643

Segment operating income (loss)	$63,533	$6,009	$4,698	$4,245	$64	$(33,746)	$—	$44,803	$4,397
Facility rent expense	26,985	387	502	1,367	227	—	—	29,468	107
Depreciation and amortization	4,799	188	230	670	296	680	—	6,863	47
Interest, net	5,115	(14)	9	8	—	3,520	—	8,638	1

Net segment income (loss)	$26,634	$5,448	$3,957	$2,200	$(459)	$(37,946)	$—	$(166)	$4,242

Identifiable segment assets	$174,029	$27,508	$33,466	$12,084	$2,634	$441,530	$(376,398)	$314,853	$5,407
Segment capital expenditures	$7,620	$223	$144	$265	$109	$3,404	$—	$11,765	$34

(1)
Includes $408 for loss on extinguishment of debt in Inpatient Services.

The term "segment operating income (loss)" is defined as earnings before facility rent expense, depreciation and amortization, interest, loss on asset impairment, restructuring costs, net, loss on sale of assets, net, income taxes and discontinued operations.

The term "net segment income (loss)" is defined as earnings before loss on asset impairment, restructuring costs, net, loss on sale of assets, net, income taxes and discontinued operations.

Segment Information (in thousands):

As of and for the nine months ended September 30, 2004	Inpatient services	Rehabilitation therapy services	Medical staffing services	Home health services	Laboratory and radiology services	Corporate	Intersegment eliminations	Consolidated	Discontinued operations

Revenues from external customers	$436,698	$76,937	$40,643	$42,462	$11,871	$46	$—	$608,657	$28,256
Intersegment revenues	(450)	24,887	1,763	—	142	—	(26,342)	—	—

Total revenues	436,248	101,824	42,406	42,462	12,013	46	(26,342)	608,657	28,256
Operating salaries and benefits	219,731	70,455	32,864	30,025	6,778	(11)	—	359,842	23,020
Self-insurance for workers' compensation and general and professional liability insurance	27,791	193	573	1,462	469	203	—	30,691	1,160
Other operating costs(1)	117,380	17,496	3,191	4,995	3,440	15	(26,342)	120,175	13,207
General and administrative expenses	8,726	2,618	2,428	684	240	30,052	—	44,748	417
Provision for losses on accounts Receivable	1,834	1,924	413	448	241	—	—	4,860	5,463

Segment operating income (loss)	$60,786	$9,138	$2,937	$4,848	$845	$(30,213)	$—	$48,341	$(15,011)
Facility rent expense	26,999	427	604	1,365	216	9	—	29,620	840
Depreciation and amortization	4,873	206	137	443	185	439	—	6,283	352
Interest, net	3,417	16	2	33	—	2,886	—	6,354	23

Net segment income (loss)	$25,497	$8,489	$2,194	$3,007	$444	$(33,547)	$—	$6,084	$(16,226)

Identifiable segment assets	$182,738	$27,154	$10,543	$11,372	$3,198	$459,372	$(360,462)	$333,915	$3,821
Segment capital expenditures	$5,275	$110	$25	$93	$183	$1,846	$—	$7,532	$773

(1)
Includes $3,734 for gain on extinguishment of debt in Inpatient Services.

The term "segment operating income (loss)" is defined as earnings before facility rent expense, depreciation and amortization, interest, restructuring costs, net, gain on sale of assets, net, income taxes and discontinued operations.

The term "net segment income (loss)" is defined as earnings before restructuring costs, net, gain on sale of assets, net, income taxes and discontinued operations.

Measurement of segment income

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see our 2004 Form 10-K—Note 3). We evaluate financial performance and allocate resources primarily based on income or loss from operations before income taxes, excluding any unusual items.

The following table reconciles net segment (loss) income to consolidated (loss) income before income taxes and discontinued operations:

	For the nine months ended
	September 30, 2005	September 30, 2004

Net segment (loss) income	$(166)	$6,084
Loss on asset impairment	(361)	—
Restructuring costs, net	(111)	(1,616)
Loss on sale of assets, net	(877)	(1,162)

(Loss) income before income taxes and discontinued operations	$(1,515)	$3,306

(14) Restructuring costs

We have substantially completed the restructuring that we commenced in January 2003. We expect to transition one remaining facility to a new operator by the end of 2005. We adopted Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146"), for all divestiture activities initiated after December 31, 2002. We have recognized these expenses in the income statement line "restructuring costs, net" as they are incurred. All of the costs are under the Corporate reportable segment. We have no liability account associated with this restructuring activity because all of the related expenses have been paid when incurred.

We have incurred $16.7 million in costs since the restructuring commenced in January 2003 and estimate $16.8 million in total expected restructuring costs. There were no significant costs related to the restructuring for the nine months ended September 30, 2005.

(15) Acquisitions

On August 29, 2005, CareerStaff acquired ProCare One Nurses, LLC ("ProCare") for a total purchase price of $8.3 million, of which $4.2 million was paid at closing and $4.1 million is payable over three years pursuant to two promissory notes. ProCare provides temporary, travel and permanent employment opportunities for nursing professionals. ProCare had revenues in 2004 of approximately $18.0 million. ProCare's results of operations have been included in our consolidated financial statements, in the Medical Staffing segment, since the date of acquisition. Pursuant to Statement of Financial Accounting Standard No. 141, Business Combinations, the $8.3 million acquisition cost, including $0.1 million in estimated professional fees, was allocated to the assets acquired and liabilities assumed, based on their fair values of $2.5 million to working capital and $5.9 million to intangible assets. Of the $5.9 million of acquired intangible assets, $0.1 million was assigned to trade names and $3.3 million was assigned to customer contracts, both of which are subject to amortization. The remaining $2.5 million of acquired intangible assets represents goodwill and was assigned to the Medical Staffing segment and will be subject to annual impairment tests as prescribed by Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets. The allocation of the purchase price is based on preliminary data and could change when final valuation of certain intangible assets is obtained.

(16) Subsequent Events

On October 31, 2005, Sun held a special stockholders meeting at which the stockholders approved Sun's issuance of up to 8,975,724 shares of common stock to the stockholders of Peak in connection with the pending acquisition of Peak.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements and the notes thereto of Sun which were previously reported in Sun's Form 8-K filed with the Securities and Exchange Commission on November 17, 2005 and Sun's Form 10-Q for the nine months ended September 30, 2005, which are incorporated by reference, and the consolidated financial statements and the notes thereto of Peak for the year ended December 31, 2004 and for the nine months ended September 30, 2005.

The acquisition of Peak will be accounted for using the purchase method of accounting. The unaudited pro forma consolidated balance sheet as of September 30, 2005 and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005, which are set forth below, give effect to the purchase of Peak based upon the assumptions set forth below and in the notes to unaudited pro forma consolidated financial statements. The unaudited pro forma financial information assumes that the purchase of Peak was completed on January 1, 2004 for the unaudited pro forma consolidated statements of income and on September 30, 2005 for the unaudited pro forma consolidated balance sheet.

Sun and Peak have had no intercompany activity which would require elimination in preparing the unaudited pro forma consolidated financial statements.

The pro forma adjustments and the resulting unaudited pro forma consolidated financial statements were prepared based on available information and certain assumptions and estimates described in the notes to the unaudited pro forma consolidated financial statements. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed and conforming adjustments to Sun's critical accounting policies, has not been made, and the allocation reflected in the unaudited pro forma consolidated financial statements should be considered preliminary. However, in the opinion of our management, the final allocation will not have a material impact on the unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated financial statements do not purport to represent what our financial position or results of operations would have been had the acquisition of Peak occurred on the dates indicated or to project our financial position or results of operations for any future period. Furthermore, the unaudited pro forma consolidated financial statements do not reflect changes which may occur as the result of activities after the acquisition of Peak closes.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of September 30, 2005

			Pro forma
	As reported Sun	As reclassified Peak(4)
			Adjustments		Combined

	(in thousands)
Assets:
Cash and cash equivalents	$13,613	$2,126	$(6,600	)(3b)	$9,139
Restricted cash	23,542	987	—		24,529
Accounts receivable, net of allowance for doubtful accounts	98,445	25,973	—		124,418
Other receivables, net of allowance	419	1,519	—		1,938
Inventories, net	3,479	2,141	—		5,620
Prepaid expenses	6,308	3,171	—		9,479
Assets held for sale	3,148	—	—		3,148

Total current assets	148,954	35,917	(6,600)		178,271
Property and equipment, net of accumulated depreciation	110,442	90,228	(20,576	)(3d)	180,094
Intangible assets, net of accumulated amortization	13,467	3,243	(992	)(3f)	15,718
Goodwill	4,575	3,253	(3,253 78,178	)(3e) (3e)	82,753
Restricted cash, non-current	35,758	1,969	—		37,727
Other assets, net	7,064	499	—		7,563

Total assets	$320,260	$135,109	$46,757		$502,126

Liabilities:
Accounts payable	$35,133	$5,599	$—		$40,732
Accrued compensation and benefits	33,187	8,027	—		41,214
Accrued self-insurance obligations, current portion	34,977	4,023	—		39,000
Income taxes payable	9,836	—	—		9,836
Other accrued liabilities	42,490	4,922	—		47,412
Current portion of capital leases	—	12,204	—		12,204
Current portion of long-term debt	20,748	13,361	—		34,109

Total current liabilities	176,371	48,136	—		224,507
Accrued self-insurance obligations, net of current portion	121,909	—	—		121,909
Long-term debt, net of current portion	105,001	71,546	345 6,300	(3f) (3b)	183,192
Unfavorable lease obligations	11,907	—	—		11,907
Other long-term liabilities	14,581	—	—		14,581

Total liabilities	429,769	119,682	6,645		556,096

Senior redeemable preferred stock	—	24,840	(24,840	)(3c)	—

Redeemable preferred stock	—	9,516	(9,516	)(3c)	—

Stockholders' (deficit) equity:
Common stock	154	42	(42 89	)(3c) (3a)	243
Additional paid-in capital	334,214	8,288	(8,288 55,450	)(3c) (3a)	389,664
Accumulated deficit	(443,164)	(27,097)	27,097	(3c)	(443,164)

	(108,796)	(18,767)	74,306		(53,257)
Less:
Unearned compensation	(622)	—	—		(622)
Treasury stock	(91)	(162)	162	(3c)	(91)

Total stockholders' (deficit) equity	(109,509)	(18,929)	74,468		(53,970)

Total liabilities, and stockholders' (deficit) equity	$320,260	$135,109	$46,757		$502,126

See Notes to Unaudited Pro Forma Consolidated Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2004

			Pro forma
	As reported Sun	As reclassified Peak(4)
			Adjustments		Combined

	(in thousands, except per share data)
Total net revenues	$813,290	$228,437	$—		$1,041,727

Costs and expenses:
Operating salaries and benefits	481,264	110,958	—		592,222
Self-insurance for workers' compensation and general and professional liability insurance	25,360	13,448	—		38,808
Other operating costs	167,431	62,559	—		229,990
Facility rent expense	39,107	13,851	—		52,958
General and administrative expense	66,746	9,339	—		76,085
Depreciation and amortization	9,206	4,209	2,818	(3g)	16,233
Provision for losses on accounts receivable	5,323	2,233	—		7,556
Interest, net	8,853	8,876	—		17,729
Loss on asset impairment	1,028	—	—		1,028
Restructuring costs, net	1,972	—	—		1,972
Loss on lease termination	150	—	—		150
Loss on sale of assets, net	1,494	—	—		1,494
Gain on extinguishment of debt, net	(3,394)	—	—		(3,394)

Total costs and expenses	804,540	225,473	2,818		1,032,831

Income (loss) before income taxes and discontinued operations	8,750	2,964	(2,818)		8,896
Income tax benefit	(1,158)	—	—		(1,158)

Income (loss) from continuing operations	$9,908	$2,964	$(2,818)		$10,054

Basic earnings per common and common equivalent share:
Income from continuing operations	$0.69				$0.43

Diluted earnings per common and common equivalent share:
Income from continuing operations	$0.68				$0.43

Weighted average number of common and common equivalent shares outstanding:
Basic	14,456		8,872	(3h)	23,328
Diluted	14,548		8,940	(3h)	23,488

See Notes to Unaudited Pro Forma Consolidated Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2005

			Pro forma
	As reported Sun	As reclassified Peak(4)
			Adjustments		Combined

	(in thousands, except per share data)
Total net revenues	$636,165	$183,619	$—		$819,784

Costs and expenses:
Operating salaries and benefits	383,220	86,430	—		469,650
Self-insurance for workers' compensation and general and professional liability insurance	26,991	8,828	—		35,819
Other operating costs	127,295	52,693	—		179,988
Facility rent expense	29,468	10,555	—		40,023
General and administrative expense	51,668	7,220	—		58,888
Depreciation and amortization	6,863	3,285	2,914	(3g)	13,062
Provision for losses on accounts receivable	1,780	1,837	—		3,617
Interest, net	8,638	6,452	—		15,090
Loss on asset impairment	361	—	—		361
Restructuring costs, net	111	—	—		111
Loss on sale of assets, net	877	—	—		877
Loss on extinguishment of debt, net	408	—	—		408

Total costs and expenses	637,680	177,300	2,914		817,894

(Loss) income before income taxes and discontinued operations	(1,515)	6,319	(2,914)		1,890
Income tax benefit	(774)	—	—		(774)

(Loss) income from continuing operations	$(741)	$6,319	$(2,914)		$2,664

Basic (loss) earnings per common and common equivalent share:
(Loss) income from continuing operations	$(0.05)				$0.11

Diluted (loss) earnings per common and common equivalent share:
(Loss) income from continuing operations	$(0.05)				$0.11

Weighted average number of common and common equivalent shares outstanding:
Basic	15,343		8,872	(3h)	24,215
Diluted	15,343		8,928	(3h)	24,271

See Notes to Unaudited Pro Forma Consolidated Financial Statements

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of pro forma presentation

On May 16, 2005, Sun announced that it entered into a definitive agreement to acquire Peak in a transaction in which Sun would issue approximately nine million shares of its Common Stock.

(2) Preliminary purchase price

The estimated purchase price of the proposed acquisition of Peak is as follows (in thousands):

Fair value of Sun's Common Stock to be issued	$55,539
Assumption of Peak debt obligations	97,456
Estimated direct transaction costs	12,900

Total	$165,895

Under the purchase method of accounting, the total estimated purchase price as shown in the table above will be allocated to Peak's net tangible and intangible assets based upon their estimated fair values as of the date of completion of the proposed transaction. Any excess of the purchase price over the estimated fair value of the net tangible and intangible assets will be recorded as goodwill. The fair value of Sun's Common Stock to be issued was determined in accordance with Emerging Issues Task Force Issue Number 99-12, ("EITF No. 99-12"), Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination. As stated in paragraph four of EITF No. 99-12, when the number of the acquirer's shares or amount of other consideration is not subject to change pursuant to the existing terms of the acquisition agreement, the value of the acquirer's marketable equity securities issued to effect a purchase business combination should be determined pursuant to the guidance in paragraph 74 of Accounting Principles Board Opinion 16 ("APB No. 16"), Business Combinations, based on the market price of the securities over a reasonable period of time before and after the terms of the acquisition are agreed to and announced. The Task Force members observed that the reasonable period of time referred to in paragraph 74 of APB No. 16 is intended to be very short, such as a few days before and after the acquisition is agreed to and announced. The estimated fair value of Sun's Common Stock to be issued was based on Sun's average share price of $6.26 for the period of May 12 through May 16, 2005.

Based upon the estimated purchase price and assumptions regarding valuations of acquired assets and liabilities, the preliminary purchase price allocation, which may change based upon the completion of valuations to be performed by a third party valuation firm and an independent actuary providing conforming adjustments to Sun's critical accounting policies, is as follows (amounts in thousands):

Net working capital	$13,346
Property and equipment	69,652
Other long-term assets	4,719
Goodwill	78,178

Total	$165,895

The depreciation and amortization related to the fair value adjustments are reflected as pro forma adjustments to the unaudited pro forma combined consolidated financial statements.

Goodwill represents the excess of the purchase price over the fair market value of the net tangible and intangible assets acquired and assets and liabilities assumed. Goodwill will not be amortized and will be tested for impairment on an annual basis and whenever events or circumstances occur indicating that the goodwill may be impaired. The preliminary purchase price allocation for Peak is subject to revision as a more detailed analysis is completed, including the completion of valuations to be performed by a third party valuation firm and an independent actuary providing conforming adjustments to Sun's critical accounting policies, and additional information on the fair values of Peak's assets and liabilities becomes available. Any change in the fair value of the assets or liabilities of Peak will change the amount of the purchase price allocable to goodwill. The final purchase price allocation may differ materially from the allocation presented here.

(3) Pro forma adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Peak's assets and liabilities to a preliminary estimate of their fair values, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect other transactions directly related to the proposed transaction. Sun currently anticipates amending its Revolving Loan Agreement to refinance the outstanding balance on Peak's existing credit facility. The pro forma purchase accounting adjustments to the assets and liabilities as of September 30, 2005 affect gross deferred tax assets. However, since both Sun and Peak have 100% valuation allowances to offset their deferred tax assets, there is no net change to the tax accounts. The acquisition of Peak is also likely to decrease our utilizable net operating loss carryforwards.

There were no intercompany transactions between Sun and Peak. Certain pro forma adjustments were required to conform Peak's presentation to Sun's presentation.

The accompanying unaudited pro forma consolidated financial statements have been prepared as if the proposed transaction was completed on September 30, 2005 for balance sheet purposes and as of January 1, 2004 for statements of operations purposes, and reflect the following pro forma adjustments (dollar amounts in thousands, except per share data):

(a)
To record the issuance of 8,871,890 shares of Sun's Common Stock at $6.26 per share, the average share price of Sun's stock for the period of May 12 through May 16, 2005:

Common Stock	$89
Additional paid-in capital	55,450

$55,539

(b)
To record the estimated cash payments of $6.6 million and borrowings on Sun's Revolving Loan Agreement of $6.3 million for direct transaction costs which primarily include attorney fees, accounting fees, financial advisor fees, landlord consents, one-time severance payments and bonuses to Peak founders.

(c)
To record the elimination of Peak's existing redeemable preferred stock and stockholders' deficit:

Senior redeemable preferred stock	$24,840
Redeemable preferred stock	9,516
Common stock	42
Additional paid-in capital	8,288
Treasury stock	(162)
Accumulated deficit	(27,097)

Total	$15,427

(d)
To record the adjustment to Peak's historical property and equipment based on management's expectations and the preliminary estimate of the fair value is as follows:

	Historical Amount	Estimated Amount	Adjusted Amount

Land	$8,532	$6,920	$(1,612)
Buildings and Improvements	70,677	55,277	(15,400)
Equipment	7,912	4,348	(3,564)
Leasehold Improvements	2,747	2,747	—
Vehicles	143	143	—
Construction in progress	217	217	—

	$90,228	$69,652	$(20,576)

—
The final fair value amounts assigned to Peak's property and equipment will be determined using a third party valuation firm.

(e)
To record the amounts representing the elimination of Peak's goodwill of $3.3 million and allocation of $78.2 million of excess purchase price of Peak over its recorded assets and liabilities, as required under purchase accounting rules.

(f)
To record fair value adjustments, as required under purchase accounting rules, of $1.0 million to reduce Peak's deferred financing costs and $0.3 million to increase Peak's long-term debt.

(g)
To adjust depreciation and amortization expense related to the purchase price adjustments of Peak's property and equipment and conform Peak's depreciation of medical equipment from ten to five years, which is consistent with Sun's policy.

(h)
Shares used to calculate unaudited pro forma income from continuing operations per basic and diluted share were calculated by adding 8,871,890 shares of Common Stock assumed to be issued to Sun's basic and diluted weighted average shares outstanding. The 103,834 options assumed to be issued were included in the diluted per share calculation using the treasury stock method and an average market price of $6.87 and $9.11 for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively.

(4) Peak reclassified financial statements

The following unaudited reclassified consolidated balance sheet as of September 30, 2005 and the unaudited reclassified consolidated statement of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005 have been prepared to conform the presentation of Peak's historical balance sheet and statement of operations to Sun's presentation.

UNAUDITED RECLASSIFIED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2005

	As Reported Peak	Reclassification Entries(a)		As Reclassified Peak

	(in thousands)
Assets:
Cash and cash equivalents	$2,126	$—		$2,126
Accounts receivables, net of allowance for doubtful accounts	25,301	672		25,973
Inventories, net	2,141	—		2,141
Other receivables, net of allowance	—	1,519		1,519
Estimated third-party settlements	672	(672)		—
Restricted cash	—	987		987
Prepaid expenses	3,176	(5)		3,171
Other current assets	1,515	(1,515)		—

Total current assets	34,931	986		35,917
Property and equipment, net of accumulated depreciation	90,228	—		90,228
Goodwill, net	3,253	—		3,253
Restricted cash, non-current	331	1,638		1,969
Intangible assets, net of accumulated amortization	3,243	—		3,243
Other assets, net	3,123	(2,624)		499

Total assets	$135,109	$—		$135,109

Liabilities:
Accounts payable	$5,599	$—		$5,599
Accrued compensation and benefits	—	8,027		8,027
Accrued self-insurance obligations, current portion	—	4,023		4,023
Other accrued liabilities	16,972	(12,050)		4,922
Current portion of capital leases	—	12,204	(b)
Current portion of long-term debt	13,361	—		13,361

Total current liabilities	35,932	12,204		48,136
Long-term debt, net of current portion	71,546	—		71,546
Capital lease obligations, net of current portion	12,204	(12,204	)(b)	—

Total liabilities	119,682	—		119,682

Senior redeemable preferred stock	24,840	—		24,840

Redeemable preferred stock	9,516	—		9,516

Stockholders' deficit:
Common stock	42	—		42
Additional paid-in capital	8,288	—		8,288
Accumulated deficit	(27,097)	—		(27,097)

	(18,767)	—		(18,767)
Less:
Treasury stock	(162)	—		(162)

Total stockholders' deficit	(18,929)	—		(18,929)

Total liabilities, redeemable preferred stock, and stockholders' deficit	$135,109	$—		$135,109

(a)
All of these reclassifications are to conform to Sun's consolidated balance sheet.

UNAUDITED RECLASSIFIED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004

	As Reported Peak	Reclassification Entries(a)	As Reclassified Peak

	(in thousands)
Total net revenues	$229,030	$(593)	$228,437

Costs and expenses:
Operating salaries and benefits	—	110,958	110,958
Self-insurance for workers' compensation and general and professional liability insurance	—	13,448	13,448
Other operating costs	198,230	(135,671)	62,559
Facility rent expense	14,562	(711)	13,851
General and administrative expenses	—	9,339	9,339
Depreciation and amortization	5,134	(925)	4,209
Provision for losses on accounts receivable	—	2,233	2,233
Interest, net	8,140	736	8,876

Total costs and expenses	226,066	(593)	225,473

Income before income taxes and discontinued Operations	2,964	—	2,964
Income tax	—	—	—

Income from continuing operations	$2,964	$—	$2,964

(a)
All of these reclassifications are to conform to Sun's consolidated statement of operations.

(b)
In accordance with the terms of the loan agreement, this debt will be satisfied by transferring ownership of the facility to the mortgage holder. The company will then lease back the facility under an operating lease until 2010.

UNAUDITED RECLASSIFIED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

	As Reported Peak	Reclassification Entries(a)	As Reclassified Peak

	(in thousands)
Total net revenues	$184,211	$(592)	$183,619

Costs and expenses:
Operating salaries and benefits	—	86,430	86,430
Self-insurance for workers' compensation and general and professional liability insurance	—	8,828	8,828
Other operating costs	156,840	(104,147)	52,693
Facility rent expense	11,173	(618)	10,555
General and administrative expenses	—	7,220	7,220
Depreciation and amortization	3,848	(563)	3,285
Provision for losses on accounts receivable	—	1,837	1,837
Interest, net	6,031	421	6,452

Total costs and expenses	177,892	(592)	177,300

Income before income taxes and discontinued operations	6,319	—	6,319
Income tax	—	—	—

Income from continuing operations	$6,319	$—	$6,319

(a)
All of these reclassifications are to conform to Sun's consolidated statement of operations.

PROSPECTUS

$50,000,000

SUN HEALTHCARE GROUP, INC.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS

        We may offer, from time to time, in one or more series:

  •
  senior and/or subordinated debt securities;

  •
  shares of our preferred stock;

  •
  shares of our common stock; and

  •
  warrants to purchase debt securities, preferred stock and/or common stock.

        We may sell any combination of these securities in one or more offerings, up to an aggregate offering price of $50,000,000, on terms to be determined at the time of offering.

        This prospectus provides you with a general description of the securities that we may offer and sell from time to time. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities and may add or update the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        We may sell securities directly to you, through agents we select or through underwriters or dealers we select. If any agent, dealer or underwriter is involved in the sale of our securities, we will name them and describe their compensation in a prospectus supplement.

        Our shares of common stock are quoted on the Nasdaq National Market under the symbol "SUNH." On March 31, 2005, the closing sale price of our common stock, as reported on the Nasdaq National Market, was $6.63 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is March 31, 2005.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus and that we have referred you to. No dealer, salesperson or other person is authorized to give information that is different. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or in any prospectus supplement is correct only as of the date on the front of those documents, regardless of the time of the delivery of this prospectus or any prospectus supplement or any sale of these securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement, and the documents incorporated herein and therein contain certain statements that may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our goals, beliefs, plans or current expectations, taking into account the information currently available to management. Forward-looking statements are not statements of historical facts. For example, when we use words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and other words that convey uncertainty of future events or outcome, we are making forward-looking statements. We caution you that any forward-looking statements made by us are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, those factors set forth in our most recent Annual Report on Form 10-K under the captions "Business," "Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Quantitative and Qualitative Disclosures About Market Risk," all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

        Additional risks relating to our business, the industries in which we operate or any securities we may offer and sell under this prospectus may be described from time to time in our filings with the Securities and Exchange Commission.

        Except as required by the federal securities laws, we do not intend, and undertake no obligation, to update our forward-looking statements to reflect new information, future events or circumstances.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a shelf registration process. Under the shelf registration process, we may offer common stock, preferred stock, debt securities or warrants from time to time in one or more offerings up to a total public offering price of $50,000,000.

        This prospectus provides you with a general description of the securities we may offer. If required, each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and those securities. A prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

OUR COMPANY

        General.    We are a nationwide provider of long-term, subacute and related specialty healthcare services in the United States. We currently operate through various direct and indirect subsidiaries that engage in the following five principal business segments: (i) inpatient services, (ii) rehabilitation therapy services, (iii) medical staffing services, (iv) home health services and (v) laboratory and radiology services. The following is a description of our current business segments.

        Inpatient Services.    As of March 1, 2005, we operated 104 long-term care facilities (consisting of 87 skilled nursing facilities, eight assisted living facilities, six mental health facilities and three specialty acute care hospitals) in 13 states with 10,659 licensed beds through SunBridge Healthcare Corporation and other subsidiaries (collectively, "SunBridge"). Our long-term and subacute care facilities provide inpatient skilled nursing and custodial services as well as rehabilitative, restorative and transitional medical services. We provide 24-hour nursing care in these facilities by registered nurses, licensed practical nurses and certified nursing aides. Our specialty acute rehabilitation hospitals provide a range of inpatient and outpatient services for people with traumatic brain injuries, strokes, arthritis, and other disabling conditions. Our assisted living facilities serve the elderly who do not need the level of nursing care provided by long-term or subacute care facilities, but who do need some assistance with the activities of daily living.

        Rehabilitation Therapy Services.    We provide rehabilitation therapy services through SunDance Rehabilitation Corporation ("SunDance"). SunDance provides a broad array of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy. As of March 1, 2005, SunDance provided rehabilitation therapy services to 403 facilities in 40 states, 313 of which were operated by nonaffiliated parties. We also provide rehabilitative and special education services to pediatric clients as well as rehabilitation therapy services for adult home healthcare clients in the greater New York City metropolitan area through HTA of New York, Inc., a wholly-owned subsidiary.

        Medical Staffing Services.    We are a nationwide provider of temporary medical staffing through CareerStaff Unlimited, Inc. ("CareerStaff"). As of March 1, 2005, CareerStaff derived approximately 20.0% of its revenues from schools and governmental agencies, 54.5% from hospitals and other providers and 25.5% from skilled nursing facilities. CareerStaff provides (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians and (iv) related medical personnel. As of March 1, 2005, CareerStaff provided medical staffing services in major metropolitan areas in 16 states, and also placed temporary traveling therapists in smaller cities and rural areas.

        Home Health Services.    As of March 1, 2005, we provided skilled nursing care, rehabilitation therapy and home infusion services to adult and pediatric patients in California and Ohio through SunPlus Home Health Services, Inc. ("SunPlus"). SunPlus also operates two licensed home infusion pharmacies in California.

        Laboratory and Radiology Services.    Through SunAlliance Healthcare Services, Inc. ("SunAlliance"), we provide mobile radiology services to skilled nursing facilities in Arizona, Colorado and Massachusetts and medical laboratory services to skilled nursing facilities in Massachusetts.

        Sun Healthcare Group, Inc. was incorporated in Delaware in 1993. Our principal business and executive offices are located at 18831 Von Karman, Suite 400, Irvine, California 92612. Our main telephone number is (949) 255-7100. Our website is located at www.sunh.com. None of the information contained on our website and on websites linked is part of this prospectus.

RISK FACTORS

        Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus and the applicable prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and in the applicable prospectus supplement.

USE OF PROCEEDS

        We will retain broad discretion over the use of the net proceeds to us from any sale of our securities under this prospectus. Except as described in any prospectus supplement, we currently anticipate that the net proceeds from any sale of our securities under this prospectus will be used for general corporate purposes, including but not limited to working capital and capital expenditures. We may also use the net proceeds to fund acquisitions of businesses. However, we currently have no commitments or agreements for any specific acquisitions or investments. Pending application of the net proceeds, we may initially invest the net proceeds or apply them to reduce short-term indebtedness. If we intend to use the net proceeds of any offering to repay outstanding debt, we will provide details about the debt we intend to repay in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

	Reorganized Company(1)			Predecessor Company(1)
(Dollars in thousands)	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003	For the Ten Months Ended December 31, 2002	For the Two Months Ended February 28, 2002	For the Year Ended December 31, 2001	For the Year Ended December 31, 2000
Earnings:
Income (loss) before income taxes and discontinued operations	$7,649	$(29,345)	$(297,017)	$1,493,157	$(69,116)	$(545,455)
Fixed charges excluding capitalized interest	21,732	29,816	24,433	11,161	64,507	94,455

Earnings	$29,381	$471	$(272,584)	$1,504,318	$(4,609)	$(451,000)

Fixed Charges:
Interest expense, including amortization of debt issue costs	$9,218	$17,327	$13,147	$2,908	$15,956	$39,754
Interest capitalized	77	68	76	7	64	82
Interest portion of rental expense	12,514	12,489	11,286	8,252	48,551	54,701

Fixed charges	$21,809	$29,884	$24,509	$11,167	$64,571	$94,537

Ratio of Earnings to Fixed Charges	1.35	(2)	(2)	134.71	(2)	(2)

(1)
The term "Predecessor Company" refers to our operations for periods prior to our emergence from proceedings under Chapter 11 of the United States Bankruptcy Code on March 1, 2002, while the term "Reorganized Company" is used to describe our operations for periods beginning March 1, 2002 and thereafter.

(2)
Earnings were inadequate to cover fixed charges by $29,413, $297,093, $69,180, and $545,537 for the year ended December 31, 2003, the ten months ended December 31, 2002, and the years ended December 31, 2001 and 2000, respectively.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of:

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  50,000,000 shares of common stock, par value $.01 per share; and

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  10,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

        The holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to the relative rights, limitations and preferences of the holders of any then outstanding preferred stock, holders of our common stock are entitled, among other things, (i) to share ratably in dividends if, when and as declared by our board of directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding-up of the company, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. The holders of our common stock do not have cumulative voting rights in the election of directors and have no preemptive rights to subscribe for additional shares of our capital stock. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock which we may issue in the future.

Preferred Stock

        Our board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to authorize the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, preemptive rights and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of our common stock and could adversely affect the voting and other rights of the holders of our common stock.

Anti-Takeover Provisions

        We are governed by the Delaware General Corporation Law (the "DGCL"). Our certificate of incorporation and by-laws contain provisions that could make more difficult the acquisition of the company by means of a tender offer, a proxy contest or otherwise.

Supermajority Vote

        Our certificate of incorporation provides that the affirmative vote of at least 66 2/3% in voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class: (i) to remove any director, or the entire board of directors, from office at any time, with or without cause, (ii) in order for our stockholders to make, amend, alter or repeal our by-laws or (iii) to amend, alter, or repeal certain provisions of our certificate of incorporation including those related to limiting liabilities of directors.

Advance Notice Procedures

        Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of the our stockholders. This notice procedure provides that only persons who are nominated by, or at the direction of our board of directors, the chairman of the board of directors, or by a stockholder who has given timely written notice to the secretary of our company prior to the meeting at which directors are to be elected, will be eligible for election as directors. The procedure also requires that, in order to raise matters at an annual or special meeting, those matters be raised before the meeting pursuant to the notice of meeting the company deliver or by, or at the direction of, our chairman or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the secretary of the company of his intention to raise those matters at the annual meeting. If our chairman or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director, or that business will not be conducted at the meeting.

Authorized but Unissued Shares

        Our authorized but unissued shares of common stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        The overall effect of the foregoing provisions may be to deter a future tender offer. Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.

The Delaware General Corporation Law

        We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

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  the board of directors approved the transaction in which such stockholders became an interested stockholder prior to the date the interested stockholder attained such status;

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  upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

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  the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

Listing

        Our shares of common stock are quoted on the Nasdaq National Market under the symbol "SUNH."

DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

        We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture.

        The indentures will be qualified under the Trust Indenture Act of 1939. We use the term "debenture trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

        The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

        We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

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  the title;

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  the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

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  any limit on the amount that may be issued;

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  whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

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  the maturity date;

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  the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

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  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

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  the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

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  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

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  the terms of the subordination of any series of subordinated debt;

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  the place where payments will be payable;

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  restrictions on transfer, sale or other assignment, if any;

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  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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  the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

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  provisions for a sinking fund, purchase or other analogous fund, if any;

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  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities;

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  whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

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  incur additional indebtedness;

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  issue additional securities;

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  issue guarantees;

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  create liens;

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  pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

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  redeem capital stock;

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  place restrictions on our subsidiaries' ability to pay dividends, make distributions or transfer assets;

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  make investments or other restricted payments;

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  sell or otherwise dispose of assets;

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  enter into sale-leaseback transactions;

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  engage in transactions with stockholders and affiliates;

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  issue or sell stock of or sell assets of our subsidiaries; or

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  effect a consolidation or merger;

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  whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

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  a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

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  information describing any book-entry features;

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  the procedures for any auction and remarketing, if any;

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  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

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  if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

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  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

        We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

        The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

        If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indentures

        The following are events of default under the indentures with respect to any series of debt securities that we may issue:

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  if we fail to pay interest when due and payable and our failure continues for 30 days and the time for payment has not been extended or deferred;

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  if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

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  if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant solely for the benefit of another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

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  if specified events of bankruptcy, insolvency or reorganization occur.

        If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

        The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture.

        Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

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  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

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  subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

        A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

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  the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

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  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

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  the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

        We will periodically file statements with the debenture trustee regarding our compliance with the covenants in the indentures.

Modification of Indentures; Waiver

        We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

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  to fix any ambiguity, defect or inconsistency in the indenture;

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  to comply with the provisions described above under "-Consolidation, Merger or Sale;"

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  to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

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  to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

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  to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

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  to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any unissued series;

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  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

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  to change anything that does not adversely affect the legal rights of any holder of debt securities of any series.

        In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

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  extending the fixed maturity of the series of debt securities;

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  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

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  reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Discharge

        Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

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  register the transfer or exchange of debt securities of the series;

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  replace stolen, lost or mutilated debt securities of the series;

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  maintain paying agencies;

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  recover excess money held by the debenture trustee;

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  compensate and indemnify the debenture trustee; and

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  appoint any successor trustee.

        In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

        We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

        At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

        Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

        We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

        If we elect to redeem the debt securities of any series, we will not be required to:

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  issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

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  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

        The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

        Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

        We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York as our paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

        All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

        The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

        The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common stock, preferred stock or debt securities in one or more series. Warrants may be offered independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

        We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We have filed forms of the warrant agreements for each type of warrant we may offer under this prospectus as exhibits to the registration statement of which this prospectus is a part. We use the term "warrant agreement" to refer to any of these warrant agreements. We use the term "warrant agent" to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

        The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

        We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

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  the offering price and the aggregate number of warrants offered;

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  the currencies in which the warrants are being offered;

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  the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

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  the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

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  the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

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  the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

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  the terms of any rights to redeem or call the warrants;

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  the date on which the right to exercise the warrants begins and the date on which such right expires;

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  federal income tax consequences of holding or exercising the warrants; and

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  any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

        Warrants for the purchase of debt securities will be in registered form only.

        If warrants for the purchase of shares of common stock or preferred stock are offered, the prospectus supplement will describe the following terms, to the extent applicable:

  •
  the offering price and the aggregate number of warrants offered;

  •
  the total number of shares that can be purchased if a holder of the warrants exercises them including, if applicable, any provisions for changes to or adjustments in the exercise price or in the securities or other property receivable upon exercise;

  •
  the designation and terms of any series of preferred stock with which the warrants are being offered;

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  the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

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  the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

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  the date on which the right to exercise the warrants begins and the date on which that right expires;

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  federal income tax consequences of holding or exercising the warrants; and

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

        Warrants for the purchase of shares of common stock or preferred stock will be in registered form only.

        A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase shares of common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under "-Warrant Adjustments" below.

Exercise of Warrants

        Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

        A holder of warrants may exercise them by following the general procedure outlined below:

  •
  delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

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  properly completing and signing the reverse side of the warrant certificate representing the warrants; and

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  delivering the warrant certificate representing the warrants to the warrant agent.

        If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities, common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

        We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not harm the interests of the holders of the warrants.

Warrant Adjustments

        Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without receiving payment therefor:

  •
  issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

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  pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

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  issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

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  issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants or preferred stock warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

        Except as stated above, the exercise price and number of securities covered by a common stock warrant or preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

        Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

  •
  certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

  •
  certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

  •
  certain sales or dispositions to another entity of all or substantially all of our property and assets.

        If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants or preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

PLAN OF DISTRIBUTION

        We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

        We may sell the securities separately or together:

  •
  through one or more underwriters or dealers in a public offering and sale by them;

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  directly to investors; or

  •
  through agents.

        We may sell the securities from time to time:

  •
  in one or more transactions at a fixed price or prices, which may be changed from time to time;

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  at market prices prevailing at the times of sale;

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  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement.

        If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

        Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

        We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. In no event will the aggregate discounts, concessions and commissions to any underwriters, dealers or agents exceed eight percent of the gross proceeds. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Shares of our common stock are quoted on the Nasdaq National Market. Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of debt securities, preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

        Any underwriter may engage in overallotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities.

        Underwriters, dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

        Certain legal matters in connection with the securities will be passed upon for us by O'Melveny & Myers LLP, Irvine, California.

EXPERTS

        The consolidated financial statements of Sun Healthcare Group, Inc. incorporated by reference from Sun Healthcare Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedule appearing therein), and Sun Healthcare Group, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such financial statements and management's assessment are, and audited financial statements and management's assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management's assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the securities, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

        We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read and copy any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website site at www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC. You may also obtain information about us at our website at http://www.sunh.com. However, the information on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the filings (File No. 0-49663) listed below. This information is considered a part of this prospectus. These documents are as follows:

  (1)
  Our annual report on Form 10-K for our fiscal year ended December 31, 2004, filed on March 3, 2005;

  (2)
  Our current report on Form 8-K dated March 7, 2005, filed on March 8, 2005;

  (3)
  Our current report on Form 8-K dated March 11, 2005, filed on March 14, 2005;

  (4)
  Our current report on Form 8-K dated March 3, 2005, filed on March 15, 2005; and

  (5)
  The description of our common stock contained in our registration statement on Form 8-A, filed on March 6, 2002.

        In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement as well as the date of this prospectus and before the termination of the offering of the shares of common stock shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

        We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus by reference. Requests for such copies should be directed to our Secretary at Sun Healthcare Group, Inc., 18831 Von Karman, Suite 400, Irvine, California 92612, telephone number (949) 255-7100.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

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  FILED PURSUANT TO RULE 424(B)(5) REG. STATEMENT NO. 333-123335
  Prospectus supplement summary
  The offering
  Summary historical and pro forma financial data
  Risk factors
  Cautionary note regarding forward looking statements
  Use of proceeds
  Capitalization
  Price range of common stock
  Dividend policy
  Selected consolidated financial data
  Management's discussion and analysis of financial condition and results of operations
  Business
  Management
  Principal stockholders
  Shares eligible for future sale
  Certain material U.S. federal tax considerations for non-U.S. holders
  Underwriting
  Notice to investors
  Where you can find more information
  Incorporation of certain information by reference
  Legal matters
  Experts
Sun Healthcare Group, Inc. And Subsidiaries Index to consolidated financial statements
Sun Healthcare Group, Inc. And Subsidiaries Report of Ernst & Young LLP, Independent Registered Public Accounting Firm
Sun Healthcare Group, Inc. And Subsidiaries Report of Arthur Andersen LLP
Sun Healthcare Group, Inc. And Subsidiaries CONSOLIDATED BALANCE SHEETS
Sun Healthcare Group, Inc. And Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
Sun Healthcare Group, Inc. And Subsidiaries CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY (in thousands)
Sun Healthcare Group, Inc. And Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
Sun Healthcare Group, Inc. And Subsidiaries NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2004
Sun Healthcare Group, Inc. And Subsidiaries CONSOLIDATED BALANCE SHEET ASSETS (in thousands)
Sun Healthcare Group, Inc. and Subsidiaries CONSOLIDATED BALANCE SHEET (CONTINUED) LIABILITIES AND STOCKHOLDERS' DEFICIT (in thousands, except share data)
Sun Healthcare Group, Inc. And Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
Sun Healthcare Group, Inc. And Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
Sun Healthcare Group, Inc. And Subsidiaries NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
  UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET As of September 30, 2005
  UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS For the year ended December 31, 2004
  UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS For the nine months ended September 30, 2005
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
$50,000,000 SUN HEALTHCARE GROUP, INC. COMMON STOCK PREFERRED STOCK DEBT SECURITIES WARRANTS
TABLE OF CONTENTS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
OUR COMPANY
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE